                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 LADY LUCK GAMING CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             206 NORTH THIRD STREET
                            LAS VEGAS, NEVADA 89101

DEAR STOCKHOLDER,

    You are cordially invited to attend a Special Meeting of Stockholders of Lady Luck Gaming Corporation to be held on February 8, 2000 at 11:00 a.m., local time, at the Lady Luck Casino & Hotel located at 206 North Third Street, Las Vegas, Nevada 89101.

    At the Special Meeting, you will be asked to approve a merger of a wholly owned subsidiary of Isle of Capri Casinos, Inc. with and into Lady Luck, with Lady Luck surviving as a wholly owned subsidiary of Isle of Capri Casinos, Inc. As a result of the merger, shares of Lady Luck common stock (other than those shares as to which appraisal rights have been properly perfected) will be converted into the right to receive $12.00 per share, in cash.

    Details of the proposed merger and other important information are described in the accompanying Notice of Special Meeting and Proxy Statement. A copy of each of Lady Luck's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Lady Luck's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 accompany this Proxy Statement and are incorporated herein by reference. You are urged to read these important documents carefully before casting your vote.

    We thank you for your prompt attention to this matter and appreciate your support.

                                          Very truly yours,

                                          /s/ Andrew H. Tompkins

                                          Andrew H. Tompkins
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

                            YOUR VOTE IS IMPORTANT.
    PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                                     [LOGO]

                             206 NORTH THIRD STREET
                            LAS VEGAS, NEVADA 89101
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                FEBRUARY 8, 2000
                            ------------------------

To the Stockholders of Lady Luck Gaming Corporation:

    Notice is hereby given that a special meeting of stockholders (the "Special Meeting") of Lady Luck Gaming Corporation ("Lady Luck" or the "Company") will be held on February 8, 2000 at 11:00 a.m., local time, at the Lady Luck Casino & Hotel located at 206 North Third Street, Las Vegas, Nevada 89101. The purpose of the Special Meeting will be:

1. To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 5, 1999 (the "Merger Agreement"), among Lady Luck, Isle of Capri Casinos, Inc. ("Isle of Capri"), and Isle Merger Corp., a wholly owned subsidiary of Isle of Capri ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Lady Luck, the separate corporate existence of Merger Sub shall cease, and Lady Luck shall continue as the surviving corporation and as a wholly-owned subsidiary of Isle of Capri (the "Merger"). Pursuant to the terms of the Merger Agreement, each share of common stock, $.006 par value ("Company Common Stock"), of Lady Luck issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which appraisal rights have been properly perfected) will be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration"). A copy of the Merger Agreement is included in the attached Proxy Statement and is incorporated herein by reference.

2. To consider and vote on a proposal to grant the Lady Luck Board of Directors discretionary authority to postpone or adjourn the Special Meeting in order to solicit additional votes to approve and adopt the Merger Agreement if the Secretary of Lady Luck determines that there are not sufficient votes to approve and adopt the Merger Agreement (the "Board Adjournment Authority").

3. To transact such other business as may properly come before the Special Meeting. Management is not aware of any such business.

    Any stockholder who does not wish to accept the Merger Consideration of $12.00 per share and who properly perfects the right to an appraisal under Delaware law will have the right to have the fair value of his, her or its shares determined by the Delaware Court of Chancery. A copy of the relevant provisions of Delaware law is attached as Annex V to the Proxy Statement. This appraisal right is subject to a number of restrictions and technical requirements described in the attached Proxy Statement.

    Only stockholders of record as of the close of business on December 23, 1999 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournment or postponement thereof. Any stockholder will be able to examine a list of holders of record, for any purpose related to the Special Meeting, during the 10-day period before the Special Meeting. The list will be available for inspection at the principal executive offices of Lady Luck located at 206 North Third Street, Las Vegas, Nevada 89101. Approval and adoption of the Merger Agreement requires the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of Company Common Stock. Approval and adoption of the proposal to grant the Board Adjournment Authority requires the affirmative vote of at least a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Rory J. Reid

                                          Rory J. Reid
                                          SENIOR VICE PRESIDENT, SECRETARY
                                          AND GENERAL COUNSEL


Las Vegas, Nevada
January 4, 2000


    EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE, SHE OR IT MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                     [LOGO]

                             206 NORTH THIRD STREET
                            LAS VEGAS, NEVADA 89101
                            ------------------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS
                                FEBRUARY 8, 2000
                            ------------------------

    This Proxy Statement is being furnished to holders ("Lady Luck Stockholders") of common stock, par value $.006 per share ("Company Common Stock"), of Lady Luck Gaming Corporation, a Delaware corporation ("Lady Luck" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the special meeting of Lady Luck Stockholders, and at any adjournment or postponement thereof (the "Special Meeting"), to be held at the Lady Luck Casino & Hotel located at 206 North Third Street, Las Vegas, Nevada 89101 on February 8, 2000 at 11:00 a.m., local time. The Special Meeting has been called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 5, 1999 (the "Merger Agreement"), among the Company, Isle of Capri Casinos, Inc. ("Isle of Capri") and Isle Merger Corp., a wholly owned subsidiary of Isle of Capri ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Lady Luck, the separate corporate existence of Merger Sub shall cease, and Lady Luck shall continue as the surviving corporation and as a wholly-owned subsidiary of Isle of Capri (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement as Annex I.

    Pursuant to the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which appraisal rights have been properly perfected) will be converted into the right to receive $12.00 in cash, without interest (the "Merger Consideration"). Subsequent to the consummation of the Merger, Lady Luck Stockholders will no longer have an interest in the Company. The Board and its advisors negotiated the $12.00 price and the other terms of the Merger Agreement.

    Pursuant to the Company's Certificate of Incorporation, as amended to date, and in accordance with Delaware law (i) the affirmative vote of holders of at least seventy-five percent (75%) of all of the outstanding shares of Company Common Stock is required to approve and adopt the Merger Agreement and (ii) the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock present in person or represented by proxy at the Special Meeting is required to approve and adopt the proposal to grant the Board Adjournment Authority. Andrew H. Tompkins ("Tompkins"), the Chairman of the Board and Chief Executive Officer of the Company, and the beneficial owner of approximately 45.6% of the outstanding shares of Company Common Stock, has agreed to vote his shares of Company Common Stock in favor of the Merger Agreement pursuant to the Stockholder Support Agreement, dated as of October 5, 1999 (the "Stockholder Support Agreement") by Tompkins to and for the benefit of Isle of Capri. Tompkins intends to vote his shares of Company Common Stock in favor of the Board Adjournment Authority.

    On October 4, 1999, the Board unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Lady Luck Stockholders and recommends that the Lady Luck Stockholders approve and adopt the Merger

Agreement. The Board further recommends that the Lady Luck Stockholders approve and adopt the proposal to grant the Board Adjournment Authority.

    All shares of Company Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the approval and adoption of the Merger Agreement, FOR the approval and adoption of the proposal to grant the Board Adjournment Authority and in the discretion of the persons named in the proxy with respect to such other matters as may properly come before the Special Meeting. A Lady Luck Stockholder may revoke his, her or its proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later-dated and signed proxy or by attending the Special Meeting and voting in person.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


    The Board knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares of Company Common Stock covered thereby on such other business, if any, that may properly come before the Special Meeting. This Proxy Statement and the accompanying form of proxy are first being mailed to Lady Luck Stockholders on or about January 7, 2000.


    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


              The date of this Proxy Statement is January 4, 2000.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..................................   -iii-

SUMMARY.....................................................       1
    Isle of Capri...........................................       1
    The Special Meeting.....................................       1
    Time and Place of Meeting...............................       1
    Matters to be Considered................................       1
    Record Date; Required Votes.............................       1
    Security Ownership of Management........................       2
    Recommendation of the Board.............................       2
    Opinion of Financial Advisor............................       2
    The Merger..............................................       2
    Effective Time of the Merger............................       2
    Merger Consideration....................................       2
    Stock Options...........................................       3
    Preferred Stock.........................................       3
    Conditions to the Merger................................       3
    No Solicitation.........................................       3
    Termination.............................................       4
    Appraisal Rights........................................       4
    Interests of Certain Persons in the Merger..............       5
    Certain Effects of the Merger...........................       5
    Regulatory Approvals....................................       5
    Certain Federal Income Tax Consequences.................       5

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA...       6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................       8

RECENT DEVELOPMENTS.........................................      16

THE SPECIAL MEETING.........................................      17
    Matters to Be Considered................................      17
    Required Votes..........................................      17
    Voting and Revocation of Proxies........................      17
    Record Date; Stock Entitled to Vote; Quorum.............      18
    Appraisal Rights........................................      18
    Solicitation of Proxies.................................      18

SPECIAL FACTORS.............................................      19
    Background of the Merger................................      19
    Recommendation of the Board.............................      20
    Reasons of Lady Luck for the Merger; Fairness of the
     Merger.................................................      20
    Certain Effects of the Merger...........................      21
    Opinion of Financial Advisor to the Board...............      22

THE MERGER..................................................      26
    Overview................................................      26
    Certain Federal Income Tax Consequences.................      26
    Accounting Treatment....................................      26
    Interests of Certain Persons in the Merger..............      27
    Consulting, Advisory and Noncompetition Agreement.......      29
    Stockholder Support Agreement and Proxy.................      29

    Related Transactions between Lady Luck and Isle of
     Capri..................................................      30
    Merger Financing........................................      31

CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................      31
    The Merger..............................................      31
    The Surviving Corporation...............................      31
    Merger Consideration....................................      31
    Surrender and Payment...................................      31
    Representations and Warranties..........................      32
    Conduct of Business Pending the Merger..................      32
    No Solicitation.........................................      34
    Director and Officer Indemnification and Insurance......      34
    Participation in Stockholder Litigation.................      34
    Employee Benefits; Severance............................      34
    Other Covenants.........................................      35
    Conditions to the Merger................................      35
    Termination.............................................      36
    Termination Fees; Reimbursement of Expenses.............      37
    Amendment and Waiver....................................      38

CERTAIN TRANSACTIONS........................................      38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      40

REGULATORY CONSIDERATIONS...................................      41
    Antitrust...............................................      41
    Mississippi Gaming Regulations..........................      41
    Iowa Gaming Regulations.................................      42

APPRAISAL RIGHTS............................................      42

AVAILABLE INFORMATION.......................................      45

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      45

STOCKHOLDER PROPOSALS.......................................      46

ANNEX I--AGREEMENT AND PLAN OF MERGER
ANNEX II--OPINION OF WASSERSTEIN PERELLA & CO., INC.
ANNEX III--STOCKHOLDER SUPPORT AGREEMENT
ANNEX IV--CONSULTING, ADVISORY AND NONCOMPETITION AGREEMENT
ANNEX V--RIGHTS OF TEXT OF SECTION 262 OF THE DELAWARE
  GENERAL CORPORATION LAW
ANNEX VI--CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                           FORWARD-LOOKING STATEMENTS

    Certain information contained in this Proxy Statement as to the future financial or operating performance of Lady Luck may constitute "forward-looking statements." Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Forward-looking statements involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of Lady Luck or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to: the availability of sufficient capital to finance Lady Luck's business plan on terms satisfactory to Lady Luck; competitive factors, such as legalization of gaming in jurisdictions from which Lady Luck draws significant numbers of patrons and an increase in the number of casinos serving the markets in which Lady Luck's casinos are located; changes in labor, equipment and capital costs; the ability of Lady Luck to consummate its contemplated joint ventures and other transactions on terms satisfactory to Lady Luck and to obtain necessary regulatory approvals for them; changes in regulations affecting the gaming industry; the continued operation of the Helena Bridge connecting Arkansas to Coahoma County, Mississippi, which is the location of the Lady Luck Rhythm and Blues/Country Casino complex; the ability of Lady Luck to comply with its Indenture covering the First Mortgage Notes Due 2001 (the "2001 Notes"); the ability of Lady Luck to refinance the 2001 Notes; the ability of Lady Luck to retain or obtain Nasdaq listings; future acquisitions or strategic partnerships; general business and economic conditions; Lady Luck's ability to become Year 2000 compliant in a timely manner and within its cost estimates, including the risk that one or more of the representations provided to the Company by its suppliers may ultimately be proven false; and other factors described at various times in the Company's reports filed with the Securities and Exchange Commission (the "SEC"). In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, Lady Luck Stockholders are cautioned not to place undue reliance on such forward-looking statements. Lady Luck disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, THE ANNEXES HERETO AND THE DOCUMENTS OTHERWISE REFERRED TO HEREIN. LADY LUCK STOCKHOLDERS ARE URGED TO REVIEW THIS ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE ANNEXES HERETO AND SUCH OTHER DOCUMENTS.

                                   LADY LUCK

    Lady Luck operates distinctly themed dockside and riverboat casinos and related entertainment and lodging facilities in Mississippi and Iowa. To attract repeat customers, Lady Luck's strategy focuses on offering spacious facilities, ample parking, proximity to major highways, accessible hotel accommodations and providing a value-oriented gaming experience. Lady Luck currently owns and operates: (1) two music-themed dockside casinos, two hotels and an entertainment center in Coahoma County, Mississippi, and a hotel less than one mile from this complex; (2) a showboat-themed dockside casino and a hotel in Natchez, Mississippi; and (3) through a 50% owned joint venture, a riverboat casino and a hotel in Bettendorf, Iowa (Lady Luck also owns and leases the cruising vessel to this joint venture). On October 29, 1999 Lady Luck purchased the Miss Marquette riverboat casino located on the Mississippi River in Marquette, Iowa from Sodak Gaming, Inc. Lady Luck has entered into an agreement to purchase the Lady Luck Casino & Hotel located in Las Vegas, Nevada, together with the related trademarks, mailing lists and intellectual property used by Lady Luck in the operation of its business. See "Recent Developments" and "Special Factors--Background of the Merger." In addition, Lady Luck operates a central reservations center in Phoenix, Arizona which books reservations for Lady Luck's hotels.

    Lady Luck's principal executive offices are located at 206 North Third Street, Las Vegas, Nevada 89101 and its telephone number is (800) 634-6580.

                                 ISLE OF CAPRI

    Isle of Capri is a leading developer, owner and operator of branded gaming and related lodging and entertainment facilities in growing markets in the United States. Isle of Capri wholly owns and operates five gaming facilities located in Lake Charles and Bossier City, Louisiana and Biloxi, Tunica County and Vicksburg, Mississippi. It also owns a 57% interest in and operates a gaming facility in Black Hawk, Colorado. In addition, Isle of Capri wholly owns and operates a pari-mutuel harness racing facility in Pompano Beach Florida and owns a 50% interest in and operates gaming activities aboard a cruise ship based in New Orleans, Louisiana.

    Isle of Capri's principal executive offices are located at 711 Dr. Martin Luther King, Jr. Blvd., Biloxi, Mississippi 39530 and its telephone number is
(228) 436-7000.

                              THE SPECIAL MEETING

TIME AND PLACE OF MEETING

    The Special Meeting will be held at the Lady Luck Casino & Hotel located at 206 North Third Street, Las Vegas, Nevada 89101on February 8, 2000 starting at 11:00 a.m., local time. See "The Special Meeting."

MATTERS TO BE CONSIDERED

    The Special Meeting has been called for Lady Luck Stockholders to consider and vote upon a proposal to approve and adopt the Merger Agreement, a proposal to grant the Board discretionary authority to postpone or adjourn the Special Meeting in order to solicit additional votes to approve and adopt the Merger Agreement if the Secretary of Lady Luck determines that there are not sufficient votes to approve and adopt the Merger Agreement and such other business as may properly come before the Special Meeting. See "Certain Provisions of the Merger Agreement."

RECORD DATE; REQUIRED VOTES

    Holders of record of Company Common Stock at the close of business on December 23, 1999 (the "Record Date") have the right to receive notice of and vote at the Special Meeting. Holders of record of Lady Luck's Series A Mandatory Cumulative Redeemable Preferred Stock, par value $25.00 per share ("Lady Luck Series A Preferred Stock"), at the Record Date have the right to receive notice of the Special Meeting, but do not have the right to vote at the Special Meeting. Each share of Company Common Stock is entitled to one vote on each matter presented to Lady Luck Stockholders for a vote at the Special Meeting. The affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Company Common Stock is required to approve and adopt the Merger Agreement. The affirmative vote of holders of at least a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting is required to approve and adopt the proposal to grant the Board Adjournment Authority.

SECURITY OWNERSHIP OF MANAGEMENT

    As of the Record Date, Andrew H. Tompkins ("Tompkins"), the Chief Executive Officer and Chairman of the Board of Lady Luck, beneficially owned an aggregate of 2,226,409 shares (approximately 45.6%, and including 11,739 shares which Tompkins has agreed to transfer to Alain Uboldi, President, Chief Operating Officer and a director of Lady Luck, whereby Tompkins has the right to vote such shares and, under certain circumstances, reacquire such shares) of Company Common Stock eligible to vote at the Special Meeting. Tompkins has agreed, pursuant to the Stockholder Support Agreement, dated as of October 5, 1999, by Tompkins to and for the benefit of Isle of Capri, to vote his shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement. Tompkins intends to vote his shares of Company Common Stock in favor of the Board Adjournment Authority. As of the Record Date, directors and executive officers of Lady Luck and their affiliates as a group (other than Tompkins) beneficially owned an aggregate of 70,471 shares (approximately 1%, and not including the 11,739 shares described above that Tompkins has agreed to transfer to Mr. Uboldi,) of Company Common Stock and directors and executive officers of Lady Luck and their affiliates as a group (including Tompkins) beneficially owned an aggregate of 2,296,880 shares (approximately 47%) of Company Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" and "The Merger-Stockholder Support Agreement and Proxy."

RECOMMENDATION OF THE BOARD

    The Board unanimously determined on October 4, 1999, that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Lady Luck Stockholders and recommends that Lady Luck Stockholders vote in favor of approval and adoption of the Merger Agreement. The Board further recommends that Lady Luck Stockholders approve and adopt the proposal to grant the Board Adjournment Authority. See "Special Factors--Recommendation of the Board" and "--Reasons of Lady Luck for the Merger; Fairness of the Merger."

OPINION OF FINANCIAL ADVISOR

    Wasserstein Perella & Co., Inc. ("Wasserstein Perella") and Onyx
Partners, Inc. ("Onyx Partners") have served as financial advisors to the Board in connection with the Merger. The Board did not request that Onyx Partners render an opinion regarding the fairness of the Merger. Wasserstein Perella has rendered its opinion to the Board that, as of the date of such opinion, and based on the assumptions made therein, the consideration to be received pursuant to the Merger by the Lady Luck

Stockholders was fair, from a financial point of view, to the holders of such shares of Company Common Stock. Wasserstein Perella's opinion was delivered orally to the Board at its meeting on October 4, 1999 and subsequently confirmed in writing as of the same date. A copy of such opinion is attached to this Proxy Statement as Annex II (the "Wasserstein Perella Opinion"). The Wasserstein Perella Opinion should be read carefully and in its entirety with respect to assumptions made, matters considered, and limitations on the review undertaken by Wasserstein Perella in rendering its opinion. See "Special Factors--Opinion of Financial Advisor to the Board" and Annex II.

                                   THE MERGER

EFFECTIVE TIME OF THE MERGER

    Pursuant to the Merger Agreement, Merger Sub will be merged directly into Lady Luck, the separate corporate existence of Merger Sub will cease and Lady Luck will continue as the surviving corporation (the "Surviving Corporation") and as the wholly-owned subsidiary of Isle of Capri. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

MERGER CONSIDERATION

    At the Effective Time (subject to certain provisions as described herein with respect to shares of Company Common Stock as to which appraisal rights have been properly perfected), each share of Company Common Stock shall be converted into the right to receive $12.00 per share in cash, without interest (the "Merger Consideration"). See "Certain Provisions of the Merger Agreement--The Merger" and "--Merger Consideration."

STOCK OPTIONS

    The Board will use its best efforts to take such actions as are required to provide that each unexercised option to purchase shares of Company Common Stock will be accelerated and canceled immediately prior to the Effective Time. Holders of such options will receive, in cash, the amount, if any, by which $12.00 exceeds the applicable exercise price of such option.

PREFERRED STOCK

    Each share of Series A Mandatory Cumulative Redeemable Preferred Stock, par value $25.00 per share, of Lady Luck ("Lady Luck Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time will be redeemed by Lady Luck immediately prior to the Effective Time pursuant to its terms at its liquidation preference.

CONDITIONS TO THE MERGER

    The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the satisfaction or waiver, to the extent permitted, of a number of conditions, including, among other things, that (i) the Lady Luck Stockholders shall have approved and adopted the Merger Agreement, (ii) the parties shall have entered into a credit agreement (the "Miss Marquette Credit Agreement"), pursuant to which Isle of Capri will fund a secured bridge loan in the principal amount of $16.3 million, for the purpose of enabling Lady Luck to consummate its acquisition of all of the capital stock of Gamblers Supply Management Company, which owns the Miss Marquette riverboat casino and associated real property and assets in Marquette, Iowa, (iii) Lady Luck shall have entered into an amendment to the Amended and Restated Purchase Agreement dated as of August 31, 1999 by and among Lady Luck, Gemini, Inc. (d/b/a Lady Luck Casino & Hotel)("Gemini"), International Marco Polo's Services, Inc. ("IMPS") and Tompkins, to provide, among other things, subject to the consummation of the Merger, that the sale of certain trademarks, mailing lists and intellectual property owned by Gemini and used by Lady Luck in the operation of its business (the "Trademark Assets"), which sale does not require the approval of the Nevada Gaming Commission, be consummated at the same time as the Merger without consummating the acquisition of the Lady Luck Casino & Hotel located in Las Vegas, Nevada and related real property and leases (the "Las Vegas Hotel"), which acquisition requires the approval of the Nevada Gaming Commission (if the approval of the Nevada Gaming Commission for the acquisition of the Las Vegas Hotel is obtained prior to the consummation of the Merger, and all other closing conditions have been met, the acquisition of the Las Vegas Hotel and the Trademark Assets may both occur at the same time as the consummation of the Merger), (iv) Isle of Capri shall have been reasonably satisfied with the results of its 45 day physical investigation and review of the properties of Lady Luck, as described further in this Proxy Statement,
(v) Isle of Capri shall have obtained sufficient funds to complete the Merger and the transactions provided for in the Merger Agreement, including the redemption of the Lady Luck Series A Preferred Stock, the repayment of the 2001 Notes, and the purchase of the Trademark Assets and the Las Vegas Hotel,
(vi) the necessary gaming and other regulatory approvals shall have been received, (vii) no orders or injunctions which would prevent the consummation of the Merger shall have been issued and (viii) no material adverse change shall have occurred in the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck and its subsidiaries, taken as a whole, since June 30, 1999, other than any change arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States. The Miss Marquette Credit Agreement was entered into as of October 29, 1999 by the parties thereto. The amendment to the Amended and Restated Purchase Agreement described in clause (iii) of this paragraph was entered into as of October 5, 1999, concurrently with the Merger Agreement. Isle of Capri's termination right based on its physical examination and review of the properties of Lady Luck has expired unexercised. See "Certain Provisions of the Merger Agreement--Conditions to the Merger."

NO SOLICITATION

    The Merger Agreement prevents Lady Luck and its officers and representatives from directly or indirectly (i) soliciting, initiating or encouraging any inquiries or proposals that are or could lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction, other than the Merger with Isle of Capri, (ii) engaging in negotiations or discussions other than with Isle of Capri concerning a proposal for a merger or similar transaction,
(iii) providing non-public information to any person or entity relating to a proposal for a merger or similar transaction or (iv) agreeing to or recommending any proposal for a merger or similar transaction.

    However, Lady Luck or the Board, prior to the time that the Merger is approved by the Lady Luck Stockholders, may (i) furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with such a proposal, or (ii) recommend such a proposal to Lady Luck Stockholders, if, in the case of either (i) or (ii), (A) the Board reasonably believes in good faith that such proposal, after consultation with and receipt of advice from Wasserstein Perella, is reasonably capable of being completed on substantially the same terms proposed and, if consummated, would result in a transaction that would be superior from a financial point of view to the Lady Luck Stockholders, including consideration of the financial terms of the Miss Marquette Credit Agreement, and (B) after receipt of advice from outside legal counsel, the Board, in the exercise of its fiduciary duties, determines in good faith that the failure to take such action would be contrary to the best interests of the Lady Luck Stockholders. If such a proposal is accepted, Lady Luck may terminate the Merger Agreement and pay the termination fee provided for in the Merger Agreement and as described in this Proxy Statement. See "Certain Provisions of the Merger Agreement--Termination Fees; Reimbursement of Expenses."

TERMINATION

    Lady Luck may mutually agree with Isle of Capri in writing to terminate the Merger Agreement at any time without completing the Merger, regardless of the Merger having been approved by the Lady Luck Stockholders. In addition, either Lady Luck or Isle of Capri may decide to terminate the Merger Agreement regardless of the Merger having been approved by the Lady Luck Stockholders if, among other things: (i) the Merger has not been completed by December 31, 2000, or by June 30, 2001, if the reason it has not been completed by December 31, 2000 is because the requisite gaming approvals have not been obtained but are being pursued and it is reasonably probable that they will be obtained by June 30, 2001; (ii) the Merger has been legally prohibited; (iii) the other party materially breaches its representations or fails to comply with its obligations under the Merger Agreement and does not cure its breach or failure to comply within 30 days; (iv) the requisite vote of the Lady Luck Stockholders is not obtained at the Special Meeting or (v) if the initial applications with the appropriate gaming authorities have not been filed by the other party within 60 days of the date of the Merger Agreement.

    In addition, Isle of Capri may decide to terminate the Merger Agreement
(i) if it is not satisfied with its physical review and investigation of the properties of Lady Luck, as more fully described in this Proxy Statement, which review must take place during the forty-five (45) day period from the date of the Merger Agreement and which has expired unexercised as of the date of this Proxy Statement, (ii) if at any time prior to approval of the Merger by the Lady Luck Stockholders, Lady Luck receives a more favorable acquisition proposal which the Board accepts or which causes the Board to withdraw or change its recommendation to the Lady Luck Stockholders concerning the Merger, (iii) if any state gaming authority revokes any of Lady Luck's licenses or permits to operate any of its casino riverboats or imposes certain fines or penalties against Lady Luck or any of its current or former directors, officers, employees, agents or representatives, or (iv) if certain material adverse changes have occurred with respect to Lady Luck.

    See "Certain Provisions of the Merger Agreement--Termination."

    TERMINATION FEES; REIMBURSEMENT OF EXPENSES

    Lady Luck must pay Isle of Capri a termination fee of $2.5 million upon termination of the Merger Agreement under certain circumstances. Under other circumstances, Lady Luck must (i) pay Isle of Capri a termination fee of $1.5 million and reimburse Isle of Capri for all fees and expenses incurred in connection with the Merger Agreement, or (ii) reimburse Isle of Capri for all fees and expenses incurred in connection with the Merger Agreement.

    Isle of Capri must pay Lady Luck a termination fee of $1.5 million and must reimburse Lady Luck for all fees and expenses incurred in connection with the Merger Agreement upon termination of the Merger Agreement under certain circumstances.

    See "Certain Provisions of the Merger Agreement--Termination Fees; Reimbursement of Expenses."

APPRAISAL RIGHTS

    If the Merger is consummated, under applicable Delaware law, Lady Luck Stockholders who follow the appropriate procedures, including filing a written demand for appraisal with Lady Luck prior to the taking of the vote on the Merger at the Special Meeting, and who do not vote in favor of the Merger will be entitled to seek payment of the fair value of their shares of Company Common Stock as appraised by the Delaware Court of Chancery. Under certain circumstances, a Lady Luck Stockholder may forfeit the right to appraisal, in which case, such Lady Luck Stockholder's shares of Company Common Stock will be treated as if they had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon. See "Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain directors and officers of Lady Luck, including Tompkins, had at the time the Merger Agreement was negotiated and executed, and currently have, interests that are different from, or in addition to, the interests of the Lady Luck Stockholders generally, which may cause potential conflicts of interest. The Board was and is aware of the interests described in this Proxy Statement and considered them in addition to the other matters described under "Special Factors--Recommendation of the Board," "Reasons for the Merger; Fairness of the Merger" and "The Merger--Interests of Certain Persons in the Merger."

CONSULTING, ADVISORY AND NONCOMPETITION AGREEMENT

    Tompkins has agreed with Isle of Capri pursuant to the Consulting, Advisory and Noncompetition Agreement, dated as of October 5, 1999, by and between Isle of Capri and Tompkins, to serve as a consultant and advisor to Isle of Capri for a period of four years after the Effective Time. Tompkins will receive an aggregate payment over the four year period in the amount of $2.0 million pursuant to this agreement. See "The Merger--Consulting, Advisory and Noncompetition Agreement."

CERTAIN EFFECTS OF THE MERGER

    Following the Merger, Lady Luck Stockholders will cease to have any ownership interest in Lady Luck or rights as holders of shares of Company Common Stock. Lady Luck Stockholders will no longer benefit from any increases in the value of Company Common Stock and will no longer bear the risk of any decreases in value of Company Common Stock. Isle of Capri will own 100% of Lady Luck.

REGULATORY APPROVALS

    The Merger is subject to the prior approval of the gaming authorities of Mississippi and Iowa and to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act").

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    For a summary of the material U.S. federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences."

    EACH LADY LUCK STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER.

           SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

    The selected historical condensed consolidated financial data presented below for, and as of the end of, each of the fiscal years in the five-year period ended December 31, 1998 have been derived from the audited consolidated financial statements of Lady Luck. The financial data for, and as of the end of, the nine-month periods ended September 30, 1999 and September 30, 1998 are derived from unaudited condensed consolidated financial statements of Lady Luck. The unaudited financial statements include all adjustments consisting of normal recurring adjustments which Lady Luck considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1999.

                                NINE MONTHS ENDED:                                   FISCAL YEARS ENDED:
                           -----------------------------   ------------------------------------------------------------------------
                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1999            1998            1998           1997           1996           1995           1994
                           -------------   -------------   ------------   ------------   ------------   ------------   ------------
FINANCIAL DATA:
Gross revenues...........    $123,897        $121,433        $157,184       $172,043       $175,351       $158,411       $125,134
Promotional allowances...     (10,660)        (10,318)        (13,105)       (13,183)       (12,527)        (8,821)        (7,979)
Net revenues.............     113,237         111,115         144,079        158,860        162,824        149,590        117,155
Casino expenses..........      40,873          40,857          52,497         57,301         56,806         49,703         41,859
Food and beverage
  expenses...............       3,467           3,974           4,941          6,644          6,928          8,582          7,215
Hotel expenses...........       1,333           1,210           1,640          2,236          1,925          1,667            652
Other operating
  expenses...............          51             120             143            258            282            310            574
Selling, general and
  administrative.........      34,371          35,260          45,252         52,939         53,786         49,539         51,926
Related party management/
  license fees...........       2,944           2,453           3,370          2,953          3,434          5,520          2,471
Depreciation and
  amortization...........       6,760           6,760           8,506         12,886         11,289          9,694          7,067
Pre-opening expenses.....         437              --              --             --            247             --          2,970
Litigation claims........          --              --              --            700          1,100             --             --
Gain on sale of assets...          --          (2,848)         (2,848)            --             --             --             --
Reserve for loss on sale
  of assets..............          --              --              --          7,621             --             --             --
Project development
  costs, write-downs and
  reserves...............          --              --              --          7,784            404            509         15,635
Asset impairment write-
  down...................          --              --              --         20,698             --             --             --
Loss on sale of
  investment in
  unconsolidated
  affiliate..............          --              --              --          1,912             --             --             --
Abandonment loss.........          --              --              --             --             --             --          9,344
Operating income
  (loss).................      23,001          23,329          30,578        (15,072)        26,623         24,066        (22,558)
Other (expense)..........     (14,807)        (15,571)        (20,337)       (21,390)       (20,415)       (19,024)       (15,393)
Income (loss) before
  income tax and
  extraordinary items....       8,194           7,758          10,241        (36,462)         6,208          4,862        (37,951)
Net income (loss)........       8,104           7,713          10,166        (36,511)         6,139          6,718        (35,665)
Net cash provided by
  operating activities...      12,783           5,719           9,080         10,114         13,492         17,083          8,590

                                NINE MONTHS ENDED:                                   FISCAL YEARS ENDED:
                           -----------------------------   ------------------------------------------------------------------------
                           SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                               1999            1998            1998           1997           1996           1995           1994
                           -------------   -------------   ------------   ------------   ------------   ------------   ------------
BALANCE SHEET DATA:
Cash and cash
  equivalents............      22,201          18,191          28,834         19,552         15,490         22,148         28,914
Restricted cash..........          --          15,230              --         15,388             --          8,858          7,847
Marketable securities....      18,092          15,469          19,219             --             --             --             --
Current assets...........      43,272          52,507          51,194         41,930         19,523         35,219         44,679
Property and equipment,
  net....................     131,874         116,149         120,904        128,375        173,119        155,664        170,345
Total assets.............     198,177         187,224         191,685        185,306        223,718        217,281        226,963
Current liabilities......      17,059          16,838          18,701         22,258         19,892         23,702        216,954
Total liabilities........     193,673         193,277         195,285        199,072        200,973        200,675        221,137
Series A mandatory
  cumulative redeemable
  preferred..............      22,442          20,036          20,611         18,402         16,430         14,669         13,097
Stockholders' equity
  (deficit)..............     (17,938)        (26,089)        (24,211)       (32,168)         6,315          1,937         (7,271)
Working capital
  (deficit)..............      26,213          35,669          32,493         19,672           (369)        11,517       (172,275)

SELECTED DATA

BASIC AND DILUTED NET
  INCOME (LOSS) PER SHARE
  (1):
Before extraordinary
  items and preferred
  stock dividends........        1.66            1.58            2.08          (7.48)          1.26           0.92          (8.72)
Extraordinary items......          --              --              --             --             --           0.47           0.26
Applicable to common
  stockholders...........        1.29            1.25            1.63          (7.88)          0.90           1.07          (8.79)
Shares used in computing
  net income per share...       4,881           4,881           4,881          4,881          4,881          4,825          4,217
Shares outstanding at
  period end.............       4,881           4,881           4,881          4,881          4,881          4,881          4,548
Cash dividends declared
  per common share                 --              --              --             --             --             --             --
Number of employees......       2,550           2,500           2,500          3,100          2,950          2,850          2,100

------------------------------

(1) Lady Luck effected a one-for-six reverse stock split on June 4, 1998, and the per share amounts set forth above have been restated for periods before June 4, 1998 to reflect the decreased number of shares of Company Common Stock outstanding.

    This data should be read in conjunction with the audited consolidated financial statements and related notes and the report of independent public accountants included in Lady Luck's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and the unaudited condensed consolidated financial statements and related notes included in Lady Luck's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, both of which accompany this Proxy Statement and are incorporated herein by reference. A copy of the consent of Lady Luck's independent accountants is attached to this Proxy Statement as Annex VI.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 (the "9/30/99 Pro Forma Balance Sheet"), and unaudited pro forma condensed consolidated statements of earnings for the fiscal year ended December 31, 1998 and the nine months ended September 30, 1999 (the "12/31/98 Pro Forma Statement of Operations" and the "9/30/99 Pro Forma Statement of Operations," respectively, and together with the 9/30/99 Pro forma Balance Sheet, the "Pro Forma Statements") are based on the historical consolidated financial statements of Lady Luck included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and the historical financial statements of GSMC for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. The Pro Forma Statements and the notes thereto should be read in conjunction with such historical financial statements (and the notes thereto). The Pro Forma Statements give effect to the Miss Marquette Purchase and the related secured purchase money loan in the principal amount of $16.3 million made by Isle of Capri to GSMC pursuant to the Miss Marquette Credit Agreement. See "Recent Developments."

    The 9/30/99 Pro Forma Balance Sheet gives effect to the Miss Marquette Purchase and the related secured purchase money loan as if they occurred as of September 30, 1999, and the 12/31/98 Pro Forma Statement of Operations and the 9/30/99 Pro Forma Statement of Operations give effect to the Miss Marquette Purchase and the related secured purchase money loan as if they occurred as of January 1, 1998. The Miss Marquette Purchase is accounted for as a purchase for accounting and financial reporting purposes. Assumptions necessary to reflect the Miss Marquette Purchase and the related secured purchase money loan and to restate historical amounts are presented in the "Miss Marquette Acquisition Adjustments" and the "Financing Adjustments" columns, which assumptions are further described below and in the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

    In the opinion of Lady Luck's management, all adjustments necessary to present fairly the Pro Forma Statements have been made. The pro forma adjustments are based upon available information and certain assumptions that Lady Luck believes are reasonable. The Pro Forma Statements do not purport to represent what the Company's financial position and results of operations would actually have been had the Miss Marquette Purchase and the related secured purchase money loan in fact occurred on such dates or to project Lady Luck's financial position or results of operations for any future period.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)

                                                                                                                     PRO FORMA
                                                                                                                      FOR THE
                                                                            MISS        PRO FORMA                    FINANCING
                                                            HISTORICAL    MARQUETTE    FOR THE MISS                     AND
                                               HISTORICAL      MISS      ACQUISITION    MARQUETTE      FINANCING    ACQUISITION
                                                  LLGC      MARQUETTE    ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS
                                               ----------   ----------   -----------   ------------   -----------   -----------
Current assets:
  Cash, cash equivalents and marketable
    securities...............................   $ 40,293     $  2,306     $     --       $ 2,306       $(25,775)(g)  $ 16,824
  Accounts receivable, net...................        736            1           --             1             --           737
  Inventories................................        499          196           --           196             --           695
  Prepaid expenses...........................      1,744          174           --           174             --         1,918
                                                --------     --------     --------       -------       --------      --------
    Total current assets.....................     43,272        2,677           --         2,677        (25,775)       20,174
Property and equipment
  Land and land improvements.................     15,786          923           --(b)        923             --        16,709
  Building, boats and improvements...........    104,334       25,759      (14,364)(b)    11,395             --       115,729
  Furniture, fixtures and equipment..........     39,042        9,316       (4,234)(b)     5,082             --        44,124
                                                --------     --------     --------       -------       --------      --------
                                                 159,162       35,998      (18,598)       17,400             --       176,562
  Less accumulated depreciation..............    (36,514)      (7,675)       7,675 (b)        --             --       (36,514)
                                                --------     --------     --------       -------       --------      --------
                                                 122,648       28,323      (10,923)       17,400             --       140,048
  Construction in progress...................      9,226           --           --            --             --         9,226
                                                --------     --------     --------       -------       --------      --------
    Total property and equipment, net........    131,874       28,323      (10,923)       17,400             --       149,274
Other assets:
  Deferred financing fees and costs, net.....      1,226           --           --            --            408 (a)     1,634
  Investment in unconsolidated affiliates,
    net......................................     17,204           --           --            --             --        17,204
  Other......................................      4,601          382         (282)(b)       100             --         4,701
  Goodwill...................................         --           --       29,174 (b)    29,174             --        29,174
                                                --------     --------     --------       -------       --------      --------
    Total other assets.......................     23,031          382       28,892        29,274            408        52,713
TOTAL ASSETS.................................   $198,177     $ 31,382     $ 17,969       $49,351       $(25,367)     $222,161
                                                ========     ========     ========       =======       ========      ========
Current liabilities:
  Current portion of long-term debt..........      1,052        2,207           --       $ 2,207         16,300 (g)    19,559
  Accrued interest...........................      1,859           --           --            --             --         1,859
  Accounts payable...........................      2,697          344           --           344             --         3,041
  Construction payables......................      1,952           --           --            --             --         1,952
  Accrued property taxes.....................        985           --           --            --             --           985
  Other accrued liabilities..................      8,514        1,964          500 (b)     2,464             --        10,978
  Amounts due to related party...............         --       11,762      (11,762)(c)        --             --            --
                                                --------     --------     --------       -------       --------      --------
    Total current liabilities................     17,059       16,277      (11,262)        5,015         16,300        38,374
Long-term debt:
  Mortgage notes payable.....................    173,500           --           --            --             --       173,500
  Other long-term debt.......................      3,114        2,669           --         2,669             --         5,783
                                                --------     --------     --------       -------       --------      --------
    Total long-term debt.....................    176,614        2,669           --         2,669             --       179,283
    Total liabilities........................    193,673       18,946      (11,262)        7,684         16,300       217,657
Series A mandatory redeemable preferred
  stock......................................     22,442           --           --            --             --        22,442
Stockholders' equity/(deficit):
  Common stock...............................         29           10          (10)(e)        --             --            29
  Additional paid-in capital.................     31,382       14,677      (14,677)(e)        --             --        31,382
  Purchase accounting adjustments............         --           --       41,667 (b)    41,667        (41,667)(g)        --
  Accumulated Deficit........................    (49,349)      (2,251)       2,251 (e)        --             --       (49,349)
                                                --------     --------     --------       -------       --------      --------
    Total stockholders' equity/(deficit).....    (17,938)      12,436       29,231        41,667        (41,667)      (17,938)
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY/(DEFICIT)...........................   $198,177     $ 31,382     $ 17,969       $49,351       $(25,367)     $222,161
                                                ========     ========     ========       =======       ========      ========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)

                                                                                                                 PRO FORMA
                                                                                                                  FOR THE
                                                                        MISS        PRO FORMA                    FINANCING
                                                        HISTORICAL    MARQUETTE    FOR THE MISS                     AND
                                           HISTORICAL      MISS      ACQUISITION    MARQUETTE      FINANCING    ACQUISITION
                                              LLGC      MARQUETTE    ADJUSTMENTS   ADJUSTMENTS    ADJUSTMENTS   ADJUSTMENTS
                                           ----------   ----------   -----------   ------------   -----------   -----------
Revenues:
    Casino...............................   $ 97,818      $24,390        $ --         $24,390      $     --       $122,208
    Food and Beverage....................     11,553        3,130          --           3,130            --         14,683
    Hotel................................      4,281          360          --             360            --          4,641
    Equity in net income of
    unconsolidated affiliate.............      5,242           --          --              --            --          5,242
    Management fees from unconsolidated
    affiliate............................      2,054           --          --              --            --          2,054
    Other................................      2,949          326                         326            --          3,275
                                            --------      -------        ----         -------      --------       --------
      Gross revenues.....................    123,897       28,206          --          28,206            --        152,103
      Less: Promotional allowances.......    (10,660)      (1,614)         --          (1,614)           --        (12,274)
                                            --------      -------        ----         -------      --------       --------
      Net revenues.......................    113,237       26,592          --          26,592            --        139,829
Costs and expenses:
    Casino...............................     40,873       12,597          --          12,597            --         53,470
    Food and Beverage....................      3,467        1,374          --           1,374            --          4,841
    Hotel................................      1,333          125          --             125            --          1,458
    Other................................         51          218          --             218            --            269
    Selling, general administrative......     34,371        5,105          --           5,105            --         39,476
    Related party license fee............      2,944           --          --              --            --          2,944
    Depreciation and amortization........      6,760        1,860         119(d)        1,979            --          8,739
    Gain on sale of assets                        --           --          --              --            --             --
    Pre-opening expenses.................        437           --          --              --            --            437
                                            --------      -------        ----         -------      --------       --------
      Totals costs and expenses..........     90,236       21,279         119          21,398            --        111,634
                                            --------      -------        ----         -------      --------       --------
Operating income.........................     23,001        5,313        (119)          5,194            --         28,195
Other income (expense):
    Interest income......................      1,295           --          --              --            --          1,295
    Interest expense, net................    (15,935)      (1,775)        965(f)         (810)       (1,605)(a)    (18,350)
    Other................................       (167)          --          --              --            --           (167)
                                            --------      -------        ----         -------      --------       --------
      Total other income (expense).......    (14,807)      (1,775)        965            (810)       (1,605)       (17,222)
                                            --------      -------        ----         -------      --------       --------
Income from continuing operations........   $  8,194      $ 3,538        $846         $ 4,384      $ (1,605)      $ 10,973
                                            ========      =======        ====         =======      ========       ========
EBITDA(1)................................   $ 30,198      $ 7,173                     $ 7,173                     $ 37,371

(1) EBITDA is defined as operating income adjusted for depreciation and amortization, pre-opening expenses and any gain on sale of assets.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)

                                                                                                          PRO FORMA
                                                                                                           FOR THE
                                                               MISS         PRO FORMA                     FINANCING
                                               HISTORICAL    MARQUETTE     FOR THE MISS                      AND
                                  HISTORICAL      MISS      ACQUISITION     MARQUETTE      FINANCING     ACQUISITION
                                     LLGC      MARQUETTE    ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS    ADJUSTMENTS
                                  ----------   ----------   -----------    ------------   -----------    -----------
Revenues:
  Casino........................   $126,314      $33,182       $   --        $33,182        $    --        $159,496
  Food and Beverage.............     15,535        3,954           --          3,954             --          19,489
  Hotel.........................      4,229          474           --            474             --           4,703
  Equity in net income of
    unconsolidated affiliate....      5,099           --           --             --             --           5,099
  Management fees from
    unconsolidated affiliate....      2,292           --           --             --             --           2,292
  Other.........................      3,715          400           --            400             --           4,115
                                   --------      -------       ------        -------        -------        --------
    Gross revenues..............    157,184       38,010           --         38,010             --         195,194
    Less: Promotional
      allowances................    (13,105)      (2,069)          --         (2,069)            --         (15,174)
                                   --------      -------       ------        -------        -------        --------
    Net revenues................    144,079       35,941           --         35,941             --         180,020
Costs and expenses:
  Casino........................     52,497       15,290           --         15,290             --          67,787
  Food and Beverage.............      4,941        3,276           --          3,276             --           8,217
  Hotel.........................      1,640          274           --            274             --           1,914
  Other.........................        143          408           --            408             --             551
  Selling, general
    administrative..............     45,252        7,984           --          7,984             --          53,236
  Related party license fee.....      3,370           --           --             --             --           3,370
  Depreciation and
    amortization................      8,506        2,421          218 (d)      2,639             --          11,145
  Gain on sale of assets........     (2,848)          --           --             --             --          (2,848)
  Pre-opening expenses                   --           --           --             --             --              --
                                   --------      -------       ------        -------        -------        --------
      Totals costs and
        expenses................    113,501       29,653          218         29,871             --         143,372
                                   --------      -------       ------        -------        -------        --------
Operating income................     30,578        6,288         (218)         6,070             --          36,648
Other income (expense):
  Interest income...............      2,160           --           --             --             --           2,160
  Interest expense, net.........    (21,960)      (2,889)       1,375 (f)     (1,514)        (2,140)(a)     (25,614)
  Other.........................       (537)          --           --             --             --            (537)
                                   --------      -------       ------        -------        -------        --------
      Total other income
        (expense)...............    (20,337)      (2,889)       1,375         (1,514)        (2,140)        (23,991)
                                   --------      -------       ------        -------        -------        --------
Income from continuing
  operations....................   $ 10,241      $ 3,399       $1,157        $ 4,556        $(2,140)       $ 12,657
                                   ========      =======       ======        =======        =======        ========
EBITDA(1).......................   $ 36,236      $ 8,709                     $ 8,709                       $ 44,945

------------------------

(1)EBITDA is defined as operating income adjusted for depreciation and amortization, pre-opening expenses and any gain on sale of assets.

                          NOTES TO UNAUDITED PRO FORMA

                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

FINANCING ADJUSTMENTS

(a) Reflects the changes in interest expense and debt issuance costs due to the increase in long-term debt arising from the loan from Isle of Capri Casinos, Inc. to finance a portion of the acquisition.

MISS MARQUETTE ACQUISITION ADJUSTMENTS

(b) The following table sets forth the purchase price of Miss Marquette and the preliminary allocation as of September 30, 1999:

Preliminary Allocation:
  Working capital* $(2,338)
  Land and land improvements................................      923
  Building, boats and improvements..........................   11,395
  Furniture, fixtures and equipment.........................    5,082
  Other assets..............................................      100
  Other long-term liabilities...............................   (2,669)
                                                              -------
    Subtotal (fair value of net assets acquired)............   12,493
  Goodwill (excess of purchase price over fair value of
    assets acquired)........................................   29,174
                                                              -------
                                                              $41,667

    * The parties have agreed to adjust the above purchase price to reflect changes in Miss Marquette's working capital from an agreed-upon amount as compared to the amount of working capital at the closing date.

    We are currently in the process of allocating the purchase price and its allocation will be based on the discounted cash flows, quoted market prices and estimates by management which are expected to be completed within one year following the Miss Marquette acquisition. Upon completion of the purchase price allocation process, to the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess will be allocated to goodwill.

(c) Reflects reductions for assets and liabilities, which are not included in our purchase of Miss Marquette.

(d) Reflects the estimated expense for the amortization of the goodwill over a period of 25 years and the incremental change in depreciation expense as a result of the adjustment of the assets acquired to fair value. Depreciation of assets acquired is based upon the following estimated useful lives:

Buildings, boats and improvements...........................  25 years
Furniture, fixtures and equipment...........................  5 years

(e) Reflects the elimination necessary for the consolidation of Miss Marquette based upon the allocation of the purchase price.

(f) Reflects the elimination of the interest expense for debt to related party not assumed by Lady Luck Gaming Corporation in the acquisition.

                          NOTES TO UNAUDITED PRO FORMA

(g) Reflects the effects of the increase in debt and use of proceeds for the acquisition. The following activity is reflected in the cash account as of September 30, 1999:

Net proceeds from Miss Marquette Credit Agreement...........  $15,892
Purchase of Miss Marquette for cash.........................  (41,667)
                                                              -------
Net use of proceeds.........................................  $25,775

                       PRICE OF THE COMPANY COMMON STOCK


    The Company Common Stock is currently traded on the Nasdaq SmallCap Market. The bid and ask prices are quoted by the Nasdaq SmallCap Market under the symbol "LUCK". The Company Common Stock was formerly traded on the Nasdaq National Market tier of the Nasdaq Stock Market. On June 21, 1999, Lady Luck was informed by the Nasdaq National Market that it had determined Lady Luck was no longer eligible for listing because the Company's Common Stock failed to maintain market value of public float and bid price, composed of total shares outstanding reduced by those held by directors and officers, greater than or equal to $15.0 million, and a bid price of at least $5.00, respectively, in accordance with Nasdaq Marketplace Rules 4450(b)(3) and 4450(b)(4). The prices listed below represent the high and low bid sales prices reported by the Nasdaq SmallCap Market during the period from June 21, 1999 until December 30, 1999 and the high and low sales prices reported by the Nasdaq National Market during the periods before June 21, 1999 as set forth in the table. The Company effected a one-for-six reverse stock split on June 4, 1998, and the sales prices set forth below have been restated for periods before June 4, 1998 to reflect the decreased number of shares of Company Common Stock outstanding.



                                                                HIGH       LOW
                                                              --------   --------
1997
  First Quarter.............................................  $12.750    $10.125
  Second Quarter............................................   11.250      9.000
  Third Quarter.............................................   12.750      7.125
  Fourth Quarter............................................    9.750      4.500

1998
  First Quarter.............................................  $10.500    $ 5.436
  Second Quarter............................................   11.628      6.750
  Third Quarter.............................................    9.250      4.375
  Fourth Quarter............................................    5.500      2.813

1999
  First Quarter.............................................  $ 6.125    $ 2.500
  Second Quarter(1).........................................    6.000      4.063
  Third Quarter.............................................    9.125      4.250
  Fourth Quarter(2).........................................   10.500      7.375


------------------------

(1) Through June 21, 1999, as reported on the Nasdaq National Market and from June 22, 1999 through June 30, 1999, as reported on the Nasdaq SmallCap Market.


(2) Through December 30, 1999.


    On October 5, 1999, the last trading day before the public announcement of the execution of the Merger Agreement, the closing price of Company Common Stock was $8.13 per share. On this date, the high and low bid sales prices of Company Common Stock were $8.13 and $7.38, respectively.


    On December 31, 1999, the latest practicable trading day before the printing of this Proxy Statement, the closing price of Company Common Stock as reported was $10.19 per share.



    On December 31, 1999, there were approximately 440 record holders of Company Common Stock.


    Lady Luck Stockholders should obtain current market price quotations for Company Common Stock in connection with voting their shares.

    Lady Luck has never paid cash dividends on Company Common Stock since its initial public offering and it does not have any present intention to commence payment of any cash dividends. In addition, the Indenture governing the 2001 Notes restricts Lady Luck's ability to pay dividends on Company Common Stock.

                              RECENT DEVELOPMENTS

    Lady Luck entered into the Amended and Restated Purchase Agreement dated as of August 31, 1999 (the "Gemini Purchase Agreement") by and among Lady Luck, Gemini, IMPS and Tompkins, which provides, among other things for the sale by Tompkins, Gemini and IMPS of (i) the Las Vegas Hotel and (ii) the Trademark Assets (the "Gemini Purchase"). In connection with the Merger, Isle of Capri required Tompkins, Gemini and IMPS to amend the Gemini Purchase Agreement in order to provide, among other things, subject to the consummation of the Merger, that the sale of the Trademark Assets, which sale does not require the approval of the Nevada Gaming Commission, be consummated at the same time as the Merger without consummating the acquisition of the Las Vegas Hotel, which acquisition requires the approval of the Nevada Gaming Commission and may be consummated after obtaining the required approval (the "Gemini Amendment"). If the approval of the Nevada Gaming Commission for the acquisition of the Las Vegas Hotel is obtained prior to the consummation of the Merger, and all other closing conditions have been met, the acquisition of the Las Vegas Hotel and the Trademark Assets may both occur at the same time as the consummation of the Merger. However, it is unlikely that such approval of the Nevada Gaming Commission will be obtained prior to the consummation of the Merger.

    The terms of the Gemini Amendment, which generally become effective only upon consummation of the Merger, include the split of the original
$45.5 million purchase price for the Gemini Purchase into a purchase price of $31.0 million for the Trademark Assets and $14.5 million for the Las Vegas Hotel. Pursuant to the Gemini Amendment, Lady Luck agreed to: (a) provide an exclusive, perpetual royalty-free license agreement to Gemini and Tompkins to use the Trademark Assets in connection with the Las Vegas Hotel, effective upon the closing of the Merger until the closing of the purchase of the Las Vegas Hotel or, if Isle of Capri does not purchase the Las Vegas Hotel, effective until terminated as provided therein, and (b) cause IMPS to enter into a marketing agreement with Gemini effective until the earliest of (1) such time as Gemini is acquired by Lady Luck pursuant to the Gemini Purchase Agreement, as amended to date, (2) June 30, 2001, or (3) the termination by either party upon 90 days prior written notice. Pursuant to such marketing agreement, IMPS will provide certain marketing and direct mailing services to Gemini with respect to the Las Vegas Hotel on an "actual cost" basis. Both agreements described in clauses (a) and (b) of this paragraph were entered into as of October 5, 1999, concurrently with the Gemini Amendment and the Merger Agreement.

    The Board formed a Special Committee of the Board (the "Special Committee") which was comprised solely of directors unaffiliated with Lady Luck to negotiate and make a recommendation to the Board regarding the Gemini Purchase Agreement. The Board formed the Special Committee because Tompkins is the Chairman of the Board and Chief Executive Officer of Lady Luck, the sole stockholder of both Gemini and IMPS and the owner of the Las Vegas Hotel. The Special Committee and its advisors negotiated the price and other terms of the Gemini Purchase Agreement and subsequently participated in the negotiation and approval of the Gemini Amendment.

    On October 29, 1999, Lady Luck consummated the purchase (the
"Miss Marquette Purchase") of all of the outstanding capital stock of Gamblers Supply Management Company ("GSMC"), a wholly-owned subsidiary of Sodak
Gaming, Inc. ("Sodak"), from Sodak pursuant to a Stock Purchase Agreement dated as of July 30, 1999 (the "Miss Marquette Purchase Agreement"), by and among Lady Luck, Sodak, and GSMC. GSMC owns the Miss Marquette riverboat casino located in Marquette, Iowa and the associated real property and assets. The Miss Marquette Purchase was subject to customary closing conditions, including the receipt of the necessary gaming approvals. In connection with the Miss Marquette Purchase, Isle of Capri made a secured purchase money loan in the principal amount of $16.3 million to GSMC, pursuant to the Miss Marquette Credit Agreement. This loan is secured by substantially all of the assets of GSMC, excluding the gaming licenses.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

    The primary purpose of the Special Meeting is to vote upon a proposal to approve and adopt the Merger Agreement. If the Merger Agreement is approved by the Lady Luck Stockholders and the other conditions to the Merger are satisfied or waived, to the extent permitted, Merger Sub will merge with and into Lady Luck, and all shares of Company Common Stock held by Lady Luck Stockholders immediately prior to the Effective Time (other than shares as to which appraisal rights have been properly perfected) will be converted into the right to receive $12.00 in cash, without interest. See "Certain Provisions of the Merger Agreement--The Merger; Merger Consideration." At the Special Meeting, the Lady Luck Stockholders will also be asked to approve and adopt the proposal to grant the Board Adjournment Authority and to transact such other business as properly may come before the Special Meeting. The Board is not presently aware of any such other business.

    Representatives of the independent accountants of Lady Luck are not expected to be present at the Special Meeting.

    A copy of the Merger Agreement is attached to this Proxy Statement as Annex
I. See also "The Merger" and "Certain Provisions of the Merger Agreement." The Board, by unanimous vote, has approved the Merger Agreement and recommends a vote FOR the approval and adoption of the Merger Agreement and FOR the approval and adoption of the proposal to grant the Board Adjournment Authority.

REQUIRED VOTES

    Each share of Company Common Stock is entitled to one vote on each matter presented to Lady Luck Stockholders for a vote at the Special Meeting. The affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Company Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. The affirmative vote of holders of at least a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting is required to approve and adopt the proposal to grant the Board Adjournment Authority.

    As of the Record Date, Tompkins, the Chief Executive Officer and Chairman of the Board of Lady Luck, beneficially owned an aggregate of 2,226,409 shares (approximately 45.6%, and including 11,739 shares which Tompkins has agreed to transfer to Alain Uboldi, President, Chief Operating Officer and a director of Lady Luck, whereby Tompkins has the right to vote such shares and, under certain circumstances, reacquire such shares) of the outstanding shares of Company Common Stock which are eligible to vote at the Special Meeting. Tompkins has agreed, pursuant to the Stockholder Support Agreement, to vote his shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement. Tompkins intends to vote his shares of Company Common Stock in favor of the Board Adjournment Authority. As of the Record Date, directors and executive officers of Lady Luck and their affiliates as a group (other than Tompkins) beneficially owned an aggregate of 70,471 shares (approximately 1%, and not including the 11,739 shares described above that Tompkins has agreed to transfer to Mr. Uboldi,) of Company Common Stock and directors and executive officers of Lady Luck and their affiliates as a group (including Tompkins) beneficially owned an aggregate of 2,296,880 shares (approximately 47%) of Company Common Stock. As of the Record Date, directors and executive officers of Lady Luck and their affiliates as a group (including Tompkins) beneficially owned an aggregate of 2,246,379 shares (approximately 46%) of Company Common Stock, not including options, which are eligible to vote at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

    Shares of Company Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares of Company Common Stock represented by such Proxy will be voted FOR the proposal to approve and adopt the Merger Agreement and FOR the proposal to approve and adopt the Board Adjournment Authority. The Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy.

    Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares of Company Common Stock represented by such Proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the Proxy at the Special Meeting or (iii) delivering to the Secretary of Lady Luck (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Lady Luck Gaming Corporation, 206 North Third Street, Las Vegas, Nevada 89101 Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of shares of Company Common Stock at the Record Date will be entitled to receive notice of and to vote at the Special Meeting. Holders of record of Lady Luck's Series A Preferred Stock at the Record Date have the right to receive notice of the Special Meeting, but do not have the right to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 4,881,003 shares of Company Common Stock. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of outstanding shares of Company Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of approval and adoption of the Merger Agreement. Because approval of the Merger Agreement requires the approval of at least seventy-five percent (75%) of the outstanding shares of Company Common Stock, abstentions, failure to attend the Special Meeting and/or deliver a Proxy will have the same effect as a negative vote on this proposal. Because the affirmative vote of at least a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting is required to approve and adopt the proposal to grant the Board Adjournment Authority abstentions will have the same effect as a negative vote on this proposal. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker. Therefore, such "broker non-votes" will have the effect of a vote against the proposals to be voted at the Special Meeting. Accordingly, the Board urges all Lady Luck Stockholders to complete, date and sign the accompanying Proxy and return it promptly in the enclosed postage-paid envelope.

APPRAISAL RIGHTS

    Each Lady Luck Stockholder has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his, her or its shares of Company Common Stock in cash by complying with the provisions of Section 262 of the Delaware General Corporation Law ("DGCL"). The dissenting stockholder must deliver to Lady Luck, prior to the vote being taken on the Merger Agreement at the Special Meeting, written notice of his, her or its intent to demand payment for his, her or its shares and must not vote in favor of approval and adoption of the Merger Agreement. The full text of Section 262 of the DGCL is attached as Annex V hereto. See "Appraisal Rights" for a further discussion of such rights.

SOLICITATION OF PROXIES

    The cost of solicitation of proxies has been or will be borne by Lady Luck. The Company has engaged the firm of Innisfree M&A Incorporated ("Innisfree") as proxy solicitors. The fee to be paid to such firm for solicitation services is estimated to be $6,000 plus reimbursement of out-of-pocket expenses. Innisfree will solicit proxies from individuals, brokers, banks, nominees and other institutional holders. In addition, proxies may be solicited by telephone, in person, by use of the mails or other means of communication by officers and directors and a small number of regular employees of Lady Luck who will not be specially compensated for such services. Lady Luck may also request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

    If you have any questions about executing your Proxy or require assistance, please call:

                          Innisfree M & A Incorporated
                        501Madison Avenue, 20(th) floor
                               New York, NY 10022
                         Call toll free: (888) 750-5835
                Banks and Brokers, call collect: (212) 750-5833

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    In August 1999, Lady Luck received an unsolicited offer from Isle of Capri to acquire all of the outstanding shares of Company Common Stock for a cash payment of $12.00 per share (the "Isle Proposal"). Lady Luck was informed by Isle of Capri that the Isle Proposal was a result of Lady Luck's announcement that it intended to purchase the Las Vegas Hotel and the Trademark Assets. Isle of Capri indicated that it was attracted to the resulting ability of Lady Luck to control its trademarks and its name and the cessation of payment of royalties and transaction fees by Lady Luck for the use of the Trademark Assets.

    At the time the Isle Proposal was made, Lady Luck was pursuing a refinancing of Lady Luck's debt pursuant to a proposed Rule 144A private placement of debt securities (the "Refinancing"). The Refinancing was intended partially to provide funding for the consummation of both the Gemini Purchase and the Miss Marquette Purchase. Lady Luck analyzed the relative merits of the Isle Proposal and the Refinancing in order to determine the proper course of action. Lady Luck was advised by its financial advisors that, given the deterioration of the high yield debt market, it was questionable whether Lady Luck would be able to complete the Refinancing, or to complete the Refinancing at an acceptable cost, and, consequently, to consummate the Gemini Purchase and the Miss Marquette Purchase. In addition, the Board was advised that if Lady Luck completed the Refinancing, it would have to be prepared to accept covenants in the Refinancing that would severely constrain Lady Luck's growth and value. Under the terms of the Isle Proposal, Isle of Capri agreed to provide bridge financing in an amount that would enable Lady Luck to complete the Miss Marquette Purchase. In addition, Isle of Capri had indicated its desire to consummate the purchase of the Trademark Assets from Gemini at the same time that it would consummate the Merger, which would potentially cause the purchase of the Trademark Assets to occur earlier than if the Gemini Purchase Agreement were not amended. Lady Luck also considered Isle of Capri's publicly disclosed intent to build a casino in Coahoma County, Mississippi, which development could be competitive with Lady Luck's operations in Coahoma County and, therefore, could have a negative impact on Lady Luck's earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"). Lady Luck's financial advisors advised that such a reduction would make it even more difficult to complete the Refinancing. Finally,

Wasserstein Perella, one of the Board's financial advisors, advised the Board that it did not expect that Lady Luck would receive a superior offer. An analysis was made of the full range of offer prices for Lady Luck under different circumstances in which a variety of assumptions were made and, ultimately, Lady Luck determined that the relative attractiveness of the Refinancing had declined as compared to the Isle Proposal. The Board's other financial advisor, Onyx Partners, was not asked to opine on the fairness of the $12.00 offer price.

    Lady Luck considered whether it should abandon the Refinancing and pursue solely the Isle Proposal. However, at its meeting on September 9, 1999, the Board determined that it was in the best interest of Lady Luck to pursue both the Isle Proposal and the Refinancing on a parallel track. The Board reasoned that if the Isle Proposal were pursued without continuing progress on the Refinancing, in the event that the Merger was not completed, Lady Luck would have lost valuable time with respect to the Refinancing and would not be able to meet its financing needs in order to complete the Gemini Purchase and the Miss Marquette Purchase. To ensure the continuance of further work on the Refinancing while the Board further investigated the attractiveness of the Isle Proposal to Lady Luck and the Lady Luck Stockholders, the Board assembled a team of Lady Luck officers and personnel, as well as outside legal and financial advisors, to analyze the Isle Proposal.

    During the period from about September 9, 1999 to October 4, 1999, the Board met with Wasserstein Perella and Onyx Partners on several occasions and had numerous other discussions with Wasserstein Perella, Onyx Partners and among themselves. At each meeting, one or more of the material factors discussed below were discussed among the members of the Board and whichever of its advisors were then present. In addition, the members of the Board met with Wasserstein Perella and Onyx Partners and representatives of Isle of Capri to discuss the Merger.

    At the October 4, 1999 meeting of the Board, the Board, together with representatives from its financial advisors and legal counsel, discussed the status of the Merger Agreement and the reasons for the Merger. See "--Reasons of Lady Luck for the Merger; Fairness of the Merger." The Board discussed the fairness of the Merger Consideration in light of the fact that Isle of Capri had agreed to pay $12.00 per share in cash, a significant premium over the current market price, in exchange for the assurance that Lady Luck would not offer to sell Lady Luck to other third parties. In addition, Isle had indicated its desire for, and Tompkins had agreed, that Tompkins would enter into the Stockholder Support Agreement, pursuant to which Tompkins would agree to vote his shares of Company Common Stock (approximately 45.6% of the outstanding Company Common Stock) in favor of the approval and adoption of the Merger Agreement. In addition, Tompkins agreed that under the Stockholder Support Agreement, he would not directly or indirectly, in his individual capacity
(i) initiate, solicit or encourage the submission of any proposal to acquire Lady Luck, (ii) agree to or recommend any other proposal to acquire Lady Luck, or (iii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any other proposal to acquire Lady Luck. In addition, Tompkins agreed that, effective upon a failure by him to vote in favor of the Merger, he would grant to Isle of Capri an option to purchase all of the shares of Company Common Stock owned by him. It was noted that negotiations with Isle of Capri's representatives regarding the representations and warranties and the termination fees in the Merger Agreement had been extensive. The Board reviewed the negotiations that took place between representatives of Lady Luck and Isle of Capri which resulted in the termination fee changing from the initial requirement of $10.0 million by Isle of Capri to a mutually acceptable $2.5 million figure. Following discussions with its financial advisors, the Board considered it unlikely that Lady Luck would receive an unsolicited proposal for a similar transaction on terms more favorable than the Isle Proposal (including the terms of the Miss Marquette Credit Agreement). Therefore, the Board, based on advice from its financial advisors, viewed the Isle Proposal as a preemptive proposal.

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
RECOMMENDATION OF THE BOARD

    On October 4, 1999, the Board unanimously determined that the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Lady Luck Stockholders, and recommends that the Lady Luck Stockholders approve and adopt the Merger Agreement.

REASONS OF LADY LUCK FOR THE MERGER; FAIRNESS OF THE MERGER

    The Board determined that the Merger, including the Merger Consideration, was fair, from a financial point of view, to the Lady Luck Stockholders based on its consideration of a number of factors, including the following:

    (i) The historical market prices and recent trading activity of Company Common Stock and the fact that the Merger Consideration would enable the Lady Luck Stockholders to realize a premium over the prices at which Company Common Stock has traded in the last year; and that the Merger Consideration represented a 80.3% premium over the prior twelve week daily average (July 9 to October 1, 1999) closing price of $6.66 per share. The historical market prices of Lady Luck's Common Stock for the past year were deemed relevant because they indicate the arms-length trading prices of Company Common Stock for that period as determined in the open market.

    (ii) The opinion of Wasserstein Perella delivered at the October 4, 1999 Board meeting to the effect that, as of the date of such opinion and based on the assumptions made, the Merger Consideration of $12.00 in cash per share of Company Common Stock to be received by the Lady Luck Stockholders in the Merger was fair to such Lady Luck Stockholders from a financial point of view, and also considered the analysis underlying such opinion. See "--Opinion of Financial Advisor to the Board." A copy of the Wasserstein Perella opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex II to this Proxy Statement and should be read carefully and in its entirety.

   (iii) The fact that Isle of Capri had informed Lady Luck that the reason for its offer of the Merger Consideration of $12.00 in cash per share of Company Common Stock, which represents a significant premium over the prices at which Company Common Stock has traded in the last year, was that Lady Luck would agree not to solicit any other offers for a similar transaction and the fact that Tompkins had agreed to enter into the Stockholder Support Agreement. The Board viewed the Isle Proposal as preemptive because, based on advice from its financial advisors, it did not expect that Lady Luck would receive a superior proposal.

    (iv) Information with respect to the financial condition, results of operations, business and prospects of Lady Luck, including management's projections of future earnings and growth of Lady Luck, and the inherent uncertainties and contingencies associated with such financial projections, the size of Lady Luck as compared to other companies in the gaming industry, and the economic and market conditions affecting Lady Luck. Specifically, the Board considered Lady Luck's limited ability to raise capital and/or to refinance and, consequently, to increase Lady Luck's earnings and growth potential independent of the proposed Merger.

    (v) The likelihood of the consummation of the Merger, the proposed structure of the transaction and anticipated closing date of the Merger, the impact on Lady Luck of a delay or further uncertainty both with respect to the market for Company Common Stock and the fiduciary obligations of the Board to the Lady Luck Stockholders.

    (vi) The fact that consummation of the Merger would preclude the Lady Luck Stockholders from having the opportunity to participate in the future growth prospects of Lady Luck. In addition, the Board recognized that Isle of Capri will have the opportunity to benefit from any increases in the value of Lady Luck following the Merger. Accordingly, in reaching its conclusion to approve the Merger Agreement, the Board considered management's projections of future earnings and growth of Lady Luck and determined that the future prospects of Lady Luck are adequately reflected in the Merger Consideration. See "--Opinion of Financial Advisor Board."

   (vii) The fact that the Merger would afford the Lady Luck Stockholders an opportunity to dispose of their Company Common Stock at fair value and achieve liquidity without the possible diminution of value resulting from the lack of an active trading market.

  (viii) The fact that the Merger Consideration and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Board, on the one hand, and Isle of Capri, on the other hand.

    In view of the various factors considered by the Board in connection with its evaluation of the Merger and the Merger Consideration, the Board did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by Lady Luck's financial advisors and taking into account the existing trading ranges for Company Common Stock, the Board determined that the Merger, including the Merger Consideration, was fair, from a financial point of view, to the Lady Luck Stockholders. See "--Opinion of Financial Advisor to the Board." In considering the factors described above, individual members of the Board may have given different weights to different factors. The Board did not consider any factors which led the Board to believe that the Merger may be unfair to the Lady Luck Stockholders.

CERTAIN EFFECTS OF THE MERGER

    If the Merger Agreement is approved by the Lady Luck Stockholders, and the other conditions to the closing of the Merger are satisfied or waived, Merger Sub will merge with and into Lady Luck, with Lady Luck as the Surviving Corporation and a wholly-owned subsidiary of Isle of Capri. Upon the consummation of the Merger, the approximately 4,881,003 shares of Company Common Stock currently held by the Lady Luck Stockholders will be converted into the right to receive $12.00 in cash per share, without interest. In addition, upon consummation of the Merger, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to be substantially identical to the certificate of incorporation and bylaws of Merger Sub until amended in accordance with applicable law.

    In the Merger, the Lady Luck Stockholders will receive cash consideration of $12.00 per share and cease to have any ownership interest in Lady Luck or rights as holders of shares of Company Common Stock. After the Merger, the Lady Luck Stockholders will no longer benefit from any increases in the value of Lady Luck or the payment of dividends on Company Common Stock and will no longer bear the risk of any decreases in value of Lady Luck. Following the Merger, Isle of Capri's beneficial interest in the net book value and net earnings of Lady Luck would be 100%. At September 30, 1999, the net book value of Lady Luck was a deficit of approximately $17,938,000 and the net income of Lady Luck for the nine months ended September 30, 1999 was approximately $8,104,000, based on the unaudited financial statements of Lady Luck as of and for the nine months ended September 30, 1999. Isle of Capri will be the sole beneficiary of any future earnings and growth of Lady Luck and will have the ability to benefit from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by Lady Luck in the future.

    If the Merger Agreement is approved by the Lady Luck Stockholders and the Merger is consummated thereafter, there will not be another meeting of the Lady Luck Stockholders.

    Lady Luck believes that the Merger will be treated for federal income tax purposes as a purchase by Isle of Capri of Company Common Stock held by the Lady Luck Stockholders and, therefore, will not give rise to gain, loss or other income to Lady Luck. After the Merger, Isle of Capri will be able to consolidate Lady Luck for federal income tax purposes. For information regarding certain tax consequences to Lady Luck Stockholders, see "The Merger--Certain Federal Income Tax Consequences."

OPINION OF FINANCIAL ADVISOR TO THE BOARD

    Lady Luck initially retained Wasserstein Perella on September 15, 1999 to assist Lady Luck in its analysis and consideration of various financial and strategic alternatives available to it. In connection with the Merger, the Board requested that Wasserstein Perella render its opinion as to the fairness, from a financial point of view, to Lady Luck Stockholders of the Merger Consideration to be received by Lady Luck Stockholders.

    At the October 4, 1999 meeting of the Board, representatives of Wasserstein Perella made a presentation with respect to the Merger and rendered to the Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and based on the assumptions made, matters considered and limits of the review undertaken by Wasserstein Perella, the Merger Consideration to be received by the Lady Luck Stockholders was fair, from a financial point of view, to such stockholders.

    THE FULL TEXT OF WASSERSTEIN PERELLA'S WRITTEN OPINION DATED OCTOBER 4, 1999 (THE "WASSERSTEIN PERELLA OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX II AND INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THE WASSERSTEIN PERELLA OPINION CAREFULLY AND IN ITS ENTIRETY. THE WASSERSTEIN PERELLA OPINION IS DIRECTED TO THE BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO LADY LUCK'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY LADY LUCK STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE WASSERSTEIN PERELLA OPINION WAS RENDERED TO THE BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE WASSERSTEIN PERELLA OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WASSERSTEIN PERELLA OPINION.

    In preparing the Wasserstein Perella Opinion, Wasserstein Perella reviewed drafts of the Merger Agreement and related documents, and for purposes thereof, assumed that the final forms of such documents would not differ in any material respect from the drafts provided to it. Wasserstein Perella also reviewed and analyzed certain publicly available business and financial information relating to Lady Luck for recent years and interim periods to the date of the Wasserstein Perella Opinion, as well as certain internal financial and operating information, including financial forecasts, analyses, and projections prepared by or on behalf of Lady Luck and provided to it for purposes of its analysis. Wasserstein Perella met with management of Lady Luck to review and discuss such information and, among other matters, Lady Luck's business, operations, assets, financial condition, and future prospects.

    Wasserstein Perella reviewed and considered certain publicly available financial and stock market data relating to Lady Luck, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that it believed may have been relevant or comparable in certain respects to Lady Luck or one or more of its businesses or assets. Wasserstein Perella also reviewed and considered the financial terms, to the extent publicly available, of certain recent acquisitions and business combination transactions in the casino gaming industry specifically, and in other industries generally, that it believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry. Wasserstein Perella also performed such other financial studies, analyses, and investigations and reviewed such other information as it considered appropriate for purposes of the Wasserstein Perella Opinion.

    In Wasserstein Perella's review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with it or publicly available, and Wasserstein Perella did not assume any responsibility for independent verification of any of such information. Wasserstein Perella also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Lady Luck's management. Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of Lady Luck, or assume any responsibility for conducting a physical inspection of the properties or facilities of Lady Luck, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Lady Luck, and no such independent valuation or appraisal was provided to it. Wasserstein Perella also assumed that the transactions described in the Merger Agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. The Wasserstein Perella Opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date thereof.

    The following is a brief summary of certain of the quantitative analyses performed and factors considered by Wasserstein Perella in connection with rendering the Wasserstein Perella Opinion and reviewed with the Board at its October 4, 1999 meeting. In rendering its opinion, Wasserstein Perella reviewed and analyzed historical financial information of Lady Luck which included, but was not limited to, Lady Luck's (i) balance sheets, (ii) annual income statements, (iii) cash flow statements, (iv) operating margins, and
(v) historical growth rates. Such review served as the basis for the financial analysis described below.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Wasserstein Perella compared certain financial information and commonly used valuation measurements for Lady Luck to corresponding information for a group of publicly traded gaming companies. The group, collectively referred to as "Small Market Capitalization Gaming Companies" consisted of six companies: Ameristar Casinos, Inc., Argosy Gaming Corporation, Hollywood Park, Inc., Isle of Capri Casinos, Inc., Players International, Inc. and President Casinos, Inc. Lady Luck is classified as a Small Market Capitalization Gaming Company. The Small Market Capitalization Gaming Companies were selected based upon the similarity of their operations to those of Lady Luck. Such companies were analyzed based upon their individual Firm Values (as hereinafter defined) as of October 1, 1999. The financial information used included ratios of common equity market value ("Equity Value") as adjusted to include debt plus preferred stock less cash, defined as "Firm Value," to EBITDA. These ratios were calculated using closing stock prices as of October 1, 1999. In the case of Lady Luck, Wasserstein Perella also computed such ratios using the Merger Consideration of $12.00 per share, Lady Luck's Equity Value as implied in the Merger (the "Equity Merger Value") and Lady Luck's Firm Value as implied in the Merger (the "Firm Merger Value"), where each was appropriate. The financial information used in connection with the multiples provided below was based on projected EBITDA and other estimated financial projections derived from publicly available equity research analysis.

    In conjunction with Lady Luck's management, Wasserstein Perella made adjustments (described below) to Lady Luck's Firm Value and EBITDA in order to evaluate more accurately the valuation multiple range implied by the Merger Consideration. These adjusted figures were among the key financial figures used to negotiate the Merger Agreement. Such figures were prepared on a pro forma basis in an attempt to more accurately depict Lady Luck's most recent financial results. "Pro Forma Firm Merger Value" was derived by (a) calculating Lady Luck's Firm Merger Value, (b) adding the amount of debt necessary to complete the Miss Marquette Purchase and finance certain required capital expenditures, (c) adding the amount of debt necessary to complete the Gemini Purchase and finance certain required capital expenditures, and (d) adding the amount of debt necessary to pay estimated transaction costs associated with financing the aforementioned purchases as well as refinancing the majority of its existing debt and preferred stock. "Expected 1999 Pro Forma EBITDA" was derived by (a) estimating Lady Luck's fiscal year results for January 1, 1999 to December 31, 1999, (b) adding estimated results Lady Luck may have achieved if it had actually operated the Miss Marquette riverboat casino (whose acquisition was announced on August 2, 1999) from January 1, 1999 to December 31, 1999, (c) adding estimated results Lady Luck may have achieved if it had actually operated the Las Vegas Hotel (whose acquisition was announced by Lady Luck on August 20, 1999) from January 1, 1999 to
December 31, 1999 and (d) adjusting for the effect of having purchased IMPS (whose acquisition was announced by Lady Luck on August 20, 1999) on January 1, 1999. "Projected 2000 Pro Forma EBITDA" was derived by adding projected 2000 Lady Luck results to projected results for Miss Marquette and Gemini assuming the completion of the Miss Marquette Purchase and the Gemini Purchase for such period and adjusting for the effect of not having to make payments to IMPS.

    Using Company Common Stock price of $8.00 and share prices of other comparable companies as of October 1, 1999 ("Market Price"), Wasserstein Perella noted that (a) the multiple of Firm Value to Expected 1999 Pro Forma EBITDA was 4.8x for Lady Luck (and the multiple of Pro Forma Firm Merger Value to Expected 1999 Pro Forma EBITDA was 5.6x), compared to a range of 5.0x to 6.8x of Expected 1999 EBITDA, with a median of 5.2x, for the Small Market Capitalization Gaming Companies (b) the multiple of Firm Value to Projected 2000 Pro Forma EBITDA was 4.5x for Lady Luck (and the multiple of Pro Forma Firm Merger Value to Projected 2000 Pro Forma EBITDA was 5.3x), compared to a range of 4.4x to 6.3x of Projected 2000 EBITDA, with a median of 4.9x, for the Small Market Capitalization Gaming Companies. Based on the foregoing comparisons, Wasserstein Perella noted that the multiples implied in the Merger were generally within the ranges and above the medians of trading multiples for the Small Market Capitalization Gaming Companies and that this fact supported a determination that the Merger Consideration was fair, from a financial point of view, to the Lady Luck Stockholders.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Wasserstein Perella reviewed the financial terms, to the extent publicly available, of nine announced and/or completed mergers and acquisitions since January 1, 1996 in the casino gaming industry (the "Gaming Transactions"). These transactions were (i) the pending acquisition of Players International, Inc. by Harrah's Entertainment (the "Harrahs/Players Transaction"), announced August 19, 1999; (ii) the pending acquisition of Blue Chip Casino by Boyd Gaming Corporation, announced June 28, 1999; (iii) the acquisition of Dubuque Diamond Jo by AB Capital, announced January 18, 1999; (iv) the acquisition of Casino Magic Corporation by Hollywood Park Inc., announced February 19, 1998; (v) the acquisition of Harveys Casino Resorts by Colony Capital Inc., announced February 2, 1998, (vi) the acquisition of Treasure Chest by Boyd Gaming Corporation, announced October 21, 1997,
(vii) the acquisition of certain interests owned by Louisiana Downs by Casino America, Inc., announced July 3, 1996, (viii) the acquisition of Par-A-Dice Gaming Corporation by Boyd Gaming Corporation, announced April 26, 1999 and
(ix) the acquisition of Boomtown, Inc. by Hollywood Park, Inc., announced
March 20, 1996.

    Wasserstein Perella calculated various financial multiples based on certain publicly available information for each of the Gaming Transactions and compared them to corresponding financial multiples for the Merger, based on the Pro Forma Firm Merger Value. Wasserstein Perella noted that

(a) the multiple of Pro Forma Firm Merger Value was 5.6x the Expected 1999 Pro Forma EBITDA for the Merger, versus a range of 4.1x to 7.0x of trailing
12 months EBITDA with a median of 6.0x for the Gaming Transactions and (b) the multiple of Pro Forma Firm Merger Value was 5.3x the Projected 2000 Pro Forma EBITDA for the Merger, versus a range of 3.8x to 6.7x of next fiscal year EBITDA with a median of 5.1x for the Gaming Transactions. Wasserstein Perella noted that all multiples for the Gaming Transactions were based on information available at the time of announcement of each of such transactions, without taking into account differing market and other conditions during the period during which each of such transactions occurred. Wasserstein Perella noted that based on the foregoing comparisons, and subject to the limitations of its review, the multiples implied in the Merger were generally within the ranges of multiples implied in the Gaming Transactions and that this fact supported a determination that the Merger Consideration was fair, from a financial point of view, to the Lady Luck Stockholders.

    DISCOUNTED CASH FLOW ANALYSIS. Wasserstein Perella performed discounted cash flow analyses for Lady Luck using financial projections for fiscal years 2000 through 2004 provided by the management of Lady Luck and calculated present values per share of Common Stock. Lady Luck's management endorsed two sets of financial projections which were based on management assumptions for future performance as defined in two cases: (i) a case in which no new competition is to enter the Coahoma County, Mississippi gaming market (the "Base Case") and
(ii) a case in which Isle of Capri opens a new facility in Coahoma in mid-2001 (the "Coahoma Competition Case"). Wasserstein Perella noted that Isle of Capri had secured a site and financing for its project. Wasserstein Perella aggregated the present values of the cash flows from 2000 through 2004 with the present value of a range of terminal values. All cash flows were discounted at rates ranging from 12.0% to 14.0%. The terminal values were computed using a range of multiples of 4.5x to 5.25x for fiscal year 2004 EBITDA. Wasserstein Perella arrived at such discount rates based on its judgment of the weighted average cost of capital of selected publicly traded gaming companies and arrived at such terminal values based on its review of the trading characteristics of the common stock of selected publicly traded gaming companies. This analysis indicated a range of values for Company Common Stock of $10.03 and $21.34 per share in the Base Case and $0.71 to $10.11 in the Coahoma Competition Case. Wasserstein Perella noted that the Merger Consideration was within the foregoing valuation range in the Base Case and above the foregoing valuation range in the Coahoma Competition Case and that these facts supported a determination that the Merger Consideration was fair, from a financial point of view, to the Lady Luck Stockholders.

    MERGER CONSIDERATION PREMIUM OVER HISTORICAL STOCK PRICE. Wasserstein Perella reviewed and analyzed the average closing prices per share for Company Common Stock for various periods prior to October 1, 1999, in order to compute the premium over these average prices that the Merger Consideration ($12.00) would represent. These premiums were compared to those in transactions of $250 to $500 million in size over the past calendar year for similar periods prior to the announcement date (the "Transaction Group"). The Merger Consideration was a 47.7% premium over the October 1, 1999 single day closing price of $8.13 per share, with a mean and median premium of the Transaction Group of 31.5% and 25.9%, respectively. The Merger Consideration was a 49.8% premium over the prior one week daily average (September 27 to October 1, 1999) closing price of $8.01 per share, with a mean and median premium of the Transaction Group of 35.7% and 29.7%, respectively. The Merger Consideration was a 49.4% premium over the prior four week daily average (September 3 to October 1, 1999) closing price of $8.03 per share, with a mean and median premium of the Transaction Group of 45.7% and 39.5%, respectively. This information was presented to the Board to give it background information regarding the stock price performance of Company Common Stock over the periods indicated. In addition, the fact that the Merger Consideration exceeded the price per share at which Company Common Stock traded during the periods reviewed was consistent with a determination that the Merger Consideration was fair to the Lady Luck Stockholders.

    RELEVANT MARKET AND ECONOMIC FACTORS. In rendering its opinion, Wasserstein Perella considered, among other factors, the condition of the U.S. equity and debt markets and the current level of economic activity, particularly in the gaming industry. No company used in the analysis of certain other publicly traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to Lady Luck or the Merger. In addition, Wasserstein Perella believes that both the analysis of certain other publicly traded companies and the analysis of selected mergers and acquisitions are not simply mathematical. Rather, such analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, weather and market conditions in the locations in which such companies compete and strategic and operating plans for such companies, that could affect the public trading value and acquisition value of these companies and therefore any such analyses must be made as of a specific date.

    While the foregoing summary describes the analyses and factors that Wasserstein Perella deemed material in its presentation to the Board, it is not a comprehensive description of all analyses and factors considered by Wasserstein Perella. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Wasserstein Perella Opinion. In performing its analyses, Wasserstein Perella considered general economic, market and financial conditions and other matters, as they existed as of the date of the Wasserstein Perella Opinion, many of which are beyond the control of Lady Luck. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which Company Common Stock may trade at any future time.

    The terms of the Merger were determined through negotiations between Lady Luck and Isle of Capri and were approved by the Board. Although Wasserstein Perella provided advice to Lady Luck during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Board. The Wasserstein Perella Opinion and the Wasserstein Perella presentation to the Board was only one of a number of factors taken into consideration by such Board in making its determination to approve the Merger. The Wasserstein Perella Opinion was provided to the Board to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how to vote with respect to the Merger. See "--Reasons of Lady Luck for the Merger."

    Pursuant to a letter agreement dated September 15, 1999 between Lady Luck and Wasserstein Perella and a letter agreement dated September 15, 1999 among Wasserstein Perella, Onyx Partners and Lady Luck, Wasserstein Perella earned an initial fee of $500,000 upon the execution of the Merger Agreement. Contingent upon consummation of the Merger, Lady Luck must pay an additional aggregate transaction fee of $3 million to Wasserstein Perella and Onyx Partners, which will be split evenly between Wasserstein Perella and Onyx Partners. In addition, Lady Luck has agreed to reimburse Wasserstein Perella and Onyx Partners for their reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. Lady Luck has agreed to indemnify Wasserstein Perella, Onyx Partners and their respective directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of their rendering of services under their engagement as financial advisors.

    The Board retained Wasserstein Perella to act as its advisor based upon Wasserstein Perella's qualifications, reputation, experience and expertise. Wasserstein Perella is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting transactions, private placements and valuations for corporate and other purposes. In the past, Wasserstein Perella and its affiliates have provided financing and financial advisory services to Isle of Capri and have received fees for rendering these services. In the ordinary course of its business, Wasserstein Perella may actively trade the debt and equity securities of Lady Luck and Isle of Capri for its own account and for the account of its customers and accordingly may at any time hold a long or short position in such securities.

                                   THE MERGER

OVERVIEW

    For a description of the principal terms of the Merger and the Merger Agreement, including the consideration to be received by the Stockholders of Lady Luck, see "Certain Provisions of the Merger Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of certain federal income tax consequences of the Merger to holders of Company Common Stock. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to Lady Luck Stockholders. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change (possibly with retroactive effect). The discussion applies only to Lady Luck Stockholders who hold shares of Company Common Stock as capital assets within the meaning of
Section 1221 of the Code, and may not apply to Company Common Stock received pursuant to compensation arrangements, Company Common Stock held as part of a "straddle," "hedge," "conversion transaction," "synthetic security," or other integrated investment, or to certain types of Lady Luck Stockholders (such as financial institutions, insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not address the federal income tax consequences to a Lady Luck Stockholder who, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust (as defined in the Code), nor does it consider the effect of any foreign, state, local or other tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF COMPANY COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR TO DETERMINE THE TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash for Company Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable foreign, state, local or other tax laws. In general, for federal income tax purposes, a Lady Luck Stockholder will recognize capital gain or loss equal to the difference between the Lady Luck Stockholder's adjusted tax basis in his, her or its Company Common Stock and the amount of cash received therefor. Gain or loss must be determined separately for each block of Company Common Stock (i.e., shares acquired at the same cost in a single transaction) held by the Lady Luck Stockholder.

    Capital gain recognized by an individual Lady Luck Stockholder upon a disposition of Company Common Stock that has been held for more than 12 months will generally be subject to a maximum tax rate of 20% or, in the case of Company Common Stock that has been held for 12 months or less, will be subject to tax at ordinary income tax rates. There are also limitations on a Lady Luck Stockholder's deductibility of capital losses.

    Payments in connection with the Merger may be subject to "backup withholding" at a rate of 31%, unless a Lady Luck Stockholder (i) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("TIN") (which, for an individual Lady Luck Stockholder, would be the Lady Luck Stockholder's social security number) to the Transfer Agent (as defined below), and otherwise complies with applicable requirements of the backup withholding rules. A Lady Luck Stockholder who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Lady Luck Stockholder's federal income tax liability, provided that the required information is furnished to the IRS. Each Lady Luck Stockholder should consult with his, her or its own tax advisor as to his, her or its qualification or exemption from backup withholding and the procedure for obtaining such exemption. Lady Luck Stockholders may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the Transfer Agent.

ACCOUNTING TREATMENT

    Lady Luck expects that Isle of Capri will account for the Merger as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Isle of Capri in connection with the Merger will be allocated to Lady Luck's assets and liabilities based upon their fair values, with any excess being treated as goodwill.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Lady Luck Stockholders should be aware that certain directors and officers of Lady Luck had at the time the Merger Agreement was negotiated and executed, and currently have, interests that are different from, or in addition to, the interests of Lady Luck Stockholders generally, which may cause potential conflicts of interest. The Board was and is aware of the interests described below and elsewhere in this Proxy Statement and considered them in addition to the other matters described under "Special Factors--Recommendation of the Board" and "Reasons for the Merger; Fairness of the Merger."

    On October 24, 1994, Lady Luck entered into letter agreements (the "Letter Agreements") with Alain J. Uboldi, President, Chief Operating Officer and a director of Lady Luck, and Rory J. Reid, Senior Vice President, General Counsel, Secretary and a director of Lady Luck. The Letter Agreements were for an initial term of three years beginning on October 24, 1994, and on each October 24 thereafter, beginning October 24, 1995, the Letter Agreements are automatically extended for one additional year, unless terminated by Lady Luck on or before July 24 of the preceding year. The Letter Agreements provide that in the event of a change of control of Lady Luck, as defined in the Letter Agreements, and the subsequent termination of the employment of Mr. Uboldi or Mr. Reid, as the case may be, under certain circumstances, Lady Luck would be required to pay to Mr. Uboldi or Mr. Reid, as the case may be, their full base salary through the respective termination dates and a lump sum severance payment equal to 2.99 times the sum of their respective annual base salary plus the amount of any bonus paid in the year immediately preceding such termination. In the event of such termination, Mr. Uboldi or Mr. Reid, as the case may be, also would be entitled to receive, in cash, an amount equal to the difference between the exercise price of each option held by Mr. Uboldi or Mr. Reid (whether or not fully exercisable) and the then current price of Company Common Stock. Further, Mr. Uboldi or Mr. Reid, as the case may be, would be entitled to receive, for a 36-month period after such termination, life, disability, accident and health insurance benefits substantially similar to those they are receiving immediately prior to their termination. Under the Letter Agreements, Mr. Uboldi will be entitled to receive payments, including base salary, bonus and options, in the aggregate amount of approximately $2,109,398 plus post termination benefits, if the Merger is completed and his employment by Lady Luck is terminated thereafter. Under the Letter Agreements, Mr. Reid will be entitled to receive payments, including base salary, bonus and options, in the aggregate amount of approximately $1,005,475 plus post termination benefits, if the Merger is completed and his employment by Lady Luck is terminated thereafter. In addition, Mr. Uboldi will receive approximately $140,868 related to 11,739 shares of Company Common Stock which Mr. Tompkins has agreed to transfer to him as described elsewhere in this Proxy Statement.

    As of December 1, 1999, Lady Luck entered into a letter agreement with Lawrence J. Tombari, the Chief Financial Officer of Lady Luck (the "Tombari Agreement"). The Tombari Agreement provides that Mr. Tombari's employment by Lady Luck will end on January 5, 2000 and he will receive a severance benefit equal to $115,000. In addition, if the Merger is completed, Mr. Tombari will receive an additional $68,479 in respect of his options to purchase shares of Company Common Stock, making his total termination benefit equal to approximately $183,479.

    On December 1, 1999, Lady Luck entered into two letter agreements with James
D. Bowen, Vice President of Finance for Lady Luck (the "Bowen Agreements"), which are in effect through the term of Mr. Bowen's employment with Lady Luck. The Bowen Agreements provide that in the event that Mr. Bowen's employment by Lady Luck is terminated for reasons other than Cause or by him for Good Reason, as defined in the Bowen Agreements, Mr. Bowen will receive a severance benefit equal to $70,000. Further, the Bowen Agreements provide for an additional $70,000 lump sum payment upon completion of the Merger if Mr. Bowen satisfactorily accomplishes certain duties prior to the closing date of the Merger. In addition, if the Merger is completed, Mr. Bowen will receive $24,460 in respect of his options to purchase shares of Company Common Stock, making his total termination benefit equal to approximately $164,460.

    Pursuant to the Merger Agreement, certain other employees of Lady Luck may be entitled to receive payments from Lady Luck pursuant to severance and stay-bonus arrangements which have been agreed upon by Lady Luck and Isle of Capri. As of the date of this Proxy Statement, some but not all of these arrangements have been agreed upon by the employees. Lady Luck believes that the total aggregate amount of payments due under such arrangements will be approximately $577,500. In addition, if the Merger is completed, Wilson Carroll, a Mississippi based employee, will receive $17,610 in respect of his options to purchase shares of Company Common Stock.

    As of the Record Date, the executive officers and directors of Lady Luck as a group (other than Tompkins) beneficially owned an aggregate of 82,210 shares of the outstanding Company Common Stock (including the 11,739 shares which Tompkins has agreed to transfer to Mr. Uboldi, as described elsewhere in this Proxy Statement), which shares will be treated in the Merger in the same manner as shares of Company Common Stock held by other Lady Luck Stockholders. Included in these 82,210 beneficially owned shares are vested options to purchase 50,501 shares of Company Common Stock pursuant to Lady Luck's stock option plan. In addition, as of the Record Date, the executive officers and directors of Lady Luck as a group (other than Tompkins) held options to purchase 8,665 shares of Company Common Stock, which options were not then exercisable. On August 13, 1999, the Compensation Committee of the Board of Lady Luck repriced the following option holders' options to a price of $6.13 per share:

                                                                NUMBER OF
OPTION HOLDER                                                    SHARES
-------------                                                 -------------
EXECUTIVE OFFICERS AND DIRECTORS
Alain Uboldi................................................     25,000
Rory Reid...................................................     17,500
Lawrence Tombari............................................     11,666
James Bowen.................................................      4,167
Minxin Pei..................................................        833

OTHER EMPLOYEES
Wilson Carroll..............................................      3,000
Neal Miller.................................................      1,667
Wendy Grandin...............................................        167

    Based on the Merger Consideration of $12.00 per share of Company Common Stock, less the aggregate exercise price for the shares of Company Common Stock represented by the options, the aggregate consideration which could be received in the Merger by the executive officers and directors of Lady Luck (other than Tompkins) in respect of their shares of Company Common Stock and in respect of their options to purchase shares of Company Common Stock would be $727,812. See "Certain Provisions of the Merger Agreement--Surrender and Payment."

    As of the Record Date, Tompkins beneficially owned an aggregate of 2,214,670 shares of Company Common Stock (excluding the 11,739 shares which Tompkins has agreed to transfer to Mr. Uboldi, as described elsewhere in this Proxy Statement). Based on the Merger Consideration of $12.00 per share, the aggregate consideration which would be received in the Merger by Tompkins in respect of such shares would be $26,576,040. Tompkins does not own any options to purchase shares of Company Common Stock. Tompkins would receive an additional $11,543,529 upon the redemption of his 216,819 shares of Lady Luck Series A Preferred Stock, calculated as of January 1, 2000 based on a redemption price of $53.24 per share. See "Certain Provisions of the Merger Agreement--Surrender and Payment."

    Pursuant to the Merger Agreement, Isle of Capri has agreed to provide each director and officer of Lady Luck with the following protections with respect to acts or omissions existing or occurring at or before the Merger, whether the claim is asserted or claimed prior to, at or after the closing of the Merger:
(a) indemnity against costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and (b) directors' and officers' liability insurance coverage for six years.

    The directors' and officers' liability insurance coverage shall be at least as favorable as Lady Luck's existing coverage. However, Isle of Capri will not be required to spend more than twice the annual premium Lady Luck currently pays for its existing coverage. If the premium would at any time exceed twice the current premium, then Isle of Capri will maintain insurance policies that provide the maximum coverage available at an annual premium equal to twice the current premium. Isle of Capri shall advance expenses as incurred to the fullest extent permitted. See "Certain Provisions of the Merger Agreement--Director and Officer Indemnification and Insurance."

CONSULTING, ADVISORY AND NONCOMPETITION AGREEMENT

    In addition, Tompkins has agreed with Isle of Capri pursuant to the Consulting, Advisory and Noncompetition Agreement, dated as of October 5, 1999 (the "Consulting Agreement"), by and between Isle of Capri and Tompkins, to serve as a consultant and advisor to Isle of Capri for a period of four years after the Effective Time. Under the Consulting Agreement, Tompkins is prohibited from competing, either directly or indirectly, with Isle of Capri or any of its subsidiaries in any way concerning the ownership, development or management of any gaming operation or facility within a 75-mile radius of any gaming operation or facility in which Isle of Capri or any of its subsidiaries has an ownership interest, or to which Isle of Capri renders or is negotiating to render management services; provided, however, that Tompkins may not compete within a 25-mile radius of any gaming operation or facility owned or managed by Isle of Capri or any of its subsidiaries located in Las Vegas, Nevada. Pursuant to the Gemini Amendment, however, Tompkins and Gemini have been provided with an exclusive, perpetual royalty-free license agreement to use the Trademark Assets in connection with the Las Vegas Hotel, effective upon the closing of the Merger until the closing of the purchase of the Las Vegas Hotel or, if Isle of Capri does not purchase the Las Vegas Hotel, effective until terminated as provided therein. Tompkins also may not (i) solicit any employee of Lady Luck or the Las Vegas Hotel to leave the employ of Lady Luck or the Las Vegas Hotel or
(ii) solicit the business of any person known to Tompkins to be a customer of Lady Luck, Isle of Capri or the Las Vegas Hotel (assuming Isle of Capri has not purchased the Las Vegas Hotel). The Consulting Agreement does not prohibit Tompkins from continuing to operate the Las Vegas Hotel prior to its sale to Lady Luck, or to Isle of Capri, if the Merger has been completed. Tompkins will receive compensation in an aggregate amount of $2.0 million pursuant to the Consulting Agreement, as follows: $125,000 upon the Effective Time and $125,000 on the last day of each calendar quarter beginning with the full calendar quarter immediately following the quarter in which the Effective Time occurs, until the $2.0 million has been paid in full. A copy of the Consulting Agreement is attached to this Proxy Statement as Annex III and is incorporated herein by reference.

STOCKHOLDER SUPPORT AGREEMENT AND PROXY

    As an inducement and condition to the willingness of Isle of Capri to enter into the Merger Agreement, Tompkins entered into the Stockholder Support Agreement. At the Record Date for the Special Meeting, Tompkins held approximately 45.6% of the voting power and outstanding Company Common Stock. Tompkins is able to significantly influence the vote on the approval and adoption of the Merger Agreement and the approval of the Merger. A copy of the Stockholder Support Agreement is attached to this Proxy Statement as Annex IV and is incorporated herein by reference.

    Under the Stockholder Support Agreement, at the Special Meeting or any other meeting of Lady Luck Stockholders, however called, and in any action by written consent of the Lady Luck Stockholders, Tompkins agreed, in his capacity as a Lady Luck Stockholder:

    (i) to vote all of his Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger;

    (ii) to vote all of his Company Common Stock against any proposal for any significant transaction which would result in a breach of any of Lady Luck's covenants, representations, warranties, agreements or other obligations, or the nonfulfillment of any conditions under the Merger Agreement;

   (iii) to vote all of his Company Common Stock in favor of any matter necessary to approve the Merger;

    (iv) not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of his Company Common Stock other than to Isle of Capri, except for the 11,739 shares of Company Common Stock which Tompkins has agreed to transfer to Alain Uboldi, Lady Luck's President and Chief Operating Officer and a director of Lady Luck;

    (v) not to deposit any Company Common Stock into any voting trust or enter into a voting agreement or arrangement inconsistent with the Stockholder Support Agreement;

    (vi) not to enter into any contract, option or other arrangement or undertaking with respect to the sale, assignment, transfer or other disposition of any Company Common Stock;

   (vii) not to initiate, solicit or encourage the submission of any proposal to acquire Lady Luck;

  (viii) not to agree to or recommend any other proposal to acquire Lady Luck;
         and

    (ix) not to engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any other proposal to acquire Lady Luck.

    The Stockholder Support Agreement also grants an irrevocable proxy to Isle of Capri if Tompkins fails to vote his shares of Company Common Stock as required. In such event, this proxy allows Isle of Capri to vote all of Tompkins' Company Common Stock in favor of the adoption of the Merger Agreement.

    Pursuant to the Stockholder Support Agreement, Tompkins has granted Isle of Capri an option to purchase for the Merger Consideration such number of shares of Company Common Stock owned by Tompkins (i) as is equal to 34.99% of the issued and outstanding Company Common Stock and (ii) effective upon a failure by Tompkins to vote in favor of the Merger at the Special Meeting, the remainder of the shares of Company Common Stock owned by Tompkins. Isle of Capri has agreed that if it purchases the shares of Company Common Stock from Tompkins pursuant to the Stockholder Support Agreement, and it disposes of those shares within six months of such purchase, Isle of Capri will pay Tompkins one-half of its net profit (after reduction for brokerage expenses) in connection with such purchase and sale.

    The Stockholder Support Agreement terminates upon the earlier of (i) the Effective Time of the Merger, (ii) certain terminations of the Merger Agreement as set forth in the Stockholder Support Agreement and (iii) December 31, 2000.

RELATED TRANSACTIONS BETWEEN LADY LUCK AND ISLE OF CAPRI

    Lady Luck currently operates a riverboat casino and hotel in Bettendorf, Iowa through a 50/50 joint venture between Lady Luck and Bettendorf Riverfront Development Company, L.C. Bettendorf Riverfront Development Company, L.C. is indirectly wholly owned by members of the family of Bernard Goldstein, Isle of Capri's Chairman of the Board and Chief Executive Officer. Isle of Capri has entered into an Agreement and Plan of Merger, dated as of December 19, 1999, by and among Isle of Capri, BRDC, Inc. and the shareholders of BRDC, Inc., to acquire the 50% interest in the Bettendorf joint venture owned by the Bettendorf Riverfront Development Company, L.C., which is a wholly owned subsidiary of BRDC, Inc., in exchange for approximately 6.3 million shares of Isle of Capri common stock, subject to adjustment in certain circumstances, and the option to receive up to $10 million of their consideration in cash rather than Isle of Capri common stock. This transaction is contingent on the completion of the Merger, the approval of Isle of Capri's stockholders and other contingencies.

MERGER FINANCING

    Lady Luck currently expects that approximately $59 million will be required to pay the aggregate consideration payable to Lady Luck Stockholders and option holders by Isle of Capri in connection with the Merger (assuming no Lady Luck Stockholders exercise appraisal rights). Lady Luck anticipates that a substantial portion of this aggregate consideration will be provided from the proceeds of financial arrangements entered into by Isle of Capri. Isle of Capri has provided a commitment letter from an external financing source with respect to the Merger. Assuming that the external financing source loans the amounts designated for the transactions provided for in the Merger Agreement, Isle of Capri will have sufficient funds available to it to make the cash payment of the Merger Consideration to the Lady Luck Stockholders and option holders.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

    The following summarizes certain material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex I to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

    The Merger Agreement provides that as soon as practicable after satisfaction or, to the extent permitted, waiver of all conditions to the Merger, but not prior to January 4, 2000, Lady Luck and Isle of Capri will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger by agreement of Isle of Capri and Lady Luck. Pursuant to such certificate, Merger Sub shall be merged at the Effective Time with and into Lady Luck, the separate existence of Merger Sub shall cease, and Lady Luck shall be the Surviving Corporation and a wholly-owned subsidiary of Isle of Capri. From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Lady Luck, all as provided under Delaware law.

THE SURVIVING CORPORATION

    At the Effective Time, the certificate of incorporation and bylaws of Merger Sub shall be amended to be substantially identical to the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier resignation or removal, the directors and officers of Isle of Capri at the Effective Time shall be the directors and officers of the Surviving Corporation.

MERGER CONSIDERATION

    At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time (except shares as to which appraisal rights have been properly perfected) shall be converted into the right to receive $12.00 in cash, without interest.

SURRENDER AND PAYMENT

    Prior to the Effective Time, Isle of Capri shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. At or prior to the Effective Time, Isle of Capri will deliver to the Exchange Agent the Merger Consideration to be paid in respect of the shares of Company Common Stock.

    DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND FURTHER INSTRUCTIONS REGARDING THE EXCHANGE OF YOUR STOCK CERTIFICATES AS SOON AS PRACTICABLE AFTER THE MERGER IS EFFECTIVE.

    Each record holder of Company Common Stock will be entitled to receive $12.00 per share in cash upon surrender of the holder's Company Common Stock certificate or certificates and a properly executed letter of transmittal to the Exchange Agent. The Company Common Stock certificate or certificates surrendered will be canceled. After the Merger is effective, Company Common Stock certificates will represent only the right to receive $12.00 per share of Company Common Stock in cash (other than certificates representing shares as to which appraisal rights have been properly perfected).

All cash issued in exchange for certificates of Company Common Stock will be considered to have been exchanged in full payment for the shares of Company Common Stock. After the Effective Time, Lady Luck's stock transfer books will not register transfers of shares that were outstanding prior to the Effective Time. If shares of Company Common Stock are presented to Isle of Capri after the Merger for any reason, the certificates will be canceled and exchanged for $12.00 per share in cash.

    None of Isle of Capri, Lady Luck or the Exchange Agent will be liable to any Lady Luck Stockholder for any cash delivered to a public official pursuant to abandoned property, escheat or similar laws.

    If any Company Common Stock certificates are lost, stolen, or destroyed prior to the Effective Time, the owner may be required to submit an affidavit of that fact to the Exchange Agent. Isle of Capri may also require the owner to post a bond in a reasonable amount as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after the owner has submitted an affidavit and posted a bond acceptable to Isle of Capri, the Exchange Agent will issue to the owner $12.00 per share in cash.

    Immediately prior to the Effective Time, the Board will use its best efforts to cause all outstanding stock options granted under any stock option or other stock-based incentive plan to be accelerated and canceled and holders of such options will be entitled to receive a cash payment equal to the product of
(i) the number of shares of Company Common Stock subject to each option and
(ii) the excess, if any, of $12.00 over the per share exercise price of such option.

    It is estimated that the aggregate cash payments required to be made in respect of options will be approximately $376,000.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of Lady Luck and Isle of Capri relating to, among other things, (a) the organization, valid existence and good standing of Isle of Capri, Lady Luck and their subsidiaries, and similar corporate matters, (b) the capital structure of Lady Luck, (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated by the Merger Agreement and that the Merger Agreement and the transactions contemplated thereby do not conflict with charter documents, material contracts or applicable licenses, statutes or orders, (d) the required consents and approvals for the Merger,
(e) the documents and financial statements filed by Lady Luck with the SEC and the accuracy of information contained in them, (f) the absence of undisclosed liabilities of Lady Luck, (g) the absence of material adverse events or changes to Lady Luck, (h) taxes and tax returns of Lady Luck, (i) properties of Lady Luck, (j) intellectual property of Lady Luck, (k) agreements, contracts and commitments of Lady Luck, (l) litigation of Lady Luck and Isle of Capri,
(m) environmental matters and hazardous substances of Lady Luck, (n) employee benefit plans of Lady Luck, (o) compliance with laws by Lady Luck, (p) labor matters of Lady Luck, (q) insurance of Lady Luck, (r) the material accuracy of information supplied by Lady Luck and Isle of Capri in connection with this Proxy Statement, (s) opinion of Lady Luck's financial advisor, (t) voting requirements for Lady Luck Stockholders to approve the Merger, (u) Year 2000 computer issues of Lady Luck, (v) the inapplicability to the Merger of certain provisions of the DGCL, (w) the absence of any brokers, (x) Isle of Capri's ability to finance the Merger and related transactions, and (y) the ownership of Lady Luck securities by Isle of Capri.

CONDUCT OF BUSINESS PENDING THE MERGER

    From the date of the Merger Agreement until the earlier of the closing of the Merger or the termination of the Merger Agreement, Lady Luck shall:
(a) continue to operate its business in the usual, regular and ordinary course substantially consistent with past practices, (b) pay its debts and taxes when due, (c) pay or perform other obligations when due and (d) use commercially reasonable efforts to preserve its business organization, management team and business relationships.

    The Merger Agreement also provides that, from the date of the Merger Agreement until the earlier of the closing of the Merger or the termination of the Merger Agreement, subject to certain exceptions, Lady Luck will not, and will cause its subsidiaries not to: (a) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Lady Luck to its parent
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock,
(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Lady Luck stock options outstanding on the date of the Merger Agreement and in accordance with their present terms), or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Lady Luck or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities,
(b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Lady Luck options outstanding on the date of the Merger Agreement and in accordance with their present terms), (c) amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents, (d) make any material acquisitions, except for the Miss Marquette Purchase and the Gemini Purchase, (e) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, (f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Lady Luck or any of its subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice and certain immaterial loans to employees, or make any loans, advances or capital contributions to, or investments in, any other person,
(g) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract; negotiate or enter into any collective bargaining agreement or labor union contract; increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business, consistent with past practice); adopt or establish any new benefit plan; amend any existing benefit plan, except as required by law; pay any benefit not provided for under any existing benefit plan; adopt, establish or amend any severance pay plan; increase in any manner the severance or termination pay of any officer or employee; modify the provisions of any Lady Luck stock option plan, adjust or modify the terms of any outstanding Lady Luck stock options; or take any action to accelerate the vesting of, or cash out rights associated with, any Lady Luck stock options; or remove existing restrictions in any Lady Luck stock option plan or other plan or arrangement; grant any new awards under any Lady Luck stock option plan or other bonus, incentive, performance or compensation plan or arrangement; take any action to fund or, in any other way secure, the payment of compensation or benefits under any Lady Luck employee plan, agreement, contract or arrangement; hire any individual as an employee who will be paid an annual base salary that equals or exceeds $75,000 or who will be other than an "at will" employee; or hire any independent contractor or consultant; in the case of each phrase in this clause (g) without the prior written consent of Isle of Capri, (h) enter into any lease or agreement of any nature that would obligate Lady Luck or a subsidiary to pay $50,000 or more that is not terminable by Lady Luck or a subsidiary upon 90 days' notice without penalty, or modify, amend or terminate any existing agreement of such type except in the ordinary course of business consistent with past practice, (i) make any material change in accounting methods, principles or practices, except as required by generally accepted accounting principles or applicable law, (j) make any material tax election, enter into any settlement or compromise with respect to any material income tax liability or waive or extend the statute of limitations in respect of any taxes,
(k) settle any pending
or threatened litigation involving Lady Luck or any of its subsidiaries, except for settlements that, in the aggregate, involve payments not covered by insurance, by Lady Luck or any subsidiaries, of less than $50,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any restrictions on the business or operations of Lady Luck or any of its subsidiaries, (l) make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, and
(m) except for the Gemini Amendment and as contemplated thereby, enter into or amend the terms of any transaction of any nature whatsoever with its or its subsidiaries' directors, officers, employees, stockholders or their respective affiliates.

    The Merger Agreement further requires Lady Luck to (i) enter into the Gemini Amendment and the related license and marketing agreements, (ii) use its best efforts to cause the owners and operators of the Las Vegas Hotel to maintain, at no expense to Lady Luck or any of its subsidiaries, the condition of the Las Vegas Hotel and its related facilities such that, upon the purchase and sale of the Las Vegas Hotel, the condition of the Las Vegas Hotel and related facilities is at least as good as on the date of the Merger Agreement and (iii) take all actions (including the transmittal of notices) as directed by Isle of Capri to enable Isle of Capri to repay Lady Luck's outstanding 2001 Notes (and to obtain releases of the collateral securing the 2001 Notes) and redeem Lady Luck's outstanding Lady Luck Series A Preferred Stock, in each case as of the Effective Time.

NO SOLICITATION

    The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the closing of the Merger or the termination of the Merger Agreement, Lady Luck will not, directly or indirectly: (a) solicit, initiate or encourage or take any action to facilitate any inquiries or proposals that are or could lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transaction, other than the Merger with Isle of Capri, (b) engage in negotiations or discussions other than with Isle of Capri concerning a proposal for a merger or similar transaction, (c) provide non-public information to any person or entity relating to a proposal for a merger or similar transaction or
(d) agree to or recommend any proposal for a merger or similar transaction.

    However, Lady Luck or the Board may, prior to the time that the Merger is approved by the Lady Luck Stockholders, (i) furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transaction by such person or entity, or (ii) recommend such a proposal to the Lady Luck Stockholders, if in the case of either (i) or (ii),
(A) the Board reasonably believes in good faith that such proposal, after consultation with and receipt of advice from Wasserstein Perella, is reasonably capable of being completed on substantially the terms proposed and, if consummated, would result in a transaction that would be superior from a financial point of view to the Lady Luck Stockholders, including consideration of the financial terms of the Miss Marquette Credit Agreement, and (B) after receipt of advice to such effect from outside legal counsel, the Board, in the exercise of its fiduciary duties, determines in good faith that the failure to take such action would be contrary to the best interests of the Lady Luck Stockholders.

    Lady Luck must notify Isle of Capri promptly (and no later than 48 hours) after receipt by Lady Luck, or any officer, director, employee, financial advisor, representative or agent of Lady Luck, of any such proposal or any request for non-public information in connection with such a proposal or for access to the properties, books or records of Lady Luck by any third party that informs Lady Luck that it is considering making, or has made, such a proposal.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    After the Merger, Isle of Capri has agreed to provide each director and officer of Lady Luck with the following protections with respect to acts or omissions existing at or before the Merger, whether the claim is asserted or claimed prior to, at or after the closing of the Merger: (a) indemnity against costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and (b) directors' and officers' liability insurance coverage for six years.

    The directors' and officers' liability insurance coverage shall be at least as favorable as Lady Luck's existing coverage. However, Isle of Capri will not be required to spend more than twice the annual premium Lady Luck currently pays for its existing coverage. If the premium would at any time exceed twice the current premium, then Isle of Capri will maintain insurance policies that provide the maximum coverage available at an annual premium equal to twice the current premium. Isle of Capri shall advance expenses as incurred to the fullest extent permitted.

PARTICIPATION IN STOCKHOLDER LITIGATION

    Lady Luck must give Isle of Capri the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Lady Luck and its directors relating to the transactions contemplated by the Merger Agreement; provided, however, that no such settlement shall be agreed to without Isle of Capri's consent.

EMPLOYEE BENEFITS; SEVERANCE

    After the Merger, Isle of Capri will cause Lady Luck, as the Surviving Corporation in the Merger, to honor all written employment, severance and termination agreements (including change in control provisions) between Lady Luck and its employees disclosed to Isle of Capri on or prior to the date of the Merger Agreement and those approved by Isle of Capri after the date of the Merger Agreement. For purposes where length of service is relevant, except for pension benefit accruals, under any employee benefit plan, the plans of Isle of Capri will recognize credit for service with Lady Luck and any of its subsidiaries to the same extent that such service was recognized before the Merger. In addition, pursuant to the Merger Agreement, certain other officers and employees of Lady Luck may be entitled to receive payments from Lady Luck pursuant to severance and stay-bonus arrangements to be agreed upon by Lady Luck and Isle of Capri, which, as of the date of this Proxy Statement, had not been agreed upon.

OTHER COVENANTS

    The Merger Agreement provides that each of Lady Luck and Isle of Capri will:
(a) promptly provide the other party with copies of all filings made with governmental entities in connection with the Merger, (b) give prompt notice to the other of, and use commercially reasonable efforts to cure, any circumstance which causes a breach of any representation, warranty, covenant or agreement,
(c) file this Proxy Statement, (d) obtain all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all governmental entities or other third parties in connection with the Merger, (e) make all necessary filings and submissions with respect to the Merger under federal, state and foreign securities laws, antitrust laws and other applicable laws and file promptly all initial applications and documents required in connection with obtaining governmental approvals, (f) consult with the other party, and use reasonable efforts to agree upon press releases or other public statements concerning the Merger, (g) use their best efforts to consummate the Merger as promptly as practicable, (h) immediately prior to the consummation of the transactions contemplated by the Miss Marquette Purchase Agreement, enter into the Miss Marquette Credit Agreement, pursuant to which a secured bridge loan will be made by Isle of Capri in the principal amount of $16.3 million, for the purpose of enabling Lady Luck to consummate the Miss Marquette Purchase, and (i) subject to the financing contingency set forth in the Merger Agreement and Isle of Capri's and Lady Luck's obligations under the terms of the Las Vegas Agreement, immediately prior to the Effective Time, Isle of Capri will allocate sufficient funds (1) to close both the transactions contemplated thereunder, or (2) if all approvals necessary to acquire the Las Vegas Hotel and the capital stock of Gemini have not been granted at or before the Effective Time, to consummate at the Effective Time the acquisition of the Trademark Assets and, at such time as permitted, the Las Vegas Hotel and the capital stock of Gemini. The Miss Marquette Credit Agreement was entered into on October 29, 1999, concurrently with the consummation of the Miss Marquette Purchase and, therefore, the covenant contained in clause (h) of this paragraph has been fulfilled.

    The Merger Agreement further provides that (a) Lady Luck will give Isle of Capri access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by Isle of Capri, subject to the confidentiality agreements signed by Isle of Capri,
(b) Tompkins will fully perform his obligations under the Stockholder Support Agreement, and (c) to the extent not prohibited by applicable law, Lady Luck shall consult with Isle of Capri as to any pre-closing and post-closing determinations and actions related to the Miss Marquette Purchase Agreement and the Gemini Purchase Agreement and Gemini Amendment, and agrees to exercise any rights Lady Luck has, and take or omit to take all actions to be taken or not taken by it, under such agreements in accordance with Isle of Capri's reasonable directions and requests.

CONDITIONS TO THE MERGER

    The Merger is subject to satisfaction or waiver of certain conditions to the extent permitted. The following conditions must be satisfied before either Isle of Capri or Lady Luck is obligated to effect the Merger: (a) the Merger shall have been approved by the Lady Luck Stockholders, (b) any applicable Hart-Scott-Rodino Act waiting period shall have expired or been terminated,
(c) necessary approvals from government entities or regulatory bodies as do not contain any conditions, limitations or restrictions which would have a material adverse effect on Lady Luck or the Buyer shall have been received, and (d) no government entity or regulatory body shall have taken any action which has the effect of making the Merger illegal or otherwise prohibits the Merger.

    The obligation of Isle of Capri to effect the Merger is subject to the satisfaction or waiver, to the extent permitted, of the following additional conditions: (a) Lady Luck's representations and warranties set forth in the Merger Agreement shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of the date of the Merger Agreement and, except to the extent such representations and warranties explicitly speak as of an earlier date, as of the closing date of the Merger as though made on and as of the closing date of the Merger, and Isle of Capri shall have received a certificate signed on behalf of Lady Luck by the Chief Executive Officer and a senior financial officer of Lady Luck to such effect, (b) Lady Luck shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger, and Isle of Capri shall have received a certificate signed on behalf of Lady Luck by the Chief Executive Officer and a senior financial officer of Lady Luck to such effect, (c) Isle of Capri shall have obtained financing on terms satisfactory to it and sufficient to allow Isle of Capri to complete the transactions contemplated by the Merger Agreement, including the consummation of the transactions contemplated by the Las Vegas Agreement, the repayment of the 2001 Notes and the redemption of the Lady Luck Series A Preferred Stock, (d) Isle of Capri shall have been reasonably satisfied with the results of its physical investigation and review of the physical condition of the properties including hull inspections, engine inspections, engineering surveys (including inspection of the structural integrity of all improvements to such properties) and environmental reports and such other environmental and structural integrity tests and inspections as Isle of Capri may reasonably desire, including a Phase II environmental inspection, that includes sampling and report with respect to the properties of Lady Luck and its subsidiaries described in the Merger Agreement, which review shall extend for a period of forty five (45) days after the date of the Merger Agreement, and
(e) no material adverse change shall have occurred in the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck and its subsidiaries, taken as a whole, since June 30, 1999 other than any change arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States. Isle of Capri's termination right based on its physical examination and review of the properties of Lady Luck has expired unexercised.

    Lady Luck's obligation to effect the Merger is subject to the satisfaction or waiver of the following additional conditions: (a) the representations and warranties of Isle of Capri and Merger Sub set forth in the Merger Agreement shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of the date of the Merger Agreement and, except to the extent such representations explicitly speak as of an earlier date, as of the closing date of the Merger as though made on and as of the closing date of the Merger, and Lady Luck shall have received a certificate signed on behalf of Isle of Capri by the Chief Executive Officer and the Chief Financial Officer of Isle of Capri to such effect, (b) Isle of Capri shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger including, without limitation, that Isle of Capri shall not be in default under the Miss Marquette Credit Agreement, and Lady Luck shall have received a certificate signed on behalf of Isle of Capri by the Chief Executive Officer and the Chief Financial Officer of Isle of Capri to such effect, and
(c) immediately prior to the Effective Time (i) Isle of Capri shall have, and shall have made available to Lady Luck, funds sufficient under the Gemini Purchase Agreement and the Gemini Amendment (x) to close both the transactions contemplated thereunder or (y) if all approvals necessary to acquire the Las Vegas Hotel and the capital stock of Gemini have not been granted on or before the Effective Time, then to acquire the Trademark Assets and, at such times as permitted, the Las Vegas Hotel and the capital stock of Gemini and (ii) Isle of Capri shall have caused Lady Luck to have consummated at the Effective Time the acquisition of the Trademark Assets and, if all necessary approvals have been obtained, the Las Vegas Hotel and the capital stock of Gemini.

TERMINATION

    The Merger Agreement may be terminated at any time before the Merger becomes effective, whether before or after approval of the Merger by the Lady Luck
Stockholders: (a) by mutual written consent of Lady Luck and Isle of Capri,
(b) by either Lady Luck or Isle of Capri if the Merger has not been completed by December 31, 2000, although either Lady Luck or Isle of Capri may extend the termination date to June 30, 2001 if the requisite governmental approvals (not including the Nevada gaming approval) have not been obtained, the party requesting such extension has not violated any of its obligations under the Merger Agreement, and the requisite governmental approvals are being pursued and it is reasonably probable that they will be obtained by the extended date,
(c) by either Lady Luck or Isle of Capri if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order or taken any other nonappealable final action permanently restraining, enjoining or prohibiting the Merger, (d) by either Lady Luck or Isle of Capri, if the Lady Luck Stockholders have not approved the Merger, (e) by Lady Luck, if any of the following occurs: (i) after the Board exercises its fiduciary duties with respect to an unsolicited superior acquisition proposal in accordance with its rights under the no-solicitation provisions of the Merger Agreement, Lady Luck delivers to Isle of Capri, prior to approval of the Merger by the Lady Luck Stockholders, a written notice regarding such acquisition proposal and completes a waiting period of at least three business days from the date of notice,
(ii) upon material breach of any representation, warranty, covenant or agreement on the part of Isle of Capri, or if any representation or warranty of Isle of Capri shall become untrue, and such breach, if curable, is not cured within 30 days, or (iii) upon 30 days notice, if

Isle of Capri has not filed its initial applications with the Mississippi, Iowa and Nevada gaming authorities in connection with obtaining required approvals within 60 days after the date of the Merger Agreement, and (f) by Isle of Capri, if any of the following occurs: (i) the Board has withdrawn or modified its recommendation of the Merger to the Lady Luck Stockholders or recommends a merger or similar transaction with another entity, (ii) Isle of Capri requests that the Board reconfirm its recommendation of the Merger to the Lady Luck Stockholders and it fails to do so after it receives Isle of Capri's request,
(iii) upon material breach of any representation, warranty, covenant or agreement on the part of Lady Luck or if any representation or warranty of Lady Luck shall become untrue and such breach, if curable, is not cured within 30 days, (iv) (A) any state gaming authority revokes any of Lady Luck's licenses or permits to operate any of its casino riverboats, or (B) one or more gaming regulatory authorities imposes fines or penalties against, or requires other payments by, Lady Luck and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Lady Luck is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Lady Luck) relating to the actions of Lady Luck and/or its current or former directors, officers, agents or representatives in an aggregate amount or which impose restrictions upon the operations in the case of (A) or (B), as applicable, that would reasonably be expected to have a material adverse effect on the business of any Lady Luck casino (with materiality determined with respect to the enterprise value of such business), (v) if a material adverse change has occurred with respect to Lady Luck, (vi) upon 30 days notice, if Lady Luck has not filed any required applications with the Mississippi, Iowa and Nevada gaming authorities in connection with obtaining any approvals required for Lady Luck within 60 days after the date of the Merger Agreement, or (vii) if Isle of Capri is not satisfied with the physical investigation and review described above.

    In the event the Merger Agreement is terminated by Lady Luck or Isle of Capri as provided above, the Merger Agreement will become void and, except as set forth below or in the event of a willful breach of the Merger Agreement, there will be no liability or obligation on the part of Lady Luck, Isle of Capri, Merger Sub or their respective officers, directors, stockholders or affiliates as a result of termination. The termination provisions described below will remain in full force and effect and survive any termination of the Merger Agreement.

TERMINATION FEES; REIMBURSEMENT OF EXPENSES

    Lady Luck must pay Isle of Capri a termination fee of $2.5 million upon termination of the Merger Agreement in any of the following circumstances (assuming a proposal for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction with a third party involving Lady Luck exists or an intention to make such a proposal has been communicated to Lady Luck or directly to any of its directors, legal counsel or financial advisors): (a) termination by either Isle of Capri or Lady Luck because Lady Luck Stockholders fail to approve the Merger and if a proposal for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction with a third party involving Lady Luck has been communicated to Lady Luck Stockholders generally,
(b) termination by Isle of Capri if the Board (1) withdraws or modifies its merger recommendation, (2) fails to reconfirm its recommendation at the request of Isle of Capri, or (3) recommends an alternative transaction to Lady Luck Stockholders, or (c) termination by Lady Luck if, prior to the Special Meeting, the Board, after consultation with its financial and legal advisors, has recommended a merger or similar transaction with another entity that is superior to the Merger with Isle of Capri.

    Lady Luck must pay Isle of Capri a termination fee of $1.5 million and must reimburse Isle of Capri for all fees and expenses incurred in connection with the Merger Agreement, upon the occurrence of any of the following events:
(a) termination of the Merger Agreement by Isle of Capri upon breach of any representation, warranty, covenant or agreement on the part of Lady Luck which, in the case of any representations or warranties, would cause them not to be true and correct in all material respects and which breach, if curable, is not cured within 30 days, (b) termination of the Merger Agreement by Isle of Capri because Lady Luck's required applications for gaming approvals were not filed within 60 days of the date of the Merger Agreement or (c) termination of the Merger Agreement by Isle of Capri because the Merger has not been consummated by December 31, 2000 or by June 30, 2001, as such termination date may be extended pursuant to the Merger Agreement, on account of the failure to receive the governmental approvals required to consummate the Merger if such governmental approvals have not been obtained due to facts or circumstances relating to Lady Luck, its employees or operations.

    Lady Luck must reimburse Isle of Capri for all fees and expenses incurred in connection with the Merger Agreement, upon the occurrence of any of the following events: (a) termination of the Merger Agreement by Isle of Capri or Lady Luck because Lady Luck Stockholders fail to approve the Merger (other than under the circumstances provided for in the second preceding paragraph) or
(b) termination of the Merger Agreement by Isle of Capri because a material adverse change has occurred with respect to the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck taken as a whole since June 30, 1999 other than any change arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States.

    Isle of Capri must pay Lady Luck a termination fee of $1.5 million and must reimburse Lady Luck for all fees and expenses incurred in connection with the Merger Agreement, upon the occurrence of any of the following events:
(a) termination of the Merger Agreement by Lady Luck upon breach of any representation, warranty, covenant or agreement on the part of Isle of Capri which, in the case of any representations or warranties, would cause them not to be true and correct in all material respects and which breach, if curable, is not cured within 30 days, (b) termination of the Merger Agreement by Lady Luck because Isle of Capri's required applications for gaming approvals were not filed within 60 days of the date of the Merger Agreement or (c) termination of the Merger Agreement by Lady Luck because the Merger has not been consummated by December 31, 2000 or by June 30, 2001 as such termination date may be extended pursuant to the Merger Agreement, on account of the failure to receive the governmental approvals required to consummate the Merger if such governmental approvals have not been obtained due to facts or circumstances relating to Isle of Capri, its employees or operations.

    Except as set forth above, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger will be paid by the party incurring the expenses.

    Lady Luck currently expects that approximately $59 million will be required to pay the aggregate consideration payable to Lady Luck Stockholders by Isle of Capri in connection with the Merger (assuming no Lady Luck Stockholders exercise appraisal rights). For a description of the sources of such funds, see "The Merger--Merger Financing."

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by Isle of Capri and Lady Luck at any time before or after approval of the Merger by the Lady Luck Stockholders. However, certain amendments may require further stockholder approval under Delaware law or the organizational documents of Lady Luck or Isle of Capri. Amendments must be in a written document signed by each of the parties.

    At any time prior to the closing of the Merger, Isle of Capri and Lady Luck may: (a) extend the time for performing any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties in the Merger Agreement or in any of the other documents for the Merger, and (c) waive compliance with any of the agreements or conditions contained in any of the documents relating to the Merger.

    The above actions must be properly approved or authorized by the respective boards of directors of Isle of Capri and Lady Luck and must be in writing.

                              CERTAIN TRANSACTIONS

    Effective January 1, 1996, Lady Luck entered into several agreements with entities controlled by Tompkins, the Chairman of the Board and Chief Executive Officer of Lady Luck, replacing other agreements that were less favorable to Lady Luck. Under a license agreement with IMPS (formerly known as Lady Luck Casino, Inc. and Marco Polo's International Marketing, Inc. which merged in
1996), a corporation owned and controlled by Tompkins, Lady Luck pays IMPS an annual licensing fee with respect to the "Lady Luck" name and the mailing list developed by Gemini, an S corporation wholly-owned by Tompkins that does business as the Lady Luck Casino & Hotel in Las Vegas, Nevada. The licensing fee is equal to the greater of (a) 9% of Lady Luck's EBITDA as defined (calculated as EBITDA of Lady Luck and all its subsidiaries and joint ventures (multiplied, in the case of Lady Luck's joint ventures, by Lady Luck's ownership interest), excluding, among other things, all revenues and expenses arising from any casino or casino/hotel for which Lady Luck is not the operator and which does not utilize the mailing list or Lady Luck name and excluding revenues from the lease of equipment owned by Lady Luck to third parties or unconsolidated entities), and (b) $1,700,000 per year (as adjusted based on the Consumer Price Index). Lady Luck has agreed to use the Lady Luck name on all existing and future casinos that it operates. The license agreement provides that during any period of default in the payment of principal or interest on the 2001 Notes, Lady Luck will not pay (but will accrue on its books) any licensing fee due to IMPS. For 1998, the licensing fees paid to IMPS by Lady Luck were approximately
$3.4 million. For the period ended September 30, 1999, the licensing fees paid to IMPS by Lady Luck were approximately $2,944,000.

    Under an office lease with Gemini, Lady Luck pays Gemini $300,000 per year, as adjusted based on the Consumer Price Index, for corporate office facilities and services. In addition, Lady Luck reimburses Gemini for the approximate retail value of hotel rooms, food and beverage, and other items provided to Lady Luck by Gemini. Net rent expense and reimbursable items paid to Gemini were $315,000 and $104,000, respectively, for 1998, and were $240,578 and $37,000, respectively, for the nine month period ended September 30, 1999. In addition, Lady Luck incurred $304,000 of marketing and other expenses reimbursed by Gemini for 1998 and $249,924 for the nine month period ended September 30, 1999.

    IMPS provides marketing services to Lady Luck under a reimbursement agreement with Lady Luck. Mr. Uboldi, Lady Luck's President and Chief Operating Officer and a director of Lady Luck, is the Vice President of IMPS. For 1998, Lady Luck paid IMPS $870,000 and for the nine month period ended September 30, 1999, paid $533,200 for the cost of marketing services based on allocated payroll, overhead, direct advertising and other marketing costs. In addition, IMPS reimbursed Lady Luck for $405,000 of expenses paid by Lady Luck on behalf of IMPS related to 1998 marketing costs and $254,642 related to marketing costs for the period ended September 30, 1999.

    With respect to the Company's Bettendorf joint venture, pursuant to an assignment and assumption agreement between IMPS and Lady Luck, IMPS assigned to Lady Luck its rights to receive a management fee for services performed for the Bettendorf joint venture and its obligation to pay part of that fee to its joint venture partner.

    The Company has also entered into the Gemini Amendment, which is subject to the consummation of the Merger, and the Stockholder Support Agreement, as previously described in this Proxy Statement. See "Recent Developments" and "The Merger--Stockholder Support Agreement and Proxy."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information regarding beneficial ownership of Company Common Stock as of December 31, 1999 by (i) each person who is known by Lady Luck to beneficially own 5% or more of the Common Stock,
(ii) each director and executive officer of Lady Luck and (iii) all directors and executive officers of Lady Luck as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares. The address of all persons other than the State of Wisconsin Investment Board and Isle of Capri is Lady Luck Gaming Corporation, 206 North Third Street, Las Vegas, Nevada 89101. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of Isle of Capri is 711 Dr. Martin Luther King, Jr. Blvd., Biloxi, Mississippi 39530.


                                                              AMOUNT AND NATURE OF
                                                                   OWNERSHIP
                                                                   BENEFICIAL        PERCENT OF CLASS
                                                              --------------------   ----------------
Andrew H. Tompkins..........................................        2,226,409(a)(h)         45.6%
Alain Uboldi................................................           33,406(a)(b)            *
Rory J. Reid................................................           15,167(c)               *
Lawrence P. Tombari.........................................           13,433(d)               *
James Bowen.................................................            3,417(e)               *
James H. Bilbray............................................            6,464                  *
Charles Brewer..............................................            8,333                  *
Minxin Pei..................................................              990(f)               *
Norman Little...............................................            1,000                  *
State of Wisconsin Investment Board.........................          417,500(g)             8.6
Isle of Capri Casinos, Inc..................................        1,707,863(h)           34.99%,
All executive officers and directors as a group (9
  persons)..................................................        2,296,880               47.0

    * Less than 1%

    (a) Includes 11,739 shares of Company Common Stock which Tompkins has agreed to transfer to Mr. Uboldi and which shares are subject to an agreement between Mr. Uboldi and Tompkins whereby Tompkins has the right to vote such shares, and under certain circumstances, reacquire such shares. Isle of Capri may be deemed to beneficially own 1,707,863 shares of Company Common Stock owned by Tompkins as described in footnote (h).

    (b) Includes 21,667 shares of Company Common Stock which Mr. Uboldi has the right to acquire pursuant to either currently exercisable options or within the next 60 days. Excludes 3,333 shares of Company Common Stock which are subject to options held by Mr. Uboldi which are not exercisable currently or within the next 60 days.

    (c) Includes 15,167 shares of Company Common Stock which Mr. Reid has the right to acquire pursuant to either currently exercisable options or within the next 60 days. Excludes 2,333 shares of Company Common Stock which are subject to options held by Mr. Reid which are not exercisable currently or within the next 60 days.

    (d) Includes 10,333 shares of Company Common Stock which Mr. Tombari has the right to acquire pursuant to either currently exercisable options or within the next 60 days. Excludes 1,333 shares of Common Stock which are subject to options held by Mr. Tombari which are not exercisable currently or within the next 60 days.

    (e) Includes 2,834 shares of Company Common Stock which Mr. Bowen has the right to acquire pursuant to either currently exercisable options or within the next 60 days. Excludes 1,333 shares of Company Common Stock which are subject to options held by Mr. Bowen which are not exercisable currently or within the next 60 days.

    (f) Includes 500 shares of Company Common Stock which Mr. Pei has the right to acquire pursuant to either currently exercisable options or within the next 60 days. Excludes 333 shares of Common Stock which are subject to options held by Mr. Pei which are not exercisable currently or within the next 60 days.

    (g) Based solely upon a Schedule 13G/A dated February 1, 1999.

    (h) Based solely upon a Schedule 13D dated October 15, 1999. As a result of the Stockholder Support Agreement, Isle of Capri may be deemed to be the beneficial owner of 1,707,863 shares of Company Common Stock owned by Tompkins for purposes of Rule 13d-1(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represents approximately 34.99% of the shares of Company Common Stock outstanding (based on the number of shares of Company Common Stock outstanding on June 30, 1999). Isle of Capri disclaims beneficial ownership of the additional 506,807 shares (which represent approximately 10.4% of the shares of Company Common Stock outstanding) which are subject to the terms of the Stockholder Support Agreement because Isle of Capri cannot exercise its option to purchase such shares until such time as Tompkins breaches his obligations under the Stockholder Support Agreement. All of Tompkins' shares of Company Common Stock have been placed in escrow for the benefit of Isle of Capri pursuant to an Escrow Agreement dated October 5, 1999 among Tompkins, Isle of Capri and Swidler Berlin Shereff Friedman, LLP as escrow agent.

                           REGULATORY CONSIDERATIONS

ANTITRUST

    Under the HSR Act and the rules promulgated thereunder, certain merger transactions, including the Merger, may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and certain waiting periods have expired. Lady Luck and Isle of Capri intend to file notification reports, together with requests for early termination of the waiting period, with the United States Department of Justice and the Federal Trade Commission as soon as practicable.

MISSISSIPPI GAMING REGULATIONS

    The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") under the Mississippi Gaming Control Act (the "Mississippi Act") and the Mississippi State Tax Commission. The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Commission; (iv) prevent cheating and fraudulent practices;
(v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission.

    The Mississippi Act requires that a person (including any corporation or other entity) must be licensed to conduct gaming activities in Mississippi. A license will be issued only for a specified location that has been approved as a gaming site by the Mississippi Gaming Commission prior to issuing a license. The Mississippi Act also requires that each officer or director of a gaming licensee, or other person who is actively and directly engaged in the administration or supervision of gaming, or who has any other significant involvement with the activities of any gaming subsidiary, or who exercises a material degree of control over the licensee, either directly or indirectly, must be found suitable by the Mississippi Gaming Commission.


    Changes in control of a public gaming company licensed in Mississippi through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover, and certain recapitalizations and stock repurchases by a public gaming company, cannot occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a registered corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of such registered corporation. The Mississippi Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction. Lady Luck is currently licensed in Mississippi and, therefore, the Merger is subject to approvals by the Mississippi Commission. As of the date of this Proxy, the necessary Mississippi Commission approvals have been granted.


IOWA GAMING REGULATIONS

    In 1989, the State of Iowa legalized riverboat gaming on the Mississippi River and other waterways located in Iowa. The legislation authorized the granting of licenses to not-for-profit corporations which, in turn, are permitted to enter into operating agreements with qualified persons who also actually conduct riverboat gaming operations. Such operators must likewise be approved and licensed by the Iowa Racing and Gaming Commission (the "Iowa Gaming Commission").

    The ownership and operation of gaming facilities in Iowa are subject to extensive state laws, regulations of the Iowa Gaming Commission and various county and municipal ordinances (collectively, the "Iowa Gaming Laws"), concerning the responsibility, financial stability and character of gaming operators and persons financially interested or involved in gaming operations. Iowa Gaming Laws seek to: (i) prevent unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity;
(ii) establish and maintain responsible accounting practices and procedures;
(iii) maintain effective control over the financial practices of licensees (including the establishment of minimum procedures for internal fiscal affairs, the safeguarding of assets and revenues, the provision of reliable record keeping and the filing of periodic reports with the Iowa Gaming Commission);
(iv) prevent cheating and fraudulent practices; and (v) provide a source of state and local revenues through taxation and licensing fees.

    The Iowa Gaming Commission may require any individual who has a material relationship with any Iowa gaming operation to be investigated and licensed or found suitable. The Iowa Gaming Commission, prior to the acquisition, must approve any person who acquires a 5% or more beneficial interest in Lady Luck's Iowa gaming operations, including the Bettendorf joint venture and the Miss Marquette riverboat casino. The applicant is required to pay all costs of this investigation. At the Effective Time, Isle of Capri will acquire Lady Luck's interest in Lady Luck's Iowa gaming operations, and the Iowa Gaming Commission must approve such acquisition. Pursuant to the terms of the Merger Agreement, initial applications must be filed within 60 days after the date of the Merger Agreement. Initial applications have been filed with the Iowa Gaming Commission as of the date of this Proxy Statement. However, no assurances can be given that the Iowa Gaming Commission will approve the Merger or as to the timing of any such approval.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER
                          dated as of October 5, 1999
                                     among
                          ISLE OF CAPRI CASINOS, INC.,
                               ISLE MERGER CORP.
                                      AND
                          LADY LUCK GAMING CORPORATION

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                      --------

ARTICLE I

THE MERGER
    Section 1.1.        THE MERGER..................................................     I-1
    Section 1.2.        EFFECTIVE TIME OF THE MERGER................................     I-1
    Section 1.3.        CLOSING.....................................................     I-1
    Section 1.4.        EFFECT OF THE MERGER........................................     I-1
                        CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
    Section 1.5.          CORPORATION...............................................     I-2
    Section 1.6.        DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........     I-2
    Section 1.7.        SUBSIDIARIES OF THE SURVIVING CORPORATION...................     I-2

ARTICLE II

EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS
    Section 2.1.        CONVERSION OF SECURITIES....................................     I-2
    Section 2.2.        EXCHANGE OF CERTIFICATES....................................     I-3
    Section 2.3.        ACCELERATION AND PAYMENT FOR LADY LUCK OPTIONS..............     I-4
    Section 2.4.        DISSENTING SHARES...........................................     I-4
    Section 2.5.        LADY LUCK PREFERRED STOCK...................................     I-5
    Section 2.6.        LADY LUCK DEBT SECURITIES...................................     I-5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LADY LUCK
    Section 3.1.        ORGANIZATION OF LADY LUCK AND ITS SUBSIDIARIES..............     I-5
    Section 3.2.        CAPITALIZATION..............................................     I-6
    Section 3.3.        AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.......     I-7
    Section 3.4.        PUBLIC FILINGS; FINANCIAL STATEMENTS........................     I-8
    Section 3.5.        NO UNDISCLOSED LIABILITIES..................................     I-9
    Section 3.6.        ABSENCE OF CERTAIN CHANGES OR EVENTS........................     I-9
    Section 3.7.        TAXES.......................................................     I-9
    Section 3.8.        REAL PROPERTY, TITLE AND RELATED MATTERS....................    I-10
    Section 3.9.        TITLE TO PERSONAL PROPERTY; LIENS...........................    I-11
    Section 3.10.       INTELLECTUAL PROPERTY.......................................    I-12
    Section 3.11.       AGREEMENTS, CONTRACTS AND COMMITMENTS.......................    I-12
    Section 3.12.       LITIGATION..................................................    I-13
    Section 3.13.       ENVIRONMENTAL MATTERS.......................................    I-13
    Section 3.14.       EMPLOYEE BENEFIT PLANS......................................    I-13
    Section 3.15.       COMPLIANCE..................................................    I-15
    Section 3.16.       LABOR MATTERS...............................................    I-16
    Section 3.17.       INSURANCE...................................................    I-16
    Section 3.18.       INFORMATION IN PROXY STATEMENT..............................    I-16
    Section 3.19.       STATE TAKEOVER STATUTE......................................    I-17
    Section 3.20.       VOTING REQUIREMENTS.........................................    I-17
    Section 3.21.       YEAR 2000...................................................    I-17
    Section 3.22.       OPINION OF FINANCIAL ADVISOR................................    I-17
    Section 3.23.       BROKERS.....................................................    I-17

                                                                                        PAGE
                                                                                      --------
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
    Section 4.1.        ORGANIZATION OF BUYER AND MERGER SUB........................    I-18
    Section 4.2.        CAPITALIZATION OF MERGER SUB................................    I-18
    Section 4.3.        AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.......    I-18
    Section 4.4.        BROKERS.....................................................    I-19
    Section 4.5.        OWNERSHIP OF SECURITIES.....................................    I-19
    Section 4.6.        PROXY STATEMENT.............................................    I-19
    Section 4.7.        LITIGATION..................................................    I-19
    Section 4.8.        FINANCING...................................................    I-20

ARTICLE V

COVENANTS
    Section 5.1.        CONDUCT OF BUSINESS OF LADY LUCK............................    I-20
    Section 5.2.        COOPERATION; NOTICE; CURE...................................    I-23
    Section 5.3.        NO SOLICITATION.............................................    I-23
    Section 5.4.        PROXY STATEMENT.............................................    I-24
    Section 5.5.        SPECIAL MEETING.............................................    I-24
    Section 5.6.        ACCESS TO INFORMATION.......................................    I-24
    Section 5.7.        GOVERNMENTAL APPROVALS......................................    I-24
    Section 5.8.        PUBLICITY...................................................    I-25
    Section 5.9.        INDEMNIFICATION.............................................    I-25
    Section 5.10.       STOCKHOLDER LITIGATION......................................    I-26
    Section 5.11.       EMPLOYEE BENEFITS...........................................    I-26
    Section 5.12.       OTHER AGREEMENTS............................................    I-26
    Section 5.13.       MISS MARQUETTE LOANS........................................    I-26
    Section 5.14.       FURTHER ASSURANCES AND ACTIONS..............................    I-26
    Section 5.15.       PENDING ACQUISITIONS........................................    I-27
    Section 5.16.       ALLOCATION OF FUNDS.........................................    I-27

ARTICLE VI

CONDITIONS TO MERGER
                        CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
    Section 6.1.          MERGER....................................................    I-27
    Section 6.2.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF LADY LUCK...........    I-28
    Section 6.3.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER...............    I-28

ARTICLE VII

TERMINATION AND AMENDMENT
    Section 7.1.        TERMINATION.................................................    I-29
    Section 7.2.        EFFECT OF TERMINATION.......................................    I-31
    Section 7.3.        FEES AND EXPENSES...........................................    I-31
    Section 7.4.        AMENDMENT...................................................    I-32
    Section 7.5.        EXTENSION; WAIVER...........................................    I-32

ARTICLE VIII

MISCELLANEOUS
                        NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
    Section 8.1.          AGREEMENTS................................................    I-32
    Section 8.2.        NOTICES.....................................................    I-32
    Section 8.3.        INTERPRETATION..............................................    I-33

                                                                                        PAGE
                                                                                      --------
    Section 8.4.        COUNTERPARTS................................................    I-33
    Section 8.5.        ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES..............    I-33
    Section 8.6.        GOVERNING LAW...............................................    I-34
    Section 8.7.        ASSIGNMENT..................................................    I-34
    Section 8.8.        SEVERABILITY; ENFORCEMENT...................................    I-34
    Section 8.9.        SPECIFIC PERFORMANCE........................................    I-34

                             INDEX OF DEFINED TERMS

    The following terms have the respective meanings specified in the indicated Sections of the Agreement:

TERM                                                          AGREEMENT SECTION
----                                                          -----------------
Acquisition Proposal........................................  5.3(a)
Agreement...................................................  Recitals
best knowledge..............................................  Article III
Buyer.......................................................  Recitals
Buyer Disclosure Schedule...................................  Article IV
Buyer Material Adverse Effect...............................  4.1
Certificate of Merger.......................................  1.2
CIBC........................................................  4.4
Closing.....................................................  1.3
Closing Date................................................  1.3
Code........................................................  2.2(f)
Confidentiality Agreement...................................  5.6
DGCL........................................................  1.1
Dissenting Shares...........................................  2.4
Due Diligence Period........................................  6.3
Effective Time..............................................  1.2
Encumbrances................................................  3.8(b)
Environmental Law...........................................  3.13(b)
ERISA.......................................................  3.14(a)
ERISA Affiliate.............................................  3.14(a)
Exchange Act................................................  3.3(c)
Exchange Agent..............................................  2.2(a)
Exchange Fund...............................................  2.2(a)
foreign person..............................................  3.7(i)
GAAP........................................................  3.4(b)
Gemini......................................................  5.1(n)
Gemini Trademark Assets.....................................  5.1(n)
Governmental Approvals......................................  5.7(a)
Governmental Entity.........................................  3.3(c)
GSMC........................................................  3.7(e)
Hazardous Substance.........................................  3.13(c)
HSR Act.....................................................  3.3(c)
IMPS........................................................  5.1(n)
include, includes or including..............................  8.3
Indebtedness................................................  3.11(a)
Indemnified Parties.........................................  5.9(a)
IRS.........................................................  3.7(c)

TERM                                                          AGREEMENT SECTION
----                                                          -----------------
knowledge...................................................  Article III
Lady Luck...................................................  Recitals
Lady Luck Balance Sheet.....................................  3.4(b)
Lady Luck Common Stock......................................  2.1(a)
Lady Luck Disclosure Schedule...............................  Article III
Lady Luck Employee Plans....................................  3.14(a)
Lady Luck Gaming Laws.......................................  3.15(b)
Lady Luck Interim Financial Statements......................  3.4(b)
Lady Luck Las Vegas Agreement...............................  5.1(n)
Lady Luck Material Contracts................................  3.11(a)
Lady Luck Material Adverse Effect...........................  3.1
Lady Luck Notes.............................................  5.1(p)
Lady Luck Option............................................  2.3
Lady Luck Option Plan.......................................  2.3
Lady Luck Permits...........................................  3.15(a)
Lady Luck Preferred Stock...................................  3.2(a)
Lady Luck Series A Preferred Stock..........................  2.1(c)
Lady Luck Series A Preferred Stock Redemption Amount........  2.5
Lady Luck SEC Reports.......................................  3.4(a)
Lady Luck Special Meeting...................................  5.5
Lady Luck Stockholder Approval..............................  3.20
Lady Luck Welfare Plan......................................  3.14(g)
Las Vegas Hotel.............................................  5.1(n)
Leased Real Property........................................  3.8(b)
Liens.......................................................  3.1
made available..............................................  8.3
Merger......................................................  Recitals
Merger Consideration........................................  2.1(a)
Merger Sub..................................................  Recitals
Merger Sub Common Stock.....................................  4.2
Miss Marquette Agreement....................................  5.1(d)
Miss Marquette Credit Agreement.............................  5.13
Multiemployer Plan..........................................  3.14(e)
Nevada Approval.............................................  6.1(c)
Notifying Party.............................................  5.7(a)
Onyx Partners...............................................  3.23
Outside Date................................................  7.1(b)
Owned Real Property.........................................  3.8(b)
PBGC........................................................  3.14(f)
Permitted Encumbrances......................................  3.8(b)
Physical Inspection and Review..............................  6.3(d)
prohibited transactions.....................................  3.14(c)
Proxy Statement.............................................  5.4(a)
Redemption Agent............................................  2.5
SEC.........................................................  3.3(c)
Securities Act..............................................  3.4(a)
Services....................................................  3.21
single employer.............................................  3.14(a)
Sodak.......................................................  3.7(e)
strategic alliances.........................................  3.11(a)

TERM                                                          AGREEMENT SECTION
----                                                          -----------------
Stockholder Support Agreement...............................  Recitals
Subsidiary..................................................  3.1
Superior Proposal...........................................  5.3(a)
Surviving Corporation.......................................  1.1
Tax or Taxes................................................  3.7(a)
Terminating Buyer Breach....................................  7.1(h)
Terminating Lady Luck Breach................................  7.1(g)
the date of this Agreement, the date hereof.................  8.3
Third Party.................................................  5.3(a)
Tompkins....................................................  5.1(m)
Voting Debt.................................................  3.2(b)
Wasserstein Perella.........................................  3.22
without limitation..........................................  8.3
Year 2000 Ready.............................................  3.21

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 5, 1999, by and among ISLE OF CAPRI CASINOS, INC., a Delaware corporation ("Buyer"), ISLE MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and LADY LUCK GAMING CORPORATION, a Delaware corporation ("Lady Luck").

    WHEREAS, the Board of Directors of Lady Luck has determined that the merger of Merger Sub with and into Lady Luck, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to, and in the best interests of, Lady Luck and its stockholders;

    WHEREAS, the Boards of Directors of Buyer and Merger Sub have determined that the Merger is in the best interests of Buyer and Merger Sub and their respective stockholders;

    WHEREAS, the Boards of Directors of Buyer, Merger Sub and Lady Luck have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Buyer's and Merger Sub's willingness to enter into this Agreement, the principal stockholder of Lady Luck will enter into a Stockholder Support Agreement with Buyer, dated as of the date of this Agreement in the form attached hereto as EXHIBIT A (the "Stockholder Support Agreement"), pursuant to which such stockholder will agree, among other things, to vote all voting securities of Lady Luck owned by him beneficially or of record in favor of approval of the transactions contemplated by this Agreement;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in SECTION 1.2), Merger Sub shall be merged with and into Lady Luck. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Lady Luck shall continue as the surviving corporation (the "Surviving Corporation").

    Section 1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement (including SECTION 7.1 hereof), a certificate of merger with respect to the Merger in appropriate form (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in SECTION 1.3). The Merger shall become effective at the later of the date of filing of the Certificate of Merger or at such time within 90 days of the date of filing as is specified in the Certificate of Merger (the "Effective Time").

    Section 1.3. CLOSING. The closing of the Merger (the "Closing") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Buyer and Lady Luck, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VI (the "Closing Date") and no earlier than January 4, 2000, unless another date is agreed to by Buyer and Lady Luck.

    Section 1.4. EFFECT OF THE MERGER. Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Lady Luck shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Lady Luck shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.5. CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended to be substantially identical to the Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, in each case until duly amended in accordance with applicable law; provided the name of the Surviving Corporation as set forth in its Certificate of Incorporation shall be changed to a new name to be determined by Merger Sub prior to the Effective Time.

    Section 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The directors of Lady Luck immediately prior to the Effective Time shall each have resigned as of the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    Section 1.7. SUBSIDIARIES OF THE SURVIVING CORPORATION. The Surviving Corporation may distribute shares of stock of the Subsidiaries of the Surviving Corporation to the Buyer, or undertake similar transactions having the effect of reorganizing the corporate structure of Buyer and its Subsidiaries, from time to time after the Effective Time.

                                   ARTICLE II
       EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS

    Section 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

        (a) LADY LUCK COMMON STOCK. Each share of common stock, par value $0.006 per share, of Lady Luck ("Lady Luck Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled and retired in accordance with SECTION 2.1(b) and any Dissenting Shares (as defined in SECTION 2.4), together with all rights in respect thereto, shall be converted, subject to SECTION 2.1(e), into the right to receive from the Surviving Corporation a net amount of $12.00 in cash (the "Merger Consideration"). As of the Effective Time, all shares of Lady Luck Common Stock upon which the Merger Consideration is payable pursuant to this
    SECTION 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in exchange for such shares upon the surrender of such certificate in accordance with SECTION 2.2.

        (b) CANCELLATION OF TREASURY STOCK AND BUYER-OWNED STOCK. All shares of Lady Luck Common Stock that are owned by Lady Luck as treasury stock and any shares of Lady Luck Common Stock owned by Buyer or any wholly-owned Subsidiary (as defined in SECTION 3.1) of Buyer shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        (d) ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Lady Luck Common Stock, as applicable), reorganization, recapitalization or any other like change with respect to Lady Luck Common Stock occurring after the date hereof and prior to the Effective Time.

    Section 2.2.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. At or prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Buyer and reasonably acceptable to Lady Luck (the "Exchange Agent"), for the benefit of the holders of shares of Lady Luck Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this SECTION 2.2, through the Exchange Agent, cash in an aggregate amount sufficient to pay the Merger Consideration (the cash so deposited being hereinafter referred to as the "Exchange Fund"). Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

        (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Buyer will instruct the Exchange Agent to mail to each holder of record of Lady Luck Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify), and (ii) instructions to effect the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of shares represented by such Certificate, and the Certificate so registered shall forthwith be canceled. In the event of a transfer of ownership of shares of Lady Luck Common Stock which is not registered in the transfer records of Lady Luck as of the Effective Time, the Merger Consideration may be issued and paid in accordance with this ARTICLE II to a transferee if the Certificate evidencing such shares of Lady Luck Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this SECTION 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Lady Luck Common Stock (other than Certificates representing Dissenting Shares) will be deemed from and after the Effective Time for all corporate purposes (other than the payment of dividends and subject to SECTION 2.1(e)), to evidence the right to receive the Merger Consideration without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

        (c) TRANSFERS OF OWNERSHIP. At the Effective Time, the stock transfer books of Lady Luck shall be closed, and there shall be no further registration of transfers of Lady Luck Common Stock thereafter on the records of Lady Luck.

        (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of Lady Luck as of the date which is twelve months after the Effective Time shall be delivered to Buyer, upon demand, and thereafter such former stockholders of Lady Luck who have not theretofore complied with this SECTION 2.2 shall be entitled to look only to Buyer for payment of the Merger Consideration to which they are entitled pursuant hereto.

        (e) NO LIABILITY. None of Buyer, Merger Sub, Lady Luck or the Exchange Agent shall be liable to any holder of Lady Luck Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to the date on which the Merger Consideration or any dividends or distributions with respect to Lady Luck Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving

    Corporation, free and clear of all claims or interest of any person previously entitled thereto on such date prior to the time such escheat laws become applicable.

        (f) WITHHOLDING RIGHTS. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Certificates which prior to the Effective Time represented shares of Lady Luck Common Stock such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer or the Exchange Agent and remitted to the proper authority, such withheld amounts thereafter shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Lady Luck Common Stock in respect of which such deduction and withholding was made by Buyer or the Exchange Agent.

        (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration as may be required pursuant to SECTION 2.2; provided, however, that Buyer may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    Section 2.3. ACCELERATION AND PAYMENT FOR LADY LUCK OPTIONS. Following the execution of this Agreement, the Board of Directors of Lady Luck (or, if appropriate, any committee administering the Lady Luck Stock Option Plan (as defined below)) shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each then outstanding stock option to purchase shares of Lady Luck Common Stock (a "Lady Luck Option") heretofore granted under any stock option or other stock-based incentive plan, program or arrangement of Lady Luck, including the 1993 Stock Option Plan and the 1996 Director Stock Option Plan (collectively, the "Lady Luck Option Plan") shall be accelerated and canceled immediately prior to the Effective Time in exchange for payment of an amount of cash equal to the product of (x) the number of shares of Lady Luck Common Stock subject to such Lady Luck Option immediately prior to the consummation of the Merger and (y) the excess, if any, of the Merger Consideration over the per share exercise price of such Lady Luck Option; provided, however, that such excess shall not be less than zero. Notwithstanding anything in this SECTION 2.3 to the contrary, with respect to any Lady Luck Option granted under the Lady Luck Stock Option Plan having a per share exercise price that is greater than the Merger Consideration, whether or not vested and exercisable, the Board of Directors of Lady Luck (or, if appropriate, any committee administering the Lady Luck Stock Option Plan), shall adopt such resolutions or use its best efforts to take such other actions as are required to provide that each such Lady Luck Option shall be accelerated and, if not exercised before the Effective Time, shall be canceled as of the Effective Time and shall have no further force or effect as of the Effective Time, without regard to the fact that the holder of such Lady Luck Option shall have received no payment for the Lady Luck Option.

    Section 2.4. DISSENTING SHARES. Notwithstanding SECTION 2.1, all shares of Lady Luck Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Lady Luck Common Stock in accordance with the DGCL (collectively, the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares of Lady Luck Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration without interest thereon. Lady Luck shall give Buyer prompt notice of any demands received by Lady Luck for appraisal of shares of Lady Luck Common Stock, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Lady Luck shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 2.5. LADY LUCK PREFERRED STOCK. Each share of Series A Mandatory Cumulative Redeemable Preferred Stock, par value $25.00 per share, of Lady Luck ("Lady Luck Series A Preferred Stock") issued and outstanding immediately prior to the Effective Time, shall be redeemed in connection with the transactions contemplated hereby immediately prior to the Effective Time pursuant to its terms at its liquidation preference. Immediately prior to the Effective Time, Buyer shall deposit with a bank or trust company designated by Lady Luck and reasonably acceptable to Buyer (the "Redemption Agent") for the benefit of the holders of shares of Lady Luck Series A Preferred Stock outstanding immediately prior to the Effective Time, for redemption by Lady Luck through the Redemption Agent, cash in an aggregate amount sufficient to redeem all outstanding shares of Lady Luck Series A Preferred Stock at the liquidation preference as of such date (the "Lady Luck Series A Preferred Stock Redemption Amount"). Lady Luck shall call the Lady Luck Series A Preferred Stock for redemption pursuant to its terms at the Lady Luck Series A Preferred Stock Redemption Price at the direction of Buyer and conditioned upon closing of the Merger. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Buyer.

    Section 2.6. LADY LUCK DEBT SECURITIES. Except as otherwise repaid, redeemed or purchased in connection with the transactions contemplated hereby, all notes and other debt instruments of Lady Luck that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF LADY LUCK

    Lady Luck represents and warrants to Buyer and Merger Sub that the statements contained in this ARTICLE III are true and correct except as set forth herein and in the disclosure schedule delivered by Lady Luck to Buyer and Merger Sub on or before the date of this Agreement (the "Lady Luck Disclosure Schedule"). Any reference in the Merger Agreement to Lady Luck's "knowledge" or "best knowledge," or to "the best of Lady Luck's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the (i) corporate officers of Lady Luck or any of its Subsidiaries and (ii) general managers of any gaming property of Lady Luck or any of its Subsidiaries for all purposes. The Lady Luck Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 3.1. ORGANIZATION OF LADY LUCK AND ITS SUBSIDIARIES. Each of Lady Luck and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Lady Luck and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck and its Subsidiaries, taken as a whole other than any effect arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States (a "Lady Luck Material Adverse Effect"). Lady Luck has delivered to Buyer a true and correct copy of the Certificate of Incorporation and Bylaws of Lady Luck, in each case as amended to the date of this Agreement.

Assuming regulatory compliance by Buyer, the respective organizational documents of Lady Luck's Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Buyer, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Lady Luck. Except as set forth on the Lady Luck Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Lady Luck, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    Section 3.2.  CAPITALIZATION.

        (a) The authorized capital stock of Lady Luck consists of 75,000,000 shares of Lady Luck Common Stock, $0.006 par value per share, and 4,000,000 shares of preferred stock, $25.00 par value per share ("Lady Luck Preferred Stock"). As of the date hereof, (i) 4,881,003 shares of Lady Luck Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Lady Luck Common Stock were held in the treasury of Lady Luck or by Subsidiaries of Lady Luck, and
    (iii) 433,638 shares of Lady Luck Series A Preferred Stock were the only Lady Luck Preferred Stock issued and outstanding. SECTION 3.2(a)(i) of the Lady Luck Disclosure Schedule sets forth the number of shares of Lady Luck Common Stock reserved for future issuance upon exercise of Lady Luck Options granted and outstanding as of the date hereof and under the Lady Luck Stock Option Plans.

        SECTION 3.2(a)(i) of the Lady Luck Disclosure Schedule also sets forth as of the date hereof, for each Lady Luck Stock Option Plan, the dates on which Options which are still outstanding under such plan were granted, the number of outstanding Options granted on each such date and the exercise price thereof. Except as disclosed in SECTION 3.2(a)(i) of the Lady Luck Disclosure Schedule, since December 31, 1998 through the date of this Agreement, Lady Luck has not made any grants under any of the Lady Luck Stock Option Plans. Except as disclosed in SECTION 3.2(a)(i) of the Lady Luck Disclosure Schedule, as of the date of this Agreement, Lady Luck has not granted any contractual rights the value of which is derived from the financial performance of Lady Luck or from the value of shares of Lady Luck Common Stock. Except as disclosed in SECTION 3.2(a)(ii) of the Lady Luck Disclosure Schedule, there are no obligations, contingent or otherwise, of Lady Luck or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Lady Luck Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any investment in an amount greater than $250,000 in the aggregate (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Lady Luck's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in SECTION 3.2(a)(iii) of the Lady Luck Disclosure Schedule and except as required by gaming industry regulations, all such shares and ownership interests are owned by Lady Luck or another Subsidiary of Lady Luck, free and clear of all security interests, liens, claims, pledges, agreements, limitations on Lady Luck's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

        (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) in connection with the Merger or the transactions contemplated by this Agreement ("Voting Debt") of Lady Luck or any of its Subsidiaries issued and outstanding, other than the debt securities disclosed in SECTION 3.2(b) of the Lady Luck Disclosure Schedule. Except as set forth in SECTION 3.2(a) or in this SECTION 3.2(b) or as reserved for future grants of options under the Lady Luck Stock Option Plans as of the date hereof, (i) there are no shares of capital stock of any class of Lady Luck, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) except as set forth in SECTION 3.2(b) of the Lady Luck Disclosure Schedule, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Lady Luck or any of its Subsidiaries is a party or by which it is bound obligating Lady Luck or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Lady Luck or any of its Subsidiaries or obligating Lady Luck or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and
    (iii) except for the Stockholder Support Agreement being entered into on the date hereof, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Lady Luck. All shares of Lady Luck Common Stock subject to issuance as specified in this SECTION 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    Section 3.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Lady Luck has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Lady Luck have been duly authorized by all necessary corporate action on the part of Lady Luck, subject only to the approval and adoption of this Agreement and the Merger by Lady Luck's common stockholders holding at least 75% of the outstanding shares of Lady Luck Common Stock. This Agreement has been duly executed and delivered by Lady Luck and constitutes the valid and binding obligation of Lady Luck, enforceable against Lady Luck in accordance with its terms.

        (b) Other than as disclosed in SECTION 3.3(b) of the Lady Luck Disclosure Schedule, the execution and delivery of this Agreement by Lady Luck does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Lady Luck or the comparable charter or organizational documents of any of its Subsidiaries,
    (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Lady Luck or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in SECTION 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lady Luck or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Lady Luck Material Adverse Effect or (y) would not prevent or materially delay the consummation of the Merger.

        (c) Except as disclosed in SECTION 3.3(c) of the Lady Luck Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Lady Luck or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (iii) the filing of any Proxy Statement (as such term is defined in SECTION 5.4(a) below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) any approvals and filing of notices required under any applicable gaming industry regulation, (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, and
    (vi) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger.

    Section 3.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

        (a) None of Lady Luck's Subsidiaries is required to file forms, reports and documents with the SEC. Lady Luck has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act since December 31, 1998. Except as set forth in SECTION 3.4(a) of the Lady Luck Disclosure Schedule and except for matters otherwise corrected by the subsequent filing with the SEC of an appropriate amendment prior to the date of this Agreement, the reports, forms, documents filed by Lady Luck with the SEC prior to the date of this Agreement (the "Lady Luck SEC Reports") (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Lady Luck SEC Reports or necessary in order to make the statements in such Lady Luck SEC Reports, in the light of the circumstances under which they were made, not misleading.

        (b) Except as set forth in SECTION 3.4(a), each of the consolidated financial statements (including, in each case, any related notes) of Lady Luck contained in the Lady Luck SEC Reports complied as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto; was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly presented the consolidated financial position of Lady Luck and its Subsidiaries as of the dates, and the consolidated results of its operations and cash flows for the periods, indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1998, were not or are not expected to be material in amount. The audited balance sheet of Lady Luck as of December 31, 1998 is referred to herein as the "Lady Luck Balance Sheet." The unaudited consolidated balance sheet and consolidated income statement of Lady Luck as of and for the period ended June 30, 1999 are referred to herein as the "Lady Luck Interim Financial Statements."

    Section 3.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Lady Luck SEC Reports or in SECTION 3.5 of the Lady Luck Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Lady Luck Balance Sheet in the ordinary course of business consistent with past practices, Lady Luck and its consolidated Subsidiaries do not have any liabilities accrued, contingent or otherwise, of the type required to be reflected in financial statements, including the notes thereto, in accordance with GAAP, and whether due or to become due.

    Section 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Lady Luck SEC Reports or in SECTION 3.6 of the Lady Luck Disclosure Schedule, since the date of the Lady Luck Balance Sheet, Lady Luck and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (a) any event, series of events, condition or series of conditions that has had a Lady Luck Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Lady Luck's capital stock; (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (d) (i) any granting by Lady Luck or any of its Subsidiaries to any director or officer of Lady Luck or its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Lady Luck SEC Reports, (ii) any granting by Lady Luck or any of its Subsidiaries to any director or officer of any stock options, (iii) any granting by Lady Luck or any of its Subsidiaries to any officer of any increase in severance or termination pay, or (iv) any entry by Lady Luck or any of its Subsidiaries into any employment, severance or termination agreement with any director, officer or other employee, consultant or independent contractor; (e) any material change in accounting methods, principles or practices of Lady Luck, except insofar as may have been required by a change in GAAP; (f) any tax election that individually or in the aggregate would be reasonably likely to have a Lady Luck Material Adverse Effect; or (g) any settlement of pending or threatened litigation involving Lady Luck or any of its Subsidiaries (whether brought by a private party or a Governmental Entity) in amounts of $10,000 or more.

    Section 3.7.  TAXES.

        (a) For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

        (b) Lady Luck and each of its Subsidiaries have: (i) filed all federal, state, local and foreign Tax returns and reports required to be filed by them prior to the date of this Agreement (taking into account all applicable extensions), and such Tax returns and reports (taking into account all amendments thereto) are true, correct and complete in all material respects;
    (ii) paid or accrued all Taxes due and payable; and (iii) paid or accrued all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

        (c) Except as set forth in SECTION 3.7(c) of the Lady Luck Disclosure Schedule, no Tax return of Lady Luck or any of its Subsidiaries is under examination by the Internal Revenue Service (the "IRS") nor any other taxing authority and neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Lady Luck, is threatening to assert any claims for Taxes. No material issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

        (d) Lady Luck and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of Lady Luck or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings, with the relevant taxing authority and for which adequate reserves in accordance with GAAP are being maintained).

        (e) Except as disclosed in SECTION 3.7(c) of the Lady Luck Disclosure Schedule and Gamblers Supply Management Company ("GSMC"), which currently is a subsidiary of Sodak Gaming, Inc. ("Sodak"), and which is expected to be acquired by Lady Luck after the date hereof but prior to Closing pursuant to the Miss Marquette Agreement (as herein defined), neither Lady Luck nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Lady Luck or any Subsidiary of Lady Luck.

        (f) Neither Lady Luck nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

        (g) Except as disclosed in SECTION 3.7(g) of the Lady Luck Disclosure Schedule, neither Lady Luck nor any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a Tax period prior to the Effective Time but that was not recognized in any such prior Tax period as a result of the installment method of accounting, the completed contract or percentage contract methods of accounting (including the look-back method under Section 460(b)(2) of the Code), the cash method of accounting or Section 481 of the Code or any comparable provision of state, local, or foreign Tax law, or for any other reason. Neither Lady Luck nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

        (h) Except as disclosed in SECTION 3.7(h) of the Lady Luck Disclosure Schedule, (i) there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax returns required to be filed with respect to Lady Luck or any of its Subsidiaries, (ii) neither Lady Luck nor any of its Subsidiaries, nor any affiliated group, within the meaning of Section 1504 of the Code, of which Lady Luck or any of its Subsidiaries is or has ever been a member, has requested any extension of time within which to file any Tax return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any taxing authority by or on behalf of Lady Luck or any of its Subsidiaries which is still in effect.

        (i) Except as set forth in SECTION 3.7(i) of the Lady Luck Disclosure Schedule, no person who holds five percent or more of the stock of Lady Luck is a "foreign person" as defined in Section 1445 of the Code.

    Section 3.8.  REAL PROPERTY, TITLE AND RELATED MATTERS.

        (a) REAL PROPERTY. SECTION 3.8(a) of the Lady Luck Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of
    (i) all contracts or agreements (including leases, ground leases, licenses, options and other agreements) relating to Leased Real Property, and (ii) a brief description of each piece of Owned Real Property. Lady Luck or a Subsidiary of Lady Luck, as the case may be, has (A) good and marketable title to all Owned Real Property and to all fixtures thereon, free and clear of any Encumbrances, except for Permitted Encumbrances, and (B) except as set forth in SECTION 3.8(a) of the Lady Luck Disclosure Schedule, the right to quiet enjoyment of the Leased Real Property for the full term of the leases. Each lease or other contract referred to in SECTION 3.8(a) of the Lady Luck Disclosure Schedule relating to Leased Real Property is a valid contract or agreement enforceable against Lady Luck or its Subsidiary, as the case may be, in accordance with its terms and, to the knowledge of Lady Luck, against the other parties thereto. To the knowledge of Lady Luck, there are no rights or options of any third party to acquire such Leased Real Property or any ownership therein. Neither Lady Luck nor any of its Subsidiaries are in default, nor have received any written notice alleging that it or they are in default, under the leases, ground leases, subleases, licenses, options or other agreements set forth in
    SECTION 3.8(a) of the Lady Luck Disclosure Schedule relating to Leased Real Property. To the knowledge of Lady Luck, no other party to any such leases, ground leases, licenses, options or other agreements is in default thereunder.

        (b) DEFINITIONS. As used in this SECTION 3.8, the following terms shall have the following meanings:

    "Encumbrances" means all leases, mortgages, liens, pledges, charges, options, encumbrances or defects of any kind or character.

    "Leased Real Property" means all of the real property leased or subleased by Lady Luck or a Subsidiary of Lady Luck as tenant, together with, to the extent leased by Lady Luck, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property of Lady Luck attached or appurtenant thereto, and all easements, licenses, rights and appurtenances related to the foregoing.

    "Owned Real Property" means all of the real property owned by Lady Luck or any of its Subsidiaries, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and personal property attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

    "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Encumbrances that are disclosed in SECTION 3.8(a) of the Lady Luck Disclosure Schedule, except for (A) any Encumbrance which would prevent or impair in any way the use of the subject property for its current use or (B) any Encumbrance which secures any indebtedness (other than indebtedness that is otherwise permitted by this Agreement), (ii) liens for taxes, assessments, fees and other governmental charges or levies which are not yet due, payable or delinquent, (iii) such survey exceptions or reciprocal easement agreements that do not prevent Lady Luck or its Subsidiaries, and would not prevent the Surviving Corporation, from conducting Lady Luck's business as applicable as currently conducted and which would not have a Lady Luck Material Adverse Effect, (iv) the provisions of any federal, state or local law, ordinance or regulation, provided the same are not violated by the current use of the property, (v) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business, securing obligations that are not in excess of $50,000 in the aggregate at any time, and (vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

    Section 3.9. TITLE TO PERSONAL PROPERTY; LIENS. Lady Luck and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets (including all river boats operated by Lady Luck and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as and where currently conducted.
SECTION 3.9 of the Lady Luck Disclosure Schedule is a full and complete list of all leases, licenses and similar agreements relating to all tangible personal property used by Lady Luck and its Subsidiaries in the conduct of their business that is not owned by them. Except as disclosed in SECTION 3.9 of the Lady

Luck Disclosure Schedule, all such material tangible personal assets and properties are sufficiently free of liens to allow each of Lady Luck and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted, and the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would have a Lady Luck Material Adverse Effect.

    Section 3.10. INTELLECTUAL PROPERTY. SECTION 3.10 of the Lady Luck Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Lady Luck or any of its Subsidiaries, and (ii) trademark, service mark and trade name license agreements to which Lady Luck or any of its Subsidiaries is a party. Except as disclosed in SECTION 3.10 of the Lady Luck Disclosure Schedule, all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights used in connection with the businesses of Lady Luck and its Subsidiaries as currently conducted are without material restrictions or material conditions on use, and there is no conflict with the intellectual property rights of Lady Luck and its Subsidiaries therein or any conflict by them with the intellectual property rights of others therein which, individually or in the aggregate, would be reasonably likely to have a Lady Luck Material Adverse Effect.

    Section 3.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

        (a) Except as listed as an exhibit to the Lady Luck SEC Reports or as disclosed in SECTION 3.11(a) of the Lady Luck Disclosure Schedule, as of the date of this Agreement, neither Lady Luck nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $100,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract or other instrument relating to any merger, consolidation, business combination, share exchange or business acquisition, or for the purchase, acquisition, sale or disposition of any material assets, of Lady Luck or any of its Subsidiaries outside the ordinary course of business, (iv) agreement, contract or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationship, etc.), (v) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Lady Luck or any of its Subsidiaries,
    (vi) any contract, agreement or other instrument having as a party a partnership, joint venture or limited liability company in which Lady Luck or any of its Subsidiaries is a partner, joint venture party or member which would otherwise satisfy the criteria in clauses (i), (iii), (iv) or (v) if Lady Luck or any of its Subsidiaries were a party to such contract, agreement or other instrument, (vii) any other contract, agreement or commitment that requires annual or remaining payments in excess of $50,000 after the date hereof or (viii) any other contract, agreement or commitment that is not cancelable by Lady Luck or its Subsidiaries without penalty on 30 days' notice or less (collectively, the "Lady Luck Material Contracts"). "Indebtedness" means any liability in respect of (A) borrowed money,
    (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business), and (D) guarantees of any of the foregoing incurred by any other person other than Lady Luck or any of its Subsidiaries. Except as set forth in SECTION 3.11(a) of the Lady Luck Disclosure Schedule and except for the Lady Luck Las Vegas Agreement and the Consulting, Advisory and Non-Competition Agreement described in SECTION 5.12, from and after the Effective Time there will be no contract, agreement, other instrument or commitment, written or oral, between the Surviving Corporation or any of its Subsidiaries, on the one hand, and any former or present officer, director, shareholder or employee of Lady Luck or any of its Subsidiaries.

        (b) Except as disclosed in SECTION 3.11(b) of the Lady Luck Disclosure Schedule, as of the date of this Agreement, (i) each of the Lady Luck Material Contracts is valid and binding upon Lady Luck or any of its Subsidiaries (and, to Lady Luck's best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect,
    (ii) there is no breach or
    violation of or default by Lady Luck or any of its Subsidiaries under any of the Lady Luck Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Lady Luck or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Lady Luck Material Contracts.

    Section 3.12. LITIGATION. Except as specifically disclosed in the Lady Luck SEC Reports or in SECTION 3.12 of the Lady Luck Disclosure Schedule,
(a) there is no action, suit or proceeding, claim, arbitration or investigation against or affecting Lady Luck or any of its Subsidiaries pending, or as to which Lady Luck or any of its Subsidiaries has received any written notice of assertion against or affecting, Lady Luck or any of its Subsidiaries, or any property or asset of Lady Luck or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign that is not fully covered by insurance subject to deductible amounts under the applicable insurance policies; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Lady Luck or any of its Subsidiaries.

    Section 3.13.  ENVIRONMENTAL MATTERS.

        (a) Except as disclosed in SECTION 3.13(a) of the Lady Luck Disclosure
    Schedule: (i) Lady Luck and its Subsidiaries have complied with all applicable Environmental Laws (as defined in SECTION 3.13(b)); (ii) the properties currently owned, leased or operated by Lady Luck and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined in SECTION 3.13(c)); (iii) neither Lady Luck nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Lady Luck nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (v) neither Lady Luck nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Lady Luck or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Lady Luck nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and
    (vii) there are no circumstances or conditions involving Lady Luck or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Lady Luck or any of its Subsidiaries pursuant to any Environmental Law.

        (b) For purposes of this Agreement, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to:
    (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

        (c) For purposes of this Agreement, the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

    Section 3.14.  EMPLOYEE BENEFIT PLANS.

        (a) SECTION 3.14(a) of the Lady Luck Disclosure Schedule contains a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, retention, change of control and severance agreements, and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, programs, policies and agreements, written or otherwise, in each case that is sponsored, maintained, contributed to or required to be contributed to by Lady Luck or any of its Subsidiaries or any trade or business (whether or not incorporated) which, together with Lady Luck or any of its Subsidiaries, would be deemed a "single employer" under Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which Lady Luck, any of its Subsidiaries or any ERISA Affiliate is a party for the benefit of any current or former employee, consultant, director or independent contractor of Lady Luck or any of its Subsidiaries (together, the "Lady Luck Employee Plans").

        (b) Lady Luck has delivered or made available to Buyer all documents related to the Lady Luck Employee Plans, including, without limitation:
    (i) true and complete copies of all Lady Luck Employee Plan documents and any summary plan descriptions, summary annual reports and insurance contracts relating thereto, (ii) detailed summaries of all unwritten Lady Luck Employee Plans, (iii) true and complete copies of the most recent financial statements, actuarial reports and annual reports with respect to all Lady Luck Employee Plans for which financial statements, actuarial reports or annual reports are required or have been prepared, (iv) the most recent determination letter from the IRS (if applicable) for any such Lady Luck Employee Plan, and (v) true and complete copies of any correspondence during the twenty-four month period which ends on the date of this Agreement between any Governmental Entity and Lady Luck or any of its Subsidiaries relating to any of the documents described above.

        (c) All Lady Luck Employee Plans conform in all material respects to, and are being administered and operated in all material respects in compliance with, the requirements of ERISA, the Code and all other applicable laws, including applicable laws of foreign jurisdictions. Except as set forth in SECTION 3.14(c) of the Lady Luck Disclosure Schedule, there have not been any "prohibited transactions," as such term is defined in
    Section 4975 of the Code or Section 406 of ERISA, involving any of the Lady Luck Employee Plans that could subject Lady Luck or any of its Subsidiaries to any penalties or taxes imposed under the Code or ERISA. SECTION
    3.14(c) of the Lady Luck Disclosure Schedule sets forth a true and complete list of all outstanding loans from Lady Luck or any of its Subsidiaries to any current or former director, officer, employee or consultant which exceeds $3,500 per employee. Loans to employees in the aggregate do not exceed $25,000.

        (d) Except as set forth in SECTION 3.14(d) of the Lady Luck Disclosure Schedule, any Lady Luck Employee Plan that is intended to be qualified under
    Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, has received a favorable determination letter from the IRS covering any provision for which the remedial amendment period (within the meaning of Section 401(b) of the Code) has not expired, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption in any material respect or result in the imposition of material excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Lady Luck Employee Plan. Except as set forth in
    SECTION 3.14(d) of the Lady Luck Disclosure Schedule, all contributions or other amounts payable by Lady Luck or any of its Subsidiaries with respect to each Lady Luck Employee Plan have been paid or accrued in accordance with GAAP, ERISA, the Code and the terms of each such plan.

        (e) Except as set forth in SECTION 3.14(e) of the Lady Luck Disclosure Schedule, none of Lady Luck, any of its Subsidiaries nor any ERISA Affiliate
    (i) at any time in the past has had a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) ("Multiemployer Plan"), or (ii) at any time in the past has had any liability, contingent or otherwise, under Title IV of ERISA or Section 412 of the Code. As of the date of this Agreement, no Lady Luck Employee Plan is subject to Title IV of ERISA and no Lady Luck Employee Plan is a Multiemployer Plan.

        (f) There are no pending, or to Lady Luck's knowledge, any threatened or anticipated claims by or on behalf of any Lady Luck Employee Plan, or by or on behalf of any individual participants or beneficiaries of any Lady Luck Employee Plan, alleging any breach of fiduciary duty on the part of Lady Luck or any of its Subsidiaries or any of the officers, directors or employees of Lady Luck or any of its Subsidiaries under ERISA or any other applicable Regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, or alleging any violation of any other applicable laws. The Lady Luck Employee Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

        (g) With respect to any Lady Luck Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(l) of ERISA) (a "Lady Luck Welfare Plan"), (i) each Lady Luck Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance in all material respects with all applicable requirements pertaining to such deductions, and (ii) any Lady Luck Employee Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects with all of the requirements of ERISA and Section 4980B of the Code. No welfare benefit fund (within the meaning of Section 419(e)(1) of the Code) or voluntary employees' beneficiary association (within the meaning of Section
    501(c)(9) of the Code) has been established or maintained in connection with a Lady Luck Welfare Plan.

    Section 3.15.  COMPLIANCE.

        (a) Except as disclosed in SECTION 3.15(a) of the Lady Luck Disclosure Schedule, each of Lady Luck and its Subsidiaries, and each of their respective directors, officers, persons performing management functions similar to officers and, to Lady Luck's best knowledge, partners, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916, Certificates of Inspection issued by the US Coast Guard and permits and approvals issued by the United States Army Corps of Engineers and pursuant to the Lady Luck Gaming Laws (as defined below)), necessary to conduct the business and operations of Lady Luck and each of its Subsidiaries as currently conducted, each of which is in full force and effect in all material respects, and no notice of revocation has been received in respect thereof, (the "Lady Luck Permits") except where the failure to hold such permits, registrations certificates of occupancy, findings of suitability, licenses, variances not issued or required pursuant to any Lady Luck Gaming Law would not, individually or in the aggregate, be reasonably likely to have a Lady Luck Material Adverse Effect. Except as disclosed in the Lady Luck SEC Reports or as disclosed in SECTION 3.15(a) of the Lady Luck Disclosure Schedule or as would not reasonably be likely to have a Lady Luck Material Adverse Effect, the businesses of Lady Luck and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except as disclosed in SECTION 3.15(a) of the Lady Luck Disclosure Schedule, no investigation or review by any Governmental Entity with respect to Lady Luck or any of its Subsidiaries is pending or, to Lady Luck's best knowledge, threatened, nor has any Governmental Entity indicated any intention to conduct the same.

        (b) The term "Lady Luck Gaming Laws" means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Lady Luck or any of its Subsidiaries, including any applicable state gaming law and any federal or state laws relating to currency transactions.

        (c) Except as disclosed in SECTION 3.15(c) of the Lady Luck Disclosure Schedule, (i) neither Lady Luck nor any of its Subsidiaries, nor any director, officer, key employee or, to Lady Luck's best knowledge, partners of Lady Luck or any of its Subsidiaries, has received any written claim, demand notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of, any Lady Luck Gaming Laws which did or would be reasonably likely to result in fines or penalties of $10,000 or more; (ii) to the best knowledge of Lady Luck, there are no facts, which, if known to the regulators under the Lady Luck Gaming Laws, could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or any officer, director or other person performing management functions similar to an officer or partner, under any Lady Luck Gaming Laws; and
    (iii) neither Lady Luck nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Lady Luck Gaming Laws.

    Section 3.16. LABOR MATTERS. Except as disclosed in SECTION 3.16 of the Lady Luck Disclosure Schedule, (i) there are no proceedings pending between Lady Luck or any of its Subsidiaries and any of their respective employees before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity; (ii) to the best knowledge of Lady Luck, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Lady Luck nor any of its Subsidiaries has received notice of any alleged unfair labor practice charges and/or complaints pending against Lady Luck or any of its Subsidiaries or any of their respective representatives or employees before the National Labor Relations Board or any current union representation questions involving employees of Lady Luck or any of its Subsidiaries; (iv) Lady Luck's employment policies and practices comply in all material respects with applicable law; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout or, to the best knowledge of Lady Luck, threat thereof, by or with respect to any employees of Lady Luck or any of its Subsidiaries. Lady Luck and its Subsidiaries are not parties to any collective bargaining agreements or other labor union contracts applicable to individuals employed or previously employed by Lady Luck or any of its Subsidiaries and, except as disclosed in SECTION 3.16 of the Lady Luck Disclosure, no collective bargaining agreement or labor union contract is being negotiated by Lady Luck or any such Subsidiary.

    Section 3.17. INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Lady Luck or any of its Subsidiaries are listed on SECTION 3.17 of the Lady Luck Disclosure Schedule. At the Effective Time, all such insurance policies, or replacements thereof, will be outstanding and duly in force. To Lady Luck's knowledge, no notice of termination or non-renewal of any such insurance policy has been received by Lady Luck.

    Section 3.18. INFORMATION IN PROXY STATEMENT. The Proxy Statement, as such term is defined in SECTION 5.4(a) below (or any amendment thereof or supplement thereto), at the date mailed to Lady Luck's stockholders and at the time of the Lady Luck Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Lady Luck with respect to statements made therein based on information supplied in writing by Buyer or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

    Section 3.19. STATE TAKEOVER STATUTE. The Board of Directors of Lady Luck has approved the Merger, this Agreement and the Stockholder Support Agreement and, assuming the accuracy of the representations contained in SECTION 4.5 hereof (without giving effect to the knowledge qualification therein), such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholder Support Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the DGCL to the extent, if any, that such Sections are applicable to the Merger, this Agreement, the Stockholder Support Agreement and the transactions contemplated hereby and thereby. Except for Section 203 of the DGCL, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under any federal or state law applicable to Lady Luck is applicable to the Merger or the other transactions contemplated hereby.

    Section 3.20. VOTING REQUIREMENTS. The affirmative vote of the holders of at least 75% of the outstanding shares of Lady Luck Common Stock entitled to vote thereon at the Lady Luck Special Meeting with respect to the approval of the Merger (the "Lady Luck Stockholder Approval") is the only vote of the holders of any class or series of Lady Luck's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

    Section 3.21. YEAR 2000. Lady Luck has conducted an initial review of whether its systems, processes, products, equipment and services are "Year 2000 Ready." Interim results of such review are disclosed in SECTION 3.21 of the Lady Luck Disclosure Schedule. Lady Luck has provided to Buyer all reports prepared by it or its outside consultants regarding its Year 2000 Readiness. "Year 2000 Ready" means that the systems, processes, products, equipment and services of Lady Luck and each of its Subsidiaries (including any software embedded in any products) ("Services"), will correctly identify, recognize and process four-digit year dates, and the Services will: (a) continue to function properly with regard to dates before, during and after the transition to year 2000 including, but not limited to, the ability to roll dates from December 31, 1999 to January 1, 2000 and beyond with no errors or system interruptions; (b) accurately perform calculations and comparisons on dates that span centuries;
(c) accept and properly process dates that could span more than 100 years (e.g., calculating a person's age from their birth date and the current date); (d) properly sort and sequence dates that span centuries; (e) understand that the year 2000 starts on a Saturday; (f) recognize that February 29, 2000 is a valid date and that the year 2000 has 366 days; (g) prohibit use of date fields for any purpose other than to store valid dates; (h) preclude the use of 12/31/99 or any other valid date to indicate something other than a date (e.g., 12/31/99 in a date field means "do not ever cancel"); and (i) comply with and conform to the specifications of American National Standard ANSI X3.30-1985, Representation for Calendar Date and Ordinal Date for Information Interchange. Each of Lady Luck and its Subsidiaries has made no express or implied warranties regarding the Year 2000 Readiness of themselves, or any of their Services, except as disclosed in SECTION 3.21 of the Lady Luck Disclosure Schedule.

    Section 3.22. OPINION OF FINANCIAL ADVISOR. Lady Luck has received the written opinion of Wasserstein Perella & Co., Inc. ("Wasserstein Perella") as of the date of this Agreement to the effect that the Merger Consideration is fair to the holders of Lady Luck Common Stock from a financial point of view.

    Section 3.23. BROKERS. None of Lady Luck, any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker, financial advisor or finder, or incurred any liability for any brokerage fees, commissions, finder's or other fees or expenses in connection with any pending capital markets or strategic transaction or the transactions contemplated by this Agreement, except, as disclosed in SECTION 3.23 of the Lady Luck Disclosure Schedule and except that Lady Luck has retained Wasserstein Perella and Onyx Partners, Inc. ("Onyx Partners") as its financial advisors and has delivered to Buyer copies of all written agreements, and written descriptions of any oral agreements, with Wasserstein Perella and Onyx Partners.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

    Buyer and Merger Sub represent and warrant to Lady Luck that the statements contained in this Article IV are true and correct, except as set forth herein and in the disclosure schedule delivered by Buyer and Merger Sub to Lady Luck on or before the date of this Agreement (the "Buyer Disclosure Schedule"). Any reference in the Merger Agreement to Buyer's "knowledge" or "best knowledge," or to "the best of Buyer's knowledge," or words of similar import, shall be deemed a reference to the actual knowledge of any of the corporate officers of Buyer or any of its Subsidiaries for all purposes. The Buyer Disclosure Schedule has been prepared based upon the foregoing definition.

    Section 4.1. ORGANIZATION OF BUYER AND MERGER SUB. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), prospects or results of operations of Buyer and its Subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"). Buyer has delivered to Lady Luck a true and correct copy of the Certificate of Incorporation and Bylaws of Buyer, in each case as amended to the date of this Agreement.

    Section 4.2. CAPITALIZATION OF MERGER SUB. The authorized capital stock of Merger Sub consists of 2,500 shares of common stock, par value $.01 per share ("Merger Sub Common Stock"), of which 1,000 shares are issued and outstanding. Buyer owns directly all the outstanding shares of Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and assessable and free of any preemptive rights.

    Section 4.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

        (a) Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms.

        (b) Other than as disclosed in SECTION 4.3(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Buyer or the comparable charter or organizational documents of any of its Subsidiaries,
    (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both), a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in SECTION 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect, or
    (y) would not impair or materially delay the consummation of the Merger.

        (c) Except as disclosed in SECTION 4.3(c) of the Buyer Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (iii) any approvals and filing of notices required under any applicable gaming industry regulation, (iv) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (v) such immaterial filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (vi) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Buyer or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Buyer Material Adverse Effect.

    Section 4.4. BROKERS. None of Buyer, any of its Subsidiaries, nor any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions, finder's or other fees, in connection with the transactions contemplated by this Agreement, except that Buyer has retained CIBC World Markets Corp. ("CIBC") as its financial advisor.

    Section 4.5. OWNERSHIP OF SECURITIES. As of the date hereof, neither Buyer nor, to Buyer's knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or (ii) is party to an agreement, arrangement or understanding (other than this Agreement and the Stockholder Support Agreement) for the purpose of acquiring, holding or disposing of, in each case, shares of Lady Luck Common Stock representing at least 15% of the total number of outstanding shares of Lady Luck Common Stock.

    Section 4.6. PROXY STATEMENT. The information supplied by Buyer for inclusion in the Proxy Statement (as defined in SECTION 5.4(a) below) shall not, on the date the Proxy Statement is first mailed to stockholders of Lady Luck, at the time of the Lady Luck Special Meeting (as defined in SECTION 5.5) and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Lady Luck Special Meeting which has become false or misleading.

    Section 4.7. LITIGATION. Except as specifically disclosed by Buyer in the reports, forms or documents filed by the Buyer with the SEC prior to the date of this Agreement or as set forth in SECTION 4.7 of the Buyer Disclosure Schedule, there is no (i) claim, action, suit or proceeding pending or, to the best of the Buyer's knowledge, threatened against the Buyer or any of its Subsidiaries or their respective properties, assets or operations before any court or governmental or regulatory authority or body or arbitration tribunal or
(ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which the Buyer, any of its Subsidiaries or any of their respective assets was or is a party, which would prevent, impair or materially alter, delay or impair the Buyer's ability to consummate the Merger or the other transactions contemplated hereby.

    Section 4.8. FINANCING. Attached under Section 4.8 of the Buyer Disclosure Schedule are copies of all commitment letters from external financing sources with respect to financing of the Merger and the transactions contemplated thereby. Assuming that the external financing sources loan the amounts designated for the transactions contemplated by this Agreement to the Buyer as described in the commitment letter, the Buyer will have sufficient funds to complete the transactions contemplated by this Agreement including the repayment of the Lady Luck Notes and redemption of the Lady Luck Series A Preferred Stock.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1.  CONDUCT OF BUSINESS OF LADY LUCK.  Except as set forth in
SECTION 5.1 of the Lady Luck Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Lady Luck agrees as to itself and its respective Subsidiaries (except to the extent that Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, Lady Luck agrees (except as otherwise contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing) as follows:

        (a) DIVIDENDS; CHANGES IN STOCK. Lady Luck shall not, and shall cause its Subsidiaries not to, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Lady Luck to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Lady Luck Common Stock upon the exercise of Lady Luck Options outstanding on the date of this Agreement and in accordance with their present terms), or (z) purchase, redeem or otherwise acquire any shares of capital stock of Lady Luck or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

        (b) ISSUANCE OF SECURITIES. Lady Luck shall not, and shall cause its Subsidiaries not to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Lady Luck Common Stock upon the exercise of Lady Luck Options outstanding on the date of this Agreement and in accordance with their present terms).

        (c) GOVERNING DOCUMENTS. Lady Luck shall not, and shall cause its Subsidiaries not to, amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents.

        (d) NO ACQUISITIONS. Lady Luck shall not, and shall cause its Subsidiaries not to, (i) enter into any agreement to acquire, or
    (ii) subject to the provisions of SECTION 5.15, except for the transactions contemplated by (x) the Stock Purchase Agreement by and among Lady Luck, Sodak and GSMC (the "Miss Marquette Agreement") and (y) the Lady Luck Las Vegas Agreement (which if consummated in accordance with the terms of the Lady Luck Las Vegas Agreement shall be consummated immediately prior to the Effective Time), acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets), any business or any interest therein, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof.

        (e) NO DISPOSITIONS. Lady Luck shall not, and shall cause its Subsidiaries not to, sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets.

        (f) INDEBTEDNESS. Lady Luck shall not, and shall cause its Subsidiaries not to, (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Lady Luck or any of its Subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice and loans to employees in the amount of no more than $3,500 per employee which are subject to a documented repayment obligation and which for all employees of Lady Luck do not exceed an aggregate of $25,000 outstanding at any time, or (z) make any loans, advances or capital contributions to, or investments in, any other person.

        (g) EMPLOYEE BENEFITS. Lady Luck shall not, and shall cause its Subsidiaries not to, (A) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract;
    (B) negotiate or enter into any collective bargaining agreement or labor union contract; (C) increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business, consistent with past practice); (D) adopt or establish any new benefit plan; or amend any existing benefit plan, including, without limitation, the Lady Luck Employee Plans and the Lady Luck Welfare Plan, except as required by law; or pay any benefit not provided for under any Lady Luck Employee Plan or Lady Luck Welfare Plan; (E) adopt, establish or amend any severance pay plan; or increase in any manner the severance or termination pay of any officer or employee; (F) modify the provisions of any Lady Luck Stock Option Plan, adjust or modify the terms of any outstanding Lady Luck Options; or take any action to accelerate the vesting of, or cash out rights associated with, any Lady Luck Option; or remove existing restrictions in any Lady Luck Stock Option Plan or other plan or arrangement; (G) grant any new awards under any Lady Luck Stock Option Plan or other bonus, incentive, performance or compensation plan or arrangement, including the grant of Lady Luck Options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock;
    (H) take any action to fund or, in any other way secure, the payment of compensation or benefits under any Lady Luck Employee Plan, Lady Luck Welfare Plan or other employee plan, agreement, contract or arrangement; (I) hire any individual as an employee who will be paid an annual base salary that equals or exceeds $75,000 or who will be other than an "at will" employee; or (J) hire any independent contractor or consultant, in each case without the prior written consent of the Buyer.

        (h) LEASES OR MATERIAL CONTRACTS. Lady Luck shall not, and shall cause its Subsidiaries not to, (i) enter into any lease or agreement of any nature that would obligate Lady Luck or its Subsidiary to pay $50,000 or more,
    (ii) enter into any lease or agreement of any nature that is not terminable by Lady Luck or its Subsidiary upon 90 days' notice without penalty, or
    (iii) modify, amend or terminate any existing agreement of such type or waive, release or assign any material rights or claims contained therein, except in the ordinary course of business consistent with past practice.

        (i) ACCOUNTING MATTERS. Lady Luck shall not, and shall cause its Subsidiaries not to, make any material change in accounting methods, principles or practices, except as required by GAAP or the applicable regulations under the Securities Act and the Exchange Act.

        (j) TAX MATTERS. Lady Luck shall not, and shall cause its Subsidiaries not to, make any material tax election, enter into any settlement or compromise with respect to any material income tax liability or waive or extend the statute of limitations in respect of any Taxes.

        (k) SETTLEMENT. Lady Luck shall not, and shall cause its Subsidiaries not to, settle any pending or threatened litigation involving Lady Luck or any of its Subsidiaries (whether brought by or against a private party or a Government Entity), except for settlements that, in the aggregate, involve payments not covered by insurance, by Lady Luck or any Subsidiaries, of less than $50,000 and which settle entire claims or causes of action arising out of the same or similar facts and circumstances or do not impose any restrictions on the business or operations of Lady Luck or any of its Subsidiaries.

        (l) CAPITAL EXPENDITURES. Except as set forth in SECTION 5.1(L) of the Lady Luck Disclosure Schedule, Lady Luck, together with its Subsidiaries, shall not make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate.

        (m) RELATED PARTY TRANSACTIONS. Except pursuant to SECTION 5.1(N), Lady Luck shall not, and shall cause its Subsidiaries not to, enter into or amend the terms of any transaction of any nature whatsoever with its or its Subsidiaries' directors, officers, employees, stockholders or their respective affiliates.

        (n) LADY LUCK HOTEL & CASINO. Lady Luck agrees, pursuant to the Amended and Restated Purchase Agreement dated as of August 31, 1999, by and among Lady Luck and Gemini, Inc. (d/b/ a Lady Luck Casino Hotel) ("Gemini"), International Marco Polo's Services, Inc. ("IMPS"), and Andrew H. Tompkins ("Tompkins"), that such agreement will be amended concurrently with the execution of this Agreement and with the approval of Buyer (as so amended, the "Lady Luck Las Vegas Agreement") to provide that (i) the sale of all of the outstanding capital stock of IMPS and the sale of those certain trademarks, mailing lists and other intellectual property owned by Gemini (the "Gemini Trademark Assets") that are related to the operation of the Lady Luck Casino & Hotel located in Las Vegas, Nevada (the "Las Vegas Hotel") can be consummated immediately prior to the Effective Time without consummating the acquisition of the Las Vegas Hotel and related real property and leases and Gemini stock, which provision shall become effective only upon consummation of the Merger; (ii) the Lady Luck Las Vegas Agreement will not be amended without the prior approval of Buyer; (iii) pursuant to the Lady Luck Las Vegas Agreement, Lady Luck will provide an exclusive perpetual royalty free license agreement to Gemini to use the Gemini Trademark Assets in connection with the Las Vegas Hotel and will enter into a marketing agreement with Gemini until such time as it is acquired by Lady Luck pursuant to the Lady Luck Las Vegas Agreement, which provision shall become effective only with consummation of the Merger; (iv) Lady Luck will not consummate the transactions contemplated by the Lady Luck Las Vegas Agreement prior to the Effective Time; and (v) for a period of thirty (30) days following the date of this Agreement, Buyer shall have the opportunity to conduct due diligence on Gemini and the Las Vegas Hotel; at the end of that period, and effective if the Merger is consummated, Buyer may determine that Lady Luck shall not acquire Gemini, IMPS, the Las Vegas Hotel or the Gemini Trademark Assets. In the event this Agreement is terminated, the provisions of the Lady Luck Las Vegas Agreement included as a result of the amendment described above will be of no effect except as expressly stated therein and the original Lady Luck Las Vegas Agreement shall continue in effect. Tompkins shall, however, have the right to require Buyer to consummate the acquisition of the Gemini Trademark Assets at the price and on the terms provided in the Lady Luck Las Vegas Agreement and the Lady Luck license agreement with IMPS shall be amended to give effect to Lady Luck's ownership of the Gemini Trademark Assets.

        (o) MAINTENANCE OF LAS VEGAS HOTEL. Pursuant to the amendment of the Lady Luck Las Vegas Agreement referred to in SECTION 5.1(n), Lady Luck shall be afforded the right to require, and pursuant to the Lady Luck Las Vegas Agreement as so amended, Lady Luck shall use its best efforts to cause, the owners and operators of the Las Vegas Hotel to maintain, at no expense to Lady Luck or any of its Subsidiaries, the condition of the Las Vegas Hotel and its related facilities such that upon the purchase and sale of the Las Vegas Hotel, the condition of the Las Vegas Hotel and related facilities is at least as good as on the date hereof.

        (p) INDEBTEDNESS AND PREFERRED STOCK. As directed by Buyer, Lady Luck will, from time to time, take all actions (including the transmittal of notices) as may be required from time to time in order to enable Buyer to repay Lady Luck's outstanding 11-7/8% First Mortgage Notes due 2001 (the "Lady Luck Notes") (and to obtain releases of the collateral securing the Lady Luck Notes) and redeem Lady Luck's outstanding Lady Luck Preferred Stock, in each case as of the Effective Time.

        (q) GENERAL. Lady Luck shall not, and shall cause its Subsidiaries not to, authorize any of, or commit or agree to take any of, the foregoing actions.

    Section 5.2. COOPERATION; NOTICE; CURE. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Buyer and Lady Luck shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Lady Luck and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Lady Luck or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Lady Luck or Buyer contained in this Agreement.

    Section 5.3.  NO SOLICITATION.

        (a) From and after the date hereof, Lady Luck shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transaction involving Lady Luck or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with any person (or group of persons) other than Buyer or its respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that until approval of the Merger at the Lady Luck Special Meeting (as defined below), nothing contained in this Agreement shall prevent Lady Luck or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the stockholders of Lady Luck, if (and only if) the Board of Directors of Lady Luck reasonably believes in good faith that (i) such Acquisition Proposal, after consultation with and receipt of advice from Wasserstein Perella, is reasonably capable of being completed on substantially the terms proposed and if consummated, would result in a transaction that would be superior from a financial point of view to the holders of Lady Luck Common Stock including consideration of the financial terms of the Miss Marquette Credit Agreement provided to Lady Luck by Buyer (a "Superior Proposal"), and
    (ii) after receipt of advice to such effect from outside legal counsel (who may be Lady Luck's regularly engaged outside legal counsel), the Board of Directors of Lady Luck, in the exercise of its fiduciary duties, determines in good faith that the failure to take such action would be contrary to the best interests of holders of Lady Luck Common Stock. Nothing in this Agreement shall prevent Lady Luck from complying with the provisions of Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal.

        (b) Lady Luck shall notify Buyer promptly (and no later than 48 hours) after receipt by Lady Luck, or any officer, director, employee, financial advisor, representative or agent of Lady Luck, of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of Lady Luck or its Subsidiaries by any Third Party that informs Lady Luck that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and shall indicate the identity of the Third Party and the terms and conditions of such proposal, inquiry or contract.

    Section 5.4.  PROXY STATEMENT.

        (a) As promptly as practicable after the execution of this Agreement, Lady Luck shall prepare and file with the SEC, in preliminary form, a proxy statement to be sent to Lady Luck's common stockholders in connection with, and for their consideration of, this Agreement and the Merger (the "Proxy Statement").

        (b) Lady Luck shall make all other necessary filings with respect to the Merger under the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

    Section 5.5. SPECIAL MEETING. Lady Luck shall duly call, give notice of, convene and hold a special meeting of its common stockholders for the purpose of voting upon this Agreement and the Merger (the "Lady Luck Special Meeting") as promptly as reasonably practicable after the date hereof. Except as expressly otherwise provided in SECTION 5.3 hereof or as otherwise required to comply with the fiduciary duties of the Board of Directors of Lady Luck, Lady Luck shall, through its Board of Directors, recommend to its stockholders adoption and approval of this Agreement and the Merger and shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters.

    Section 5.6. ACCESS TO INFORMATION. Upon reasonable notice, Lady Luck (and each of its Subsidiaries) shall afford to Buyer, and its officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records, and during such period, Lady Luck shall, and shall cause each of its Subsidiaries to, furnish promptly to Buyer (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (c) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer will hold any such information furnished to it by Lady Luck in confidence in accordance with the confidentiality agreement between the parties (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this SECTION 5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

    Section 5.7.  GOVERNMENTAL APPROVALS.

        (a) The parties hereto shall cooperate with each other and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable without conditions, restrictions or limitations that are more restrictive than those conditions, restrictions and limitations applicable to Lady Luck on the date hereof, all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("Governmental Approvals"). Each of the parties hereto and their respective officers, directors and affiliates shall file within 60 days after the date hereof (without the applicability of any grace periods set forth elsewhere in this Agreement and with Buyer's efforts to complete and file regulatory applications under Lady Luck Gaming Laws focused on expeditiously complying with the requirements to obtain the Nevada approval), all required initial applications and documents in connection with obtaining approvals under the Lady Luck Gaming Laws and shall file initial applications and documents related to all other Governmental Approvals within such time as necessary for such Governmental Approvals to be granted on or before the effective date of the respective approvals required under the Lady Luck Gaming Laws and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Each of Lady Luck and Buyer (the "Notifying Party") will notify the other reasonably promptly of the receipt of material comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all material correspondence documents or descriptions of communications between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that it shall not be required to supply the other party with copies of correspondence, documents or descriptions of communications relating to the personal applications of individual applicants except for evidence of filing.

        (b) Lady Luck and Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Lady Luck and Buyer shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

        (c) Notwithstanding any other provision of this Agreement (but without limiting the obligations set forth in SECTIONS 5.7(a) and (b)), Buyer shall have no obligation or affirmative duty under this SECTION 5.7 to cease or refrain from the ownership of any assets or properties (including any of the assets and properties to be acquired from Lady Luck) or the association with any person or entity which association is material to the operations of Buyer, whether on the date hereof or at any time in the future.

    Section 5.8. PUBLICITY. Lady Luck and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or in connection with presentations or discussions with or before gaming regulators.

    Section 5.9.  INDEMNIFICATION.

        (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Lady Luck (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Lady Luck would have been permitted under the DGCL and its Certificate of Incorporation or Bylaws in effect on the date hereof to indemnify and to provide advancement of expenses to such Indemnified Party.

        (b) The provisions of this SECTION 5.9 are intended to be in addition to the rights otherwise available to the current officers and directors of Lady Luck by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        (c) For a period of six years after the Effective Time, Buyer shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Lady Luck's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Lady Luck to Buyer) with coverage in amount and scope at least as favorable as Lady Luck's existing coverage; provided that in no event shall Buyer or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Lady Luck for such coverage; and if such premium would at any time exceed 200% of the such amount, then Buyer or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

    Section 5.10. STOCKHOLDER LITIGATION. Lady Luck shall give Buyer the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against Lady Luck and its directors relating to the transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without Buyer's consent.

    Section 5.11.  EMPLOYEE BENEFITS.

        (a) Buyer shall cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of Lady Luck and its Subsidiaries provided to Buyer on or prior to the date of this Agreement and which are identified in SECTION 3.14(a) of the Lady Luck Disclosure Schedule or which may be otherwise agreed to by Buyer after the date hereof. Buyer agrees to confer with Lady Luck and evaluate the appropriateness of severance and stay bonuses for key employees of Lady Luck and its Subsidiaries.

        (b) For purposes of determining eligibility for participation and vesting under any employee benefit plan or arrangement of Buyer or the Surviving Corporation, employees of Lady Luck and its Subsidiaries as of the Effective Time shall receive service credit for service with Lady Luck and any of its Subsidiaries as if such service had been rendered to the Buyer or Surviving Corporation, but not for purposes of determining benefit accruals. This SECTION 5.11 shall not obligate the Buyer or Surviving Corporation to provide duplicate benefits to employees of Lady Luck and its Subsidiaries.

        (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Buyer or the Surviving Corporation to continue any Plan of Lady Luck following the Effective Time.

    Section 5.12. OTHER AGREEMENTS. Buyer and Tompkins shall enter into a Consulting, Advisory and Non-Competition Agreement in the form attached hereto as EXHIBIT B, which shall become effective at the Effective Time.

    Section 5.13. MISS MARQUETTE LOANS. Immediately prior to the consummation of the transactions contemplated by the Miss Marquette Agreement, the parties shall enter into a credit agreement in the form attached as EXHIBIT C (the "Miss Marquette Credit Agreement"), relating to the making of a secured bridge loan by Buyer in the principal amount of $16.3 million, for the purpose of enabling Lady Luck to consummate the transactions contemplated by the Miss Marquette Agreement.

    Section 5.14.  FURTHER ASSURANCES AND ACTIONS.

        (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and
    (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

        (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and/or directors of Buyer, Lady Luck and the Surviving Corporation shall take all such necessary action.

    Section 5.15. PENDING ACQUISITIONS. To the extent not prohibited by applicable law, Lady Luck shall consult with Buyer as to any pre-closing and post-closing determinations and actions related to the Miss Marquette Agreement and the Lady Luck Las Vegas Agreement, and agrees to exercise any rights it has, and take or omit to take all actions to be taken or not taken by it, under such agreements in accordance with the Buyer's reasonable directions and requests.

    Section 5.16. ALLOCATION OF FUNDS. Subject to the financing contingency set forth in SECTION 6.3(c) and Buyer's and Lady Luck's obligations under the terms of the Las Vegas Agreement, immediately prior to the Effective Time, Buyer agrees to allocate sufficient funds (i) to close both the transactions contemplated thereunder or, (ii) if all approvals necessary to acquire the Las Vegas Hotel and the capital stock of Gemini have not been granted at or before the Effective Time, then to consummate at the Effective Time the acquisition of the Gemini Trademark Assets and, at such times as permitted, the Las Vegas Hotel and the capital stock of Gemini.

                                   ARTICLE VI
                              CONDITIONS TO MERGER

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the stockholders of Lady Luck in the manner required under the DGCL and the Certificate of Incorporation of Lady Luck.

        (b) NO INJUNCTIONS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        (c) GOVERNMENTAL APPROVALS. All Governmental Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which Buyer reasonably determines in good faith will have or would reasonably be expected to have a Lady Luck Material Adverse Effect or a Buyer Material Adverse Effect. Notwithstanding the foregoing, Lady Luck agrees that if the Nevada Gaming Commission has not issued all approvals necessary to be obtained in connection with the purchase and sale of the Las Vegas Hotel pursuant to the terms of the Lady Luck Las Vegas Agreement (the "Nevada Approval") on or before the fulfillment or waiver of all other conditions precedent to the parties' obligations to effect the Merger, it will, at Buyer's request, for purposes of SECTION 6.1(c), consummate the purchase of the Gemini Trademark Assets pursuant to the terms of the Lady Luck Las Vegas Agreement for which the Nevada Approval is not required as described in
    SECTION 5.1(n) and proceed with its obligations to effect the Merger.

    Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF LADY LUCK. The obligations of Lady Luck to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Lady Luck:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Buyer Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations explicitly speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date. Lady Luck shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date including, without limitation, that Buyer shall not be in default under the Miss Marquette Credit Agreement, and Lady Luck shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer the Chief Financial Officer of Buyer to such effect. Immediately prior to the Effective Time (i) Buyer shall have, and shall have made available to Lady Luck, funds sufficient under the Lady Luck Las Vegas Agreement (x) to close both the transactions contemplated thereunder or, (y) if all approvals necessary to acquire the Las Vegas Hotel and the capital stock of Gemini have not been granted on or before the Effective Time, then to acquire the Gemini Trademark Assets and, at such times as permitted, the Las Vegas Hotel and the capital stock of Gemini and (ii) Buyer shall have caused Lady Luck to have consummated at the Effective Time the acquisition of the Gemini Trademark Assets and, if all necessary approvals have been obtained, the Las Vegas Hotel and the capital stock of Gemini.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Buyer:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Lady Luck set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Lady Luck Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations and warranties explicitly speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date. Buyer shall have received a certificate signed on behalf of Lady Luck by the Chief Executive Officer and a senior financial officer of Lady Luck to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF LADY LUCK. Lady Luck shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Lady Luck by the Chief Executive Officer and a senior financial officer of Lady Luck to each such effect.

        (c) FINANCING. Buyer shall have obtained financing on terms satisfactory to it and sufficient to allow Buyer to complete the transactions contemplated by this Agreement, including the consummation of the transactions contemplated in the Las Vegas Agreement the repayment of the Lady Luck Notes and the redemption of the Lady Luck Series A Preferred Stock.

        (d) DUE DILIGENCE REVIEW.

           (i) Buyer shall have been reasonably satisfied with the results of the Physical Investigation and Review (as defined below) of the properties of Lady Luck and its Subsidiaries described below. Buyer and its consultants shall have the right for a period of forty five (45) days after the date hereof (the "Due Diligence Period") to enter all properties of Lady Luck and its Subsidiaries during reasonable hours for the purpose of inspection of the physical condition of the properties including hull inspections, engine inspections, engineering surveys (including inspection of the structural integrity of all improvements to such properties) and environmental reports and such other environmental and structural integrity tests and inspections as the Buyer may reasonably desire, including a Phase II environmental inspection, that includes sampling and report (collectively, the "Physical Investigation and Review"). Any such inspections and tests shall be performed at the sole cost of the Buyer. The Buyer will not create or cause to be created any claim against or Lien for third party contractors upon the properties, nor otherwise impair Lady Luck's estate or unreasonably interfere in any manner with the regular conduct or business upon the properties. The Buyer shall repair and restore to its original condition any portion of the properties physically damaged, altered or disturbed as a result of such inspections and shall indemnify and hold Lady Luck harmless from any and all liability damage, claims or injury lawsuits resulting from the acts or omissions of the Buyer, its employees, agents or contractors related to such inspection of the properties. The Buyer's obligations under this SECTION 6.3(d) shall survive the termination of this Agreement;

           (ii) Lady Luck shall, as promptly as practicable after the execution of this Agreement, to the extent not previously provided and to the extent in Lady Luck's possession or control, provide or cause to be provided to the Buyer copies of all documents reasonably related to the Physical Investigation and Review.

        (e) NO MATERIAL ADVERSE CHANGE. No material adverse change shall have occurred in the business, properties, condition (financial or otherwise), prospects or results of operations of Lady Luck and its Subsidiaries, taken as a whole, since the date of the Lady Luck Interim Financial Statements other than any change arising out of, or resulting from, general economic conditions in the United States or conditions generally affecting the gaming industry in the United States.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to SECTIONS 7.1(b) through 7.1(l), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Lady Luck:

        (a) by mutual written consent of Lady Luck and Buyer; or

        (b) by either Buyer or Lady Luck if the Merger shall not have been consummated by December 31, 2000 (the "Outside Date"); provided that either Buyer or Lady Luck may extend the Outside Date to June 30, 2001 by providing written notice thereof to the other party between three (3) and five (5) business days prior to and including December 31, 2000 if (i) the Merger shall not have been consummated by such date because the requisite Governmental Approvals required under SECTION 6.1(c) (not including the Nevada Approval) have not been obtained and are still being pursued,
    (ii) the party requesting such extension has not violated any of its obligations under this Agreement in a manner that was the cause of or resulted in the failure of the Merger to occur on or before December 31, 2000, and (iii) it is reasonably probable, based on, among other things, the status of completed regulatory filings, scheduled regulatory meetings and the advice of regulatory counsel to such party, that the requisite Governmental Approvals will be obtained within such extension period; provided, further, that the right to terminate this Agreement under this SECTION 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause or resulted in the failure of the Merger to occur on or before such date; or

        (c) by either Buyer or Lady Luck if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other final action not subject to appeal, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

        (d) by Buyer or Lady Luck, if, at the Lady Luck Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Lady Luck in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

        (e) by Buyer, if the Board of Directors of Lady Luck shall have (i) withdrawn or modified its recommendation of this Agreement or the Merger,
    (ii) recommended an Acquisition Proposal to the stockholders of Lady Luck, or (iii) failed to reaffirm its recommendation of this Agreement and the Merger upon the request of Buyer at any time, in the case of (i), (ii) and
    (iii) in accordance with the proviso in SECTION 5.3; or

        (f) by Lady Luck, as a result of the exercise of fiduciary duties by its Board of Directors in accordance with SECTION 5.3; provided that no termination under this SECTION 7.1(f) shall be effective until (i) the termination fee required by SECTION 7.3(b) shall be paid, and (ii) at least three Business Days shall have elapsed after delivery to Buyer of a written notice from Lady Luck providing a complete and accurate description of material terms of the Superior Proposal, including the identity of all parties thereto; or

        (g) by Buyer, upon breach of any representation, warranty, covenant or agreement on the part of Lady Luck set forth in this Agreement, or if any representation or warranty of Lady Luck shall have become untrue, in either case such that the conditions set forth in SECTION 6.3(a) or SECTION
    6.3(b) would not be satisfied ("Terminating Lady Luck Breach"); provided, however, that, if such Terminating Lady Luck Breach is curable by Lady Luck through reasonable best efforts within 30 days and for so long as Lady Luck continues to exercise such reasonable best efforts during such 30 day period, Buyer may not terminate this Agreement under this SECTION 7.1(g); or

        (h) by Lady Luck, upon breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in SECTION 6.2 would not be satisfied ("Terminating Buyer Breach"); provided, however, that, if such Terminating Buyer Breach is curable by Buyer through reasonable best efforts within 30 days and for so long as Buyer continues to exercise such reasonable best efforts during such 30 day period, Lady Luck may not terminate this Agreement under this SECTION 7.1(h); or

        (i) by Buyer, if (A) any state gaming authority revokes any of Lady Luck's licenses or permits to operate any of its casino river boats, or
    (B) one or more gaming regulatory authorities imposes fines or penalties against, or requires other payments by, Lady Luck and/or any of its current or former directors, officers, employees, agents or representatives (to the extent that Lady Luck is responsible for any such fines, penalties or other payments and such fines, penalties or other payments are not covered by insurance policies of Lady Luck) relating to the actions of Lady Luck and/or its current or former directors, officers, agents or representatives in an aggregate amount or which impose restrictions upon operations in the case of
    (A) or (B), as applicable, that would reasonably be expected to have a material adverse effect on the business of any Lady Luck casino (with materiality determined with respect to the enterprise value of such business); or

        (j) by Buyer, if a material adverse change as described in SECTION 6.3(e) has occurred; or

        (k) by Lady Luck, if Buyer has not filed its initial applications with the Mississippi, Iowa and Nevada gaming authorities in connection with obtaining required approvals within 60 days after the date of this Agreement; provided, however, that Lady Luck shall not be permitted to terminate the Agreement pursuant to this Section 7.1(k) until it has given Buyer 30 days' notice of its intent to terminate this Agreement pursuant to this SECTION 7.1(K), setting forth the initial applications that it believes have not been filed, or if Buyer has filed all such initial applications and documents; or

        (l) by Buyer, if Lady Luck has not filed any required applications with the Mississippi, Iowa and Nevada gaming authorities in connection with obtaining any approvals required for Lady Luck within 60 days after the date of this Agreement; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.1(l) until it has given Lady Luck 30 days' notice of its intent to terminate this Agreement pursuant to this SECTION 7.1(l), setting forth the initial applications that it believes have not been filed, or if Lady Luck has filed all such initial applications and documents; or

        (m) by Buyer, if it is not satisfied with the Physical Investigation and Review as described in SECTION 6.3(d).

    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or Lady Luck, or their respective officers, directors, stockholders or affiliates, except as set forth in SECTION 7.3, and except that such termination shall not limit liability for a willful breach of this Agreement; provided that the provisions of this SECTION 7.2 and SECTION 7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 7.3.  FEES AND EXPENSES.

        (a) Except as set forth in this SECTION 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Fees and expenses payable under this SECTION 7.3 to any party hereunder shall include all costs of collection and interest from the date such payment is due at a rate per annum of London Interbank Offered Rate plus 2%.

        (b) Where an Acquisition Proposal exists or where an intention (whether or not conditional) to make an Acquisition Proposal has been communicated to Lady Luck or shall have been communicated directly to a director, Lady Luck's counsel or financial advisors, Lady Luck shall pay Buyer a termination fee of $2,500,000 via wire transfer of same-day funds on the date of the earliest to occur one of the following events:

           (i) the termination of this Agreement by Buyer or Lady Luck pursuant to SECTION 7.1(d) provided the Acquisition Proposal has been communicated to stockholders of Lady Luck generally;

           (ii) the termination of this Agreement by Buyer pursuant to SECTION 7.1(e); or

           (iii) the termination of this Agreement by Lady Luck pursuant to
       SECTION 7.1(f).

        Lady Luck's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Buyer against Lady Luck and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Lady Luck.

        (c) In addition to the provisions of SECTION 7.3(b), if (i) Buyer or Lady Luck terminates this Agreement pursuant to SECTION 7.1(d), (ii) Buyer terminates this Agreement pursuant to SECTION 7.1(g) or SECTION 7.1(l),
    (iii) Lady Luck or Buyer terminates this Agreement pursuant to SECTION 7.1(b) and the condition specified in SECTION 6.1(c) shall not have been satisfied because of facts or circumstances relating to Lady Luck, its employees or operations, or (iv) Buyer terminates this Agreement pursuant to
    SECTION 7.1(j), Lady Luck shall immediately thereafter reimburse Buyer and Merger Sub all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby plus, in the case of (ii) or
    (iii) above, a termination fee of $1,500,000.

        (d) If (i) Lady Luck terminates this Agreement pursuant to SECTION 7.1(h) or SECTION 7.1(k) or (ii) Lady Luck or Buyer terminates this Agreement pursuant to SECTION 7.1(b) and the condition specified in SECTION 6.1(c) shall not have been satisfied because of facts or circumstances relating to Buyer, its employees or operations, Buyer shall immediately thereafter reimburse Lady Luck all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby plus a termination fee of $1,500,000.

    Section 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Lady Luck; but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    Section 8.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in SECTIONS 1.4, 1.5, 1.6, 1.7, 2.1, 2.2, 2.3, 2.4, 5.9, 5.11, 5.14 and the last sentence SECTION 6.3(d)(i) and ARTICLE VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 8.2. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by facsimile or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be served personally, or by facsimile or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given three (3) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        (a) if to Lady Luck, to:
           Lady Luck Gaming Corporation
           206 North Third Street
           Las Vegas, Nevada 89101
           Attention: Chief Executive Officer

    with a copy to:

    Swidler Berlin Shereff Friedman, LLP
    919 Third Avenue
    New York, New York 10022
    Attention: Martin Nussbaum

        (b) if to Buyer or Merger Sub, to:

            Isle of Capri Casinos, Inc.
           711 Dr. Martin Luther King, Jr. Boulevard
           Biloxi, Mississippi 39530
           Attention: Chief Executive Officer

            with copies to:

            Isle of Capri Casinos, Inc.
           2200 Corporate Boulevard, N.W.
           Suite 310
           Boca Raton, Florida 33431
           Attention: Allan B. Solomon

            Mayer, Brown & Platt
           190 South LaSalle Street, Suite 3100
           Chicago, Illinois 60603
           Attention: Paul W. Theiss

    Section 8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 5, 1999.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in SECTION 5.9, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality

Agreements shall survive the execution and delivery of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Merger Sub or Lady Luck makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.6. GOVERNING LAW. This Agreement shall be governed by and construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of Delaware without reference to the conflicts of law or choice of law doctrine of such state.

    Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer; provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 8.8. SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this SECTION 8.8 would have a Buyer Material Adverse Effect with respect to Buyer or a Lady Luck Material Adverse Effect with respect to Lady Luck, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

    Section 8.9. SPECIFIC PERFORMANCE. Except as provided in SECTION 7.3(b), the parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

    IN WITNESS WHEREOF, Isle of Capri Casinos, Inc., Isle Merger Corp. and Lady Luck Gaming Corporation have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                          ISLE OF CAPRI CASINOS, INC.
                                          By: /s/ ALLAN B. SOLOMON
                                          --------------------------------------
                                             Its: Executive Vice President,
                                          General Counsel and Secretary

                                          ISLE MERGER CORP.

                                          By: /s/ ALLAN B. SOLOMON
                                          --------------------------------------
                                             Its: Executive Vice President,
                                          General Counsel and Secretary

                                          LADY LUCK GAMING CORPORATION

                                          By: /s/ RORY J. REID
                                          --------------------------------------
                                             Its: Senior Vice President

                                                                       EXHIBIT A

                         STOCKHOLDER SUPPORT AGREEMENT
                 ATTACHED AS ANNEX III TO THIS PROXY STATEMENT

                                                                       EXHIBIT B

               CONSULTING, ADVISORY AND NONCOMPETITION AGREEMENT
                  ATTACHED AS ANNEX IV TO THIS PROXY STATEMENT

                                                                       EXHIBIT C

CREDIT AGREEMENT, DATED AS OF OCTOBER 29, 1999, BETWEEN GAMBLERS SUPPLY MANAGEMENT COMPANY, AS THE BORROWER, AND ISLE OF CAPRI CASINOS, INC., AS THE LENDER, FILED AS EXHIBIT 10.2 OF LADY LUCK'S CURRENT REPORT ON FORM 8-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1999.

                                                                        ANNEX II

October 4, 1999

Board of Directors
Lady Luck Gaming Corporation
206 North Third Street
Las Vegas, NV 89101

Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $.006 per share (the "Shares"), of Lady Luck Gaming Corporation (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 4, 1999 (the "Merger Agreement"), between Lady Luck, Isle of Capri Casinos, Inc. ("Parent") and Isle Merger Corp., a wholly owned subsidiary of Parent ("Sub"). The Merger Agreement provides for, among other things, a merger of Sub with and into Lady Luck pursuant to which each share (other than any such Shares held in the treasury of Lady Luck or owned by Parent, Sub or their respective subsidiaries) will be converted into the right to receive $12.00 in cash (the "Merger"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to Lady Luck for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Lady Luck and provided to us for purposes of our analysis, and we have met with management of Lady Luck to review and discuss such information and, among other matters, Lady Luck's business, operations, assets, financial condition and future prospects.

    We have reviewed and considered certain financial and stock market data relating to Lady Luck, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to Lady Luck or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the casino gaming industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

    In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Lady Luck's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of Lady Luck, or assumed any responsibility for conducting a physical inspection of the properties or facilities of Lady Luck, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Lady Luck. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on Lady Luck, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

    It should be noted that in the context of our engagement by Lady Luck, we did not solicit third party indications of interest in acquiring all or any part of Lady Luck.

    In the ordinary course of our business, we may actively trade the debt and equity securities of Lady Luck and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We are acting as financial advisor to Lady Luck in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have performed various investment banking services for Parent from time to time in the past and have received customary fees for rendering such services.

    Our opinion addresses only the fairness from a financial point of view to the shareholders of Lady Luck of the consideration to be received by such shareholders pursuant to the Merger Agreement, and we do not express any views on any other term of the Merger. Specifically, our opinion does not address Lady Luck's underlying business decision to effect the transactions contemplated by the Merger Agreement.

    It is understood that this letter is for the benefit and use of the Board of Directors of Lady Luck in its consideration of the Merger and, except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of Lady Luck relating to the Merger, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder or as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

    Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the $12.00 per share cash consideration to be received by the shareholders of Lady Luck pursuant to the Merger Agreement is fair to the shareholders of Lady Luck from a financial point of view.

                                          Very truly yours,

                                          /s/ Wasserstein Perella & Co., Inc.
                                           Wasserstein Perella & Co., Inc.

                                                                       ANNEX III

                         STOCKHOLDER SUPPORT AGREEMENT

    STOCKHOLDER SUPPORT AGREEMENT, dated as of October 5, 1999 (this "Agreement"), by Andrew H. Tompkins ("Stockholder") to and for the benefit of Isle of Capri Casinos, Inc., a Delaware corporation ("Buyer").

    WHEREAS, as of the date hereof, Stockholder owns of record and beneficially 2,226,409 shares (such shares, together with any other voting or equity securities of Lady Luck Gaming Corporation, a Delaware corporation ("Lady Luck"), hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares") of common stock, par value $0.006 per share ("Lady Luck Common Stock");

    WHEREAS, concurrently with the execution of this Agreement, Buyer, Isle Merger Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), and Lady Luck are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Lady Luck such that Lady Luck will become a wholly owned subsidiary of Buyer (the "Merger"); and

    WHEREAS, as a condition to the willingness of Buyer and Merger Sub to enter into the Merger Agreement, Buyer has requested that the Stockholder agree, and in order to induce Buyer and Merger Sub to enter into the Merger Agreement the Stockholder is willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

    Section 1. VOTING OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, Stockholder hereby agrees that, at the Lady Luck Stockholders' Meeting or any other meeting of the stockholders of Lady Luck, however called, and in any action by written consent of the stockholders of Lady Luck, Stockholder will vote all of his Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between Lady Luck and any person or entity (other than Buyer or any subsidiary of Buyer) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Lady Luck under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Lady Luck (or any class thereof). In addition, Stockholder agrees that he will, upon request by Buyer, furnish written confirmation, in form and substance reasonably acceptable to Buyer, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

    Section 2. PROXY. Subject to any required approval under the Lady Luck Gaming Laws, the Stockholder, by this Agreement, and for so long as this Agreement shall remain in effect, does hereby constitute and appoint Buyer, or any nominee of Buyer, with full power of substitution, as such Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated in
SECTION 1, in the

                                     III-1
event such Stockholder fails to comply with his obligations under such section. Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect to its Shares.

    Section 3. TRANSFER OF SHARES. Stockholder covenants and agrees that he will not, without the consent of Buyer, prior to the termination of this Agreement in accordance with the terms hereof, directly or indirectly,
(a) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) other than the Option (as defined below), enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares. The consent of the Buyer shall not be unreasonably withheld with respect to (i) transfers in connection with Stockholder's estate planning or (ii) testamentary transfers by the Stockholder, in which in both cases, each transferee agrees to be bound by the terms of this Agreement prior to the acceptance of any transfer. Buyer shall be deemed to have consented to the transfer of 11,739 shares of Lady Luck Common Stock to Alain Uboldi pursuant to his agreement with the Stockholder (the "Uboldi Agreement").

    Section 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Buyer with respect to himself and his ownership of the Shares as follows:

        a. OWNERSHIP OF SHARES. On the date hereof, the Shares are owned of record and beneficially by Stockholder, are not subject to a pledge and do not otherwise serve as collateral for any indebtedness. Upon the exercise of the Option, except with respect to 11,739 shares of Lady Luck Common Stock which are subject to the Uboldi Agreement, Buyer will receive good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and security interests of any kind. Stockholder has sole power and authority to vote and to sell the Shares, without restrictions, with respect to all of the Shares.

        b. POWER, BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, stockholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

        c. NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of his properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform his obligations hereunder. No consent, approval, order or authorization of, or registration, declaration, or filing with, any governmental entity is required by or with respect to

                                     III-2
    the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

    Section 5.  OPTION TO PURCHASE SHARES.  Stockholder hereby grants to Buyer
(i) an option to purchase that portion of the Shares equal to 34.99% of the issued and outstanding shares of the Lady Luck Common Stock and (ii) effective upon a breach by Stockholder of the provisions of Section 1, an option to purchase the remainder of the Shares, except for Shares subject to the Uboldi Agreement (each, an "Option" and collectively, the "Options"), at a price of $12.00 per Share (or such higher price as Buyer may determine), until the termination of this Agreement in accordance with Section 7 hereof. Buyer agrees that if either of the Options are exercised (which exercise shall be evidenced by payment for the Shares) and Buyer disposes of the Shares within six months after the date of the exercise of such Option, Buyer will pay to Stockholder one-half of the net profit (after reduction for Buyer's expenses incurred for brokerage commissions (net of any reimbursements) in connection with the exercise of such Option and disposition of such Shares) to Buyer from such disposition (the "Profit Amount"), provided that the Profit Amount is not subject to disgorgement under Section 16 of the Securities Exchange Act of 1934, as amended. Solely for income tax purposes, Buyer and Stockholder shall treat any portion of the Profit Amount paid to Stockholder as additional consideration paid by Buyer to Stockholder for purchase of the Shares. Subject to any required approval under the Lady Luck Gaming Laws, either Option may be exercised by Buyer at any time upon two (2) business days' prior written notice to Stockholder, against payment of the purchase price for the Shares that are subject to such Option. Stockholder agrees to cooperate with Buyer at Buyer's expense and use all commercially reasonable efforts to assist Buyer in obtaining any approvals required under the Lady Luck Gaming Laws.

    Section 6. NO SOLICITATION. Stockholder agrees that (i) in his individual capacity, as opposed to his capacity as a director of Lady Luck, he will not, nor will he authorize or permit any of his employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (b) agree to or recommend any Acquisition Proposal, or (c) engage in negotiations or discussions with a Third Party concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal and (ii) he will notify Buyer as soon as possible (and in any event within 48 hours) if any such inquiries or proposals are received by, any information or document is requested from, or any negotiations or discussions are sought to be initiated or continued with him, any of his affiliates or his legal or financial advisors

    Section 7. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement pursuant to SECTION 7.1(a), SECTION 7.1(c), SECTION 7.1(e), SECTION 7.1(g),
SECTION 7.1(h), SECTION 7.1(i), SECTION 7.1(j), SECTION 7.1(k) or
SECTION 7.1(l) of the Merger Agreement, and (iii) December 31, 2000; provided that the provisions of SECTION 9 of this Agreement shall survive any termination of this Agreement; and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

    Section 8. ESCROW OF SHARES. On the date hereof, Stockholder has deposited with Swidler Berlin Shereff Friedman, LLP (the "Escrow Agent") certificates representing all of the Shares. Buyer and Stockholder agree that the Escrow Agent shall hold the Shares as escrowee in accordance with the terms and conditions of the Escrow Agreement, dated the date hereof, among Buyer, Stockholder and the Escrow Agent.

    Section 9. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                                     III-3

    Section 10.  MISCELLANEOUS.

        a. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

        b. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        c. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

        d. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

                                          ANDREW H. TOMPKINS

                                          /s/ Andrew H. Tompkins

Agreed and Acknowledged:

ISLE OF CAPRI CASINOS, INC.

By: /s/ Allan B. Solomon
Its: EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
   AND SECRETARY

                                     III-4

                                                                        ANNEX IV

               CONSULTING, ADVISORY AND NONCOMPETITION AGREEMENT

    This Consulting, Advisory and Noncompetition Agreement (this "Agreement") is made as of October 5, 1999, by and between Isle of Capri Casinos, Inc., a Delaware corporation ("Buyer"), and Andrew H. Tompkins, a Nevada resident ("Tompkins").

                                    RECITALS

    WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into an agreement and plan of merger with Lady Luck Gaming Corporation, a Delaware corporation (the "Merger Agreement");

    WHEREAS, Tompkins founded Lady Luck and is its Chairman;

    WHEREAS, Tompkins owns all the shares of Gemini, Inc. ("Gemini") and International Marco Polo's Services, Inc. ("IMPS") and owns the Lady Luck Las Vegas Hotel & Casino (the "Hotel"). Buyer will have the right to acquire Gemini, IMPS and the Hotel from Tompkins after the consummation of the Merger;

    WHEREAS, Buyer desires to retain Tompkins' services as a consultant and advisor to Buyer, and Tompkins desires to perform such services for Buyer;

    NOW, THEREFORE, in consideration of the foregoing and the representations, covenants and agreements set forth below, the parties, intending to be legally bound, agree as follows:

    1. EFFECTIVENESS AND INTERPRETATION. This Agreement shall become effective upon the Effective Time of the Merger (as defined in the Merger Agreement). Upon the earlier termination of the Merger Agreement, this Agreement shall terminate automatically and be of no further force and effect. Until such date as the Buyer has acquired the Hotel from Tompkins, this Agreement shall be interpreted as not restricting Tompkins' operation of the Hotel or ownership and use of Confidential Information (as defined below) as it relates to the Hotel and the terms of this Agreement as it relates to the Hotel shall be effective only upon Buyer's closing of the acquisition of the Hotel.

    2. ACKNOWLEDGMENTS BY TOMPKINS. Tompkins acknowledges that (a) Tompkins has occupied a position of trust and confidence with Lady Luck Gaming Corporation, its subsidiaries and its affiliates including, without limitation, Gemini and IMPS (collectively, "Lady Luck") prior to the date hereof and has become familiar with the following, any and all of which constitute confidential information of Lady Luck and the Hotel (collectively the "Confidential Information," which in all instances does not include information to the extent such information is reflected in publicly available filings with the Securities and Exchange Commission and which is otherwise generally known by management in the gaming industry in the jurisdictions in which Lady Luck and the Gemini have casino properties): (i) any and all trade secrets concerning the business and affairs of Lady Luck, data, know-how, processes, photographs, inventions and ideas, customer lists, business and technical information, current and anticipated customer requirements, price lists, market studies and plans, business plans, systems, methods and information of Lady Luck and the Hotel and any other information, however documented, of Lady Luck and the Hotel that is a trade secret under Nevada, Iowa or Mississippi law; (ii) any and all information concerning the business and affairs of Lady Luck and the Hotel (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Lady Luck and the Hotel containing or based, in whole or in part, on any information included in the foregoing, (b) although the businesses of

Buyer, Lady Luck and the Hotel have regional customer bases, the expansion and development opportunities are national and international in scope, (c) Buyer has required that Tompkins make the covenants set forth in Sections 3 and 4 of this Agreement in consideration of the Buyer entering into the Merger Agreement with Lady Luck; (d) the provisions of Sections 3 and 4 of this Agreement are reasonable and necessary to protect and preserve Lady Luck's and the Hotel's business, and (e) Buyer and Lady Luck and the Hotel would be irreparably damaged if Tompkins were to breach the covenants set forth in Sections 3 and 4 of this Agreement.

    3. CONFIDENTIAL INFORMATION. Tompkins acknowledges and agrees that all Confidential Information known or obtained by Tompkins, whether before or after the date hereof, is the property of Lady Luck or the Hotel, as applicable. Therefore, Tompkins agrees that Tompkins will not, at any time, disclose to any unauthorized persons or use for his own account (except as contemplated in Section 1 with respect to the Hotel) or for the benefit of any third party any Confidential Information, whether Tompkins has such information in Tompkins' memory or embodied in writing or other physical form, without Buyer's written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Tompkins' fault or the fault of any other person bound by a duty of confidentiality to Buyer or Lady Luck. Except with respect to the Hotel in the event that Buyer does not acquire the Hotel at the Effective Time, Tompkins agrees to deliver to Buyer at the Effective Time, and at any other time Buyer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of Lady Luck and the Hotel and any other Confidential Information that Tompkins may then possess or have under Tompkins' control.

    4. NONCOMPETITION. In connection with Buyer entering into the Merger Agreement and for the consideration to be paid under this Agreement, Tompkins agrees that:

       a.  For a period of four years after the Effective Time of the Merger:

             i. Tompkins agrees not to compete, directly or indirectly
                (including as an officer, director, partner, employee, consultant, independent contractor, or equity holder of any entity) with Buyer or any of its subsidiaries in any way concerning (including by permitting his name to be used in connection with) the ownership, development or management of any gaming operation or facility within a 75-mile radius of any gaming operation or facility with respect to which Buyer or any of its subsidiaries has an ownership interest or renders or is actively negotiating to render management services; provided, however, that Tompkins may purchase or otherwise acquire up to (but not more than) 5% of any class of securities of any gaming enterprise which owns a facility within such radius (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section
                12(g) of the Securities Exchange Act of 1934. Notwithstanding the preceding sentence, with regard to any gaming operation or facility owned or managed by Buyer: (i) located in Las Vegas, Nevada, such radius shall be a 25-mile radius; or (ii) with respect to which Buyer has not filed regulatory applications or publicly indicated an intention to conduct business in such location prior to Tompkins entering into a written agreement for gaming activities within a 75-mile radius of such location, Tompkins shall not be deemed to be in breach of the provisions hereof. Tompkins agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

             ii. Tompkins will not, directly or indirectly, either for himself or any other person or entity, (A) induce or attempt to induce any employee of Lady Luck or Buyer or any of their subsidiaries or the Hotel to leave the employ of Lady Luck or Buyer or any of their subsidiaries or the Hotel, (B) in any way interfere with the relationship between Lady Luck or Buyer and any employee of Lady Luck or Buyer or their subsidiaries or the Hotel, (C) employ, or otherwise engage as an employee, independent contractor, or otherwise, any then current employee of Lady Luck, Buyer or any of their subsidiaries or the Hotel, or (D) induce or attempt to induce any customer, supplier, licensee, or business relation to cease doing business with, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of Lady Luck or Buyer or their subsidiaries or the Hotel.

            iii. Tompkins will not, directly or indirectly, either for himself or any other person or entity, solicit the business of any person known to Tompkins to be a customer of Lady Luck or Buyer or any of their subsidiaries or the Hotel, whether or not Tompkins had personal contact with such person, with respect to activities which compete in whole or in part with the Buyer;

       b. In the event of a breach by Tompkins of any covenant set forth in subsection 4(a) of this Agreement, the term of such covenant will be extended by the period of the duration of such breach; and

       c. Tompkins and Buyer hereby agree not to make any statements, in writing or otherwise, that may disparage the reputation or character of the other (and Gemini if Tompkins shall retain ownership) or any of Buyer's or Gemini's subsidiaries, affiliates, officers, directors, employees, agents, stockholders, partners, members, successors and assigns both individually and in their official capacities with such party at any time for any reason whatsoever, except as required by law or as required in connection with any litigation or administrative proceeding by or between Buyer and Tompkins in which the party making such statement has been subpoenaed and is required by law to give testimony and in any litigation or administrative proceeding by and between Buyer and Tompkins.

    5. CONSULTING DUTIES. Tompkins will have such consulting and advisory duties as are assigned or delegated to him by the Chairman of Buyer and as agreed to by Tompkins in his sole and absolute discretion. Tompkins will devote such time, attention, skill, and energy to the business of Buyer as is appropriate, and will cooperate fully with the Chairman of Buyer as reasonably requested in the advancement of the best interests of Buyer. Nothing in this
Section 5, however, will (i) require Tompkins to travel outside of the Las Vegas area at Buyer's request, or (ii) prevent Tompkins from engaging in additional activities in connection with employment, consulting, personal investments and community affairs that are not inconsistent with Tompkins' duties under this Agreement.

    6.  COMPENSATION.  As consideration for the covenants in Section 3 and
Section 4 of this Agreement and the duties to be performed by Tompkins pursuant to Section 5 of this Agreement, Buyer will pay Tompkins the sum of Two Million Dollars ($2,000,000) (the "Total Consideration") payable as follows:

       a. The sum of One Hundred Twenty-Five Thousand Dollars ($125,000) upon the Effective Time of the Merger; and

       b. The sum of One Hundred Twenty-Five Thousand Dollars ($125,000) on the last day of each calendar quarter beginning with the full calendar quarter immediately following the quarter in which the Effective Time occurs, until the Total Consideration has been paid in full.

    In addition, Buyer will permit Tompkins and his immediate family to enroll in any welfare benefit plans available to management of Buyer and its subsidiaries at Tompkins' expense and subject to the enrollment and eligibility requirements of such plans.

    7. REMEDIES. If Tompkins breaches the covenants set forth in Sections 3 or 4 of this Agreement, Buyer will be entitled to the following remedies:

       a.  Damages from Tompkins;

       b. To offset against any and all amounts owing to Tompkins under Subsection 6(b) of this Agreement any and all amounts which Buyer claim under Subsection 7(a) of this Agreement;

       c. In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Sections 3 and 4 of this Agreement; it being agreed that money damages alone would be inadequate to compensate the Buyer and would be an inadequate remedy for such breach; and

       d. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

    8. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Buyer and Tompkins and will inure to the benefit of Buyer and its affiliates, successors and assigns and Tompkins and Tompkins' assigns, heirs and legal representatives.

    9. WAIVER. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

    10. GOVERNING LAW AND JURISDICTION. This Agreement will be governed by the laws of the State of Mississippi without regard to conflicts of laws principles.

    11. SEVERABILITY. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by law or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 4 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Tompkins.

    12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    13. SECTION HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

    14. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Tompkins:  Andrew H. Tompkins
           220 Stewart Avenue
           Las Vegas, NV 89101
           Facsimile No.: (702) 258-8175

           with a copy to:

           Swidler Berlin Shereff Friedman, LLP
           919 Third Avenue
           New York, NY 10022
           Attention: Martin Nussbaum
           Facsimile No.: (212) 891-9442

Buyer:     Isle of Capri Casinos, Inc.
           711 Dr. Martin Luther King, Jr. Boulevard
           Biloxi, Mississippi 39530
           Attention: Chief Executive Officer
           Facsimile No.: (228) 435-5998

           with a copy to:

           Mayer Brown & Platt
           190 South LaSalle Street
           Chicago, IL 60603
           Attention: Paul W. Theiss
           Facsimile No.: (312) 701-7711

    15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between Buyer and Tompkins with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

    16. INDEMNIFICATION. Buyer agrees to indemnify Tompkins to the fullest extent provided to any member of management of Buyer consistent with the provisions of its Certificate of Incorporation and Bylaws against any liability arising out of his performance of any obligations under Section 5 hereof.

    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

ISLE OF CAPRI CASINOS, INC.                    ANDREW H. TOMPKINS

By: /s/ Allan B. Solomon                       /s/ Andrew H. Tompkins
Its: EXECUTIVE VICE PRESIDENT, GENERAL
     COUNSEL AND SECRETARY

                                                                         ANNEX V

    General Corporation Law of the State of Delaware 262. Appraisal Rights

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Sections 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholders shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value , the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX VI

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference of our reports (and to all references to our Firm) included in or made a part of this proxy statement dated January 4, 2000.


                                          /s/ Arthur Andersen LLP
                                          ARTHUR ANDERSEN LLP


Las Vegas, Nevada
January 3, 2000

PROXY                  LADY LUCK GAMING CORPORATION                 COMMON STOCK
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE CORPORATION FOR SPECIAL MEETING OF STOCKHOLDERS

                                FEBRUARY 8, 2000



    The undersigned hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated January 4, 2000, and does constitute and appoint ANDREW H. TOMPKINS, ALAIN UBOLDI and RORY J. REID, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of common stock, par value $.006 per share, of LADY LUCK GAMING CORPORATION that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Special Meeting of the Stockholders of LADY LUCK GAMING CORPORATION, to be held at the Lady Luck Casino & Hotel, located at 206 North Third Street, Las Vegas, Nevada 89101, on February 8, 2000 at 11:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, on all matters coming before said meeting, hereby revoking all proxies heretofore given with respect to such stock.


    THE SHARES REPRESENTED HEREBY WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THIS PROXY. IF NO INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" PROPOSAL 1 AND PROPOSAL 2, ALL SAID ITEMS BEING FULLY DESCRIBED IN THE NOTICE OF SUCH MEETING AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH IS ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

 1. TO APPROVE THE PROPOSED AGREEMENT AND PLAN OF MERGER, DATED AS OF
    OCTOBER 5, 1999 (THE "MERGER AGREEMENT"), AMONG LADY LUCK, ISLE OF CAPRI CASINOS, INC. ("ISLE OF CAPRI"), AND ISLE MERGER CORP., A WHOLLY OWNED SUBSIDIARY OF ISLE OF CAPRI ("MERGER SUB"), PURSUANT TO WHICH MERGER SUB WILL BE MERGED WITH AND INTO LADY LUCK, THE SEPARATE CORPORATE EXISTENCE OF MERGER SUB SHALL CEASE, AND LADY LUCK SHALL CONTINUE AS THE SURVIVING CORPORATION AND AS A WHOLLY-OWNED SUBSIDIARY OF ISLE OF CAPRI (THE "MERGER").

               / /  FOR           / /  AGAINST           / /  ABSTAIN

 2. TO APPROVE THE PROPOSAL TO GRANT THE LADY LUCK BOARD OF DIRECTORS DISCRETIONARY AUTHORITY TO POSTPONE OR ADJOURN THE SPECIAL MEETING IN ORDER TO SOLICIT ADDITIONAL VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENT IF THE SECRETARY OF LADY LUCK DETERMINES THAT THERE ARE NOT SUFFICIENT VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENT (THE "BOARD ADJOURNMENT AUTHORITY").

               / /  FOR           / /  AGAINST           / /  ABSTAIN

 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                             TO BE SIGNED ON OTHER SIDE

                               (CONTINUED FROM FRONT)

          PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, IT WILL BE VOTED IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL AND ADOPTION OF THE BOARD ADJOURNMENT AUTHORITY.
                                              (SIGNATURE(S))

                                              __________________________________

                                              __________________________________

                                              __________________________________

                                              DATED: ___________________________

                                              PLEASE SIGN EXACTLY AS NAME(S)
                                              APPEARS HEREON, AND WHEN SIGNING
                                              AS ATTORNEY, EXECUTOR,
                                              ADMINISTRATOR, TRUSTEE OR
                                              GUARDIAN, GIVE YOUR FULL TITLE AS
                                              SUCH. IF THE SIGNATORY IS A
                                              CORPORATION, A DULY AUTHORIZED
                                              OFFICER MUST SIGN THE FULL
                                              CORPORATE NAME. WHEN SHARES ARE
                                              HELD BY JOINT TENANTS, BOTH SHOULD
                                              SIGN.